Exhibit 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

The Goodyear Tire & Rubber Company is one of the world’s leading manufacturers of tires and rubber products with one of the most recognized brand names in the world. We have a broad global footprint with 99 manufacturing facilities in 28 countries. Through December 31, 2004, our business was run through seven operating segments: North American Tire; European Union Tire; Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”) (formerly known as “Eastern Europe, Africa and Middle East Tire”), Latin American Tire; Asia/Pacific Tire (formerly known as “Asia Tire”); Engineered Products; and Chemical Products.

          Effective January 1, 2005, Chemical Products was integrated into North American Tire. The integration did not change how we report net income. Segment information for all periods presented has been restated to reflect the integration. During 2004, $818.6 million, or 53.4%, of Chemical Products’ sales and 75.2% of its segment operating income resulted from intercompany transactions. Our total segment sales no longer reflect these intercompany sales. In addition, the segment operating income previously attributable to Chemical Products’ intercompany transactions is no longer included in the total segment operating income that we report.

          In 2004, we had net income of $114.8 million, compared to significant net losses for 2003 and 2002 of $807.4 million (as restated) and $1,246.9 million (as restated), respectively. The net loss in 2002 included a non-cash charge of $1.22 billion (as restated) to establish a valuation allowance against our net deferred tax assets. The improvement in 2004 compared to 2003 is due in part to:

•	a decrease in net after-tax rationalization charges of $215.1 million,

•	an after-tax gain from a settlement with certain insurance companies related to coverage for environmental matters of $156.6 million,

•	a decrease in net after-tax charges for accelerated depreciation and asset writeoffs of $122.0 million,

•	a decrease in net after-tax charges for general and product liability — discontinued products of $85.4 million (as restated), and

•	an increase in net favorable tax adjustments of $10.5 million.

     Earnings in 2004 also benefited from an increase in segment operating income in each of our operating segments, as set forth below:

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Segment Operating Income
North American Tire	$73.5	$(102.5)	$(21.5)
European Union Tire	252.7	129.8	101.1
Eastern Europe, Middle East and Africa Tire	193.8	146.6	93.2
Latin American Tire	251.2	148.6	107.6
Asia/Pacific Tire	61.1	49.9	43.7
Engineered Products	113.2	46.8	39.0

In particular, our results are highly dependent upon the results of our North American Tire segment, which accounted for approximately 47% of our consolidated net sales in 2004. In recent years, North American Tire results have been negatively impacted by several factors, including over-capacity which limits pricing leverage, weakness in the replacement tire market, increased competition from low cost manufacturers, a decline in market share and increases in medical and pension costs. In 2004, North American Tire’s segment operating income improved to $73.5 million on sales of approximately $8.6 billion. The improvement was due primarily to sustained improvement in pricing and a shift in product mix toward more profitable Goodyear brand tires. Additional improvement was a result of savings from rationalization programs, lower benefit costs and increased sales in the consumer replacement market and commercial markets. In addition, our second largest segment, European Union Tire, which accounted for approximately 24% of our consolidated net sales in 2004, had its segment operating income improve to $252.7 million on sales of approximately $4.5 billion. Approximately 11% of the increase in segment operating income from 2003 to 2004 was attributable to currency translation, primarily the Euro. The improvement in European Union Tire also reflected improved pricing and product mix.

          Although our North American segment’s performance improved in 2004, it contributed just 7.8% of our total segment operating income on 46.7% of total segment sales, due primarily to legacy costs for North American retirees such as pension and other postretirement benefit expenses. In contrast, our Latin American and Eastern Europe Tire segments represented only 13.2% of our total segment sales in 2004, while approximately 41.2% of our total segment operating income came from these segments. As a result, increasing competition and unexpected changes in government policies or currency values in these regions could have a disproportionate impact on our ability to sustain profitability

          Higher raw material costs, particularly for natural rubber, continue to negatively impact our results. Raw material costs in our Cost of Goods Sold in 2004 increased by approximately $280 million from 2003. We expect that raw material costs will increase between 6% and 8% in 2005 compared to 2004.

          A key indicator of our operating performance is share of sales, especially in our two largest regions, North America and Western Europe. Listed below is our estimated share of sales in each of these two regions for our two primary tire markets: Original Equipment and Replacement.

	North America		Western Europe
	Estimated Share of Sales		Estimated Share of Sales
	2004	2003	2004	2003
Original Equipment	39.8%	41.3%	23.7%	23.4%
Replacement	25.4%	25.4%	23.4%	23.8%

The above percentages are estimates only and are based on a combination of industry publications and surveys and internal company surveys. In North America, our 2004 share of sales in the replacement segment was comparable to our share in 2003. Our share of sales in the replacement market increased for the Goodyear brand while share of sales for the Dunlop brand decreased. Our 2004 share of sales in the North American original equipment market channel declined compared to 2003 due to our selective fitment strategy in the consumer original equipment business. In Western Europe, our 2004 share of replacement market sales decreased in all segments compared to 2003. OE market share increased in Western Europe due primarily to gains in the commercial market.

          We continue to have a significant amount of debt. On December 31, 2004, our debt (including capital leases) on a consolidated basis was $5.68 billion, compared to $5.08 billion at December 31, 2003. As a result of our increased debt level and higher average interest rates, our interest expense has continued to increase, reaching $368.8 million in 2004, compared to $296.3 million in 2003 and $242.7 million (as restated) in 2002. We anticipate undertaking refinancing activities in order to address $1.01 billion and $1.92 billion of long-term debt maturing in 2005 and 2006, respectively. In addition, refinancing activities will address expected minimum required contributions to our domestic pension plans of approximately $400 million to $425 million in 2005 and $600 million to $775 million in 2006, and the need to enhance our financial flexibility and ensure adequate liquidity. In particular, our $650 million European credit facilities mature on April 30, 2005 and must be either extended or refinanced. As part of our refinancing efforts, we may seek to access the capital markets, although our current credit ratings may restrict our ability to do so. Failure to obtain new financing could have a material adverse effect on our liquidity. In addition, we continue to review potential asset sales.

          We remain subject to a Securities and Exchange Commission (“SEC”) investigation into the facts and circumstances surrounding the restatement of our historical financial statements. We are cooperating fully with the SEC and have provided requested information as expeditiously as possible. Because the SEC investigation is currently ongoing, the outcome cannot be predicted at this time. In May 2004, following the conclusion of certain internal investigations initiated by our Audit Committee, our external auditors advised us that the circumstances they previously identified to us as collectively resulting in a material weakness in October 2003 had each individually become a material weakness. Our external auditors further identified an additional material weakness resulting from intentional overrides of internal controls by middle managerial personnel, particularly related to European Union Tire and workers’ compensation liability in the United States, which our internal investigation had identified and brought to the auditor’s attention. Item 9A of this Form 10-K provides a discussion of remediation activities undertaken relative to these previously-identified material weaknesses and management’s conclusions as to their status as of December 31, 2004. In addition, Item 9A of this report discusses management’s assessment of the effectiveness of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002. That report concludes that our internal controls over financial reporting were ineffective as of December 31, 2004, and cites two material weaknesses in our internal controls. Management’s assessment of the effectiveness of internal controls has been audited by our independent registered public accounting firm. We are currently implementing a remediation plan to address these matters.

          Our results of operations, financial position and liquidity could be adversely affected in future periods by loss of market share or lower demand in the replacement market or from the original equipment industry, which would result in lower levels of plant utilization that would increase unit costs. Also, we could experience higher raw material and energy costs in future periods. These costs, if incurred, may not be recoverable due to pricing pressures present in today’s highly competitive market. Our future results of operations are also dependent on our ability to (i) successfully implement cost reduction programs to address, among other things, higher wage and benefit costs, and (ii) where necessary, reduce excess manufacturing capacity. We are unable to predict future currency fluctuations. Sales and earnings in future periods would be unfavorably impacted if the U.S. dollar strengthens against various foreign currencies, or if economic conditions deteriorate in the United States or Europe. Continued volatile economic conditions or changes in government policies in emerging markets could adversely affect sales and earnings in future periods. We may also be impacted by economic disruptions associated with global events including war, acts of terror and civil obstructions.

RESULTS OF OPERATIONS — CONSOLIDATED

(All per share amounts are diluted)

Net sales in 2004 were $18.37 billion, compared to $15.12 billion (as restated) in 2003 and $13.86 billion (as restated) in 2002.

          Net income of $114.8 million, $0.63 per share, was recorded in 2004. A net loss of $807.4 million (as restated), $4.61 per share (as restated), was recorded in 2003. A net loss of $1.25 billion (as restated), $7.47 per share (as restated), was recorded in 2002, primarily resulting from a non-cash charge of $1.22 billion (as restated), $6.95 per share (as restated) to establish a valuation allowance against our net Federal and state deferred tax assets.

Net Sales

          Net sales in 2004 increased approximately $3.2 billion from 2003. The increase was due primarily to the consolidation of two affiliates deemed to be variable interest entities, South Pacific Tyres (SPT) and Tire & Wheels Assemblies (T&WA), in January 2004. The consolidation of these businesses increased net sales in 2004 by approximately $1.2 billion. Additionally, improved pricing and product mix improvements in all SBUs, primarily in North American Tire, increased 2004 net sales by approximately $799 million. Higher unit volume in North American Tire, Latin American Tire, Eastern Europe Tire and European Union Tire, as well as higher volume in Engineered Products, had a favorable impact on 2004 net sales of approximately $606 million. Currency translation, mainly in Europe, favorably affected 2004 net sales by approximately $542 million.

The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,
(In millions of tires)	2004	2003	2002
North American Tire (U.S. and Canada)	70.8	68.6	69.7
International	88.8	82.0	77.9

Replacement tire units	159.6	150.6	147.6

North American Tire (U.S. and Canada)	31.7	32.6	34.1
International	32.0	30.3	32.6

OE tire units	63.7	62.9	66.7

Goodyear worldwide tire units	223.3	213.5	214.3

Our worldwide tire unit sales in 2004 increased 4.6% from 2003. North American Tire volume in 2004 increased 1.3% from 2003, while international unit sales increased 7.5%. Worldwide replacement unit sales in 2004 increased 6.0% from 2003, due primarily to the consolidation of SPT and improvement in North American Tire, Latin American Tire and Eastern Europe Tire. Original equipment unit sales in 2004 increased 1.2% from 2003, due primarily to the consolidation of SPT and improvement in Eastern Europe Tire, Latin American Tire and European Union Tire. Original equipment and replacement tire unit sales in 2004 increased by approximately 0.8 million and 5.5 million units, respectively, as a result of the consolidation of SPT.

          Net sales (as restated) in 2003 increased $1.2 billion from 2002 (as restated) due primarily to favorable currency translation of approximately $737 million, mainly in Europe. Favorable pricing and product mix in all business units, primarily Latin American Tire and North American Tire, accounted for approximately $418 million of the increase in revenues. In Europe, strong replacement sales also had a favorable impact on 2003 net sales of approximately $104 million.

          Our worldwide tire unit sales in 2003 decreased 0.3% from 2002. North American Tire volume decreased 2.5% in 2003, while international unit sales increased 1.7%. Worldwide replacement unit sales in 2003 increased 2.0% from 2002, due to increases in all regions except North American Tire and Asia/Pacific Tire. Original equipment unit sales decreased 5.6% in 2003, due primarily to a decrease in North American Tire.

Cost of Goods Sold

Cost of goods sold (CGS) was $14.71 billion in 2004, compared to $12.50 billion in 2003 and $11.31 billion in 2002. CGS was 80.1% of sales in 2004, compared to 82.7% in 2003 and 81.6% in 2002. CGS in 2004 increased by approximately $1.0 billion due to the previously mentioned consolidation of SPT and T&WA in accordance with FIN 46, by approximately $429 million in 2004 due to higher volume and approximately $409 million due to currency translation, primarily in Europe. Manufacturing costs related to changes in product mix increased 2004 CGS by approximately $210 million. In addition, 2004 raw material costs increased by approximately $280 million, although conversion costs were flat. Savings from rationalization programs totaling approximately $127 million favorably affected CGS in 2004. CGS in 2004 also includes a fourth quarter benefit of approximately $23.4 million ($19.3 million after tax or $0.09 per share) resulting from a settlement with certain suppliers of various raw materials.

          CGS (as restated) in 2003 increased by approximately $554 million from 2002 due to currency movements, primarily in Europe. In addition, raw material costs in 2003, largely for natural and synthetic rubber, rose by approximately $335 million. CGS in 2003 also increased by approximately $133 million due to accelerated depreciation charges, asset impairment charges and write-offs related to 2003 rationalization actions. Manufacturing costs related to improvements in product mix, primarily in North American Tire, increased 2003 CGS by approximately $184 million. In addition, costs increased in Latin American Tire due to inflation. Savings from rationalization programs of approximately $61 million, mainly in European Union Tire and North American Tire, and the change in vacation policy described below of approximately $33 million favorably affected 2003 CGS. CGS in 2003 included $16.8 million of net charges related to Engineered Products account reconciliations that were recorded in conjunction with the restatement.

          Research and development expenditures are expensed in CGS as incurred and were $378.2 million in 2004, compared to $351.0 million (as restated) in 2003 and $386.5 million (as restated) in 2002. Research and development expenditures in 2005 are expected to be approximately $380 to $390 million.

Selling, Administrative and General Expense

Selling, administrative and general expense (SAG) was $2.83 billion in 2004, compared to $2.37 billion in 2003 and $2.20 billion in 2002. SAG in 2004 was 15.4% of sales, compared to 15.7% in 2003 and 15.9% in 2002. SAG increased by approximately $200 million in 2004 due to the previously mentioned consolidation of SPT and T&WA in accordance with FIN 46. SAG in 2004 included expenses of approximately $30 million for professional fees associated with the restatement and SEC investigation, and approximately $25 million for Sarbanes-Oxley compliance. We estimate that external costs for Sarbanes-Oxley compliance will be approximately $10 million to $15 million in 2005. Currency translation, primarily in Europe, increased SAG in 2004 by approximately $101 million. Advertising expenses were approximately $46 million higher due in part to the launch of the Assurance tire in North America, and wage and benefit costs rose by approximately $46 million. SAG in 2004 benefited from approximately $28 million in savings from rationalization programs.

          SAG (as restated) increased in 2003 due primarily to currency translation, mainly in Europe, of approximately $132 million and higher wages and benefits of approximately $72 million. SAG also reflected increased advertising expense, largely in European Union Tire and North American Tire, of approximately $29 million and increased corporate consulting fees of approximately $23 million. SAG was favorably affected by savings from rationalization programs of approximately $74 million and by the change in vacation policy described below of approximately $34 million.

Other Cost Reduction Measures

During 2002, we announced the suspension of the matching contribution portion of our savings plans for all salaried associates, effective January 1, 2003. Effective April 20, 2003, we suspended the matching contribution portion of the savings plan for bargaining unit associates, including those covered by our master contract with the USWA. We contributed approximately $38 million to the savings plans in 2002. In addition, we changed our vacation policy for domestic salaried associates in 2002. As a result of the changes to the policy, we did not incur vacation expense for domestic salaried associates in 2003. Vacation expense was approximately $67 million lower in 2003 compared to 2002 due to the impact of this change in vacation policy.

Interest Expense

Interest expense in 2004 was $368.8 million, compared to $296.3 million in 2003 and $242.7 million (as restated) in 2002. Interest expense increased in 2004 from 2003 due to higher average debt levels, higher average interest rates and the April 1, 2003 restructuring and refinancing of our credit facilities. Interest expense increased in 2003 from 2002 (as restated) due to higher average debt levels. While we expect interest expense to increase in 2005 due to higher interest rates and higher average debt levels, we expect that the $3.35 billion refinancing we announced in February 2005 will partially offset this increase by reducing the amount over LIBOR we pay to maintain the refinanced facilities.

Other (Income) and Expense

Other (income) and expense was $8.2 million in 2004, compared to $263.4 million (as restated) in 2003 and $56.8 million in 2002. Other (income) and expense included accounts receivable sales fees, debt refinancing fees and commitment fees totaling $116.5 million, $99.4 million and $48.4 million in 2004, 2003 and 2002, respectively. The higher level of financing fees and financial instruments in 2003 and 2004 was due to costs resulting from refinancing activities in those years. Amounts in 2004 included $20.5 million of deferred costs written-off in connection with refinancing activities in 2004. Financing fees and financial instruments included $45.6 million in 2003 related to new facilities in that year. Refer to the Note to the Financial Statements No. 11, Financing Arrangements and Derivative Financial Instruments, for further information about refinancing activities. We expect to incur additional financing fees in the future related to refinancings and capital market transactions.

          Other (income) and expense included net charges for general and product liability-discontinued products totaling $52.7 million, $138.1 million (as restated) and $33.8 million in 2004, 2003 and 2002, respectively. These charges related to asbestos personal injury claims and for liabilities related to Entran II claims, net of insurance recoveries. Of the $52.7 million of net expense recorded in 2004, $41.4 million related to Entran II claims ($141.4 million of expense and $100.0 million of insurance recoveries) and $11.3 million related to asbestos claims ($13.0 million of expense and $1.7 million of probable insurance recoveries). Of the $138.1 million (as restated) of net expense recorded in 2003, $180.4 million related to Entran II claims ($255.4 million of expense and $75.0 million of insurance recoveries) and $(42.3) million (as restated) related to asbestos claims ($24.3 million of expense and $66.6 million of probable insurance recoveries). Of the $33.8 million of net expense recorded in 2002, $9.8 million related to Entran II claims and $24.0 million related to asbestos claims. We did not record any probable insurance recoveries in 2002. Refer to the Note to the Financial Statements No. 20, Commitments and Contingent Liabilities, for further information about general and product liabilities.

          Other (income) and expense in 2004 included a gain of $13.3 million ($10.3 million after tax or $0.05 per share) on the sale of assets in North American Tire, European Union Tire and Engineered Products. In addition, a loss of $17.5 million ($17.8 million after tax or $0.09 per share) was recorded in 2004 on the sale of corporate assets and assets in North American Tire and European Union Tire, including a loss of $14.5 million ($15.6 million after tax or $0.08 per share) on the write-down of the assets of our natural rubber plantations in Indonesia. Other (income) and expense in 2004 also included a charge of $11.7 million ($11.6 million after tax or $0.07 per share) for insurance fire loss deductibles related to fires at our facilities in Germany, France and Thailand. During 2004, approximately $36 million in insurance recoveries were received related to these fire losses.

          Other (income) and expense in the 2004 fourth quarter included a benefit of $156.6 million ($156.6 million after tax or $0.75 per share) resulting from a settlement with certain insurance companies. We will receive $159.4 million ($156.6 million plus imputed interest of $2.8 million) in installments in 2005 and 2006 in exchange for releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded over prior years.

          Other (income) and expense in 2003 included a loss of $17.6 million ($8.9 million after tax or $0.05 per share) on the sale of 20,833,000 shares of common stock of Sumitomo Rubber Industries, Ltd. in the second quarter. A loss of $14.4 million ($13.2 million after tax or $0.08 per share) was recorded in 2003 on the sale of assets in Engineered Products, North American Tire and European Union Tire. A gain of $6.9 million ($5.8 million after tax or $0.04 per share) was recorded in 2003 resulting from the sale of assets in Asia/Pacific Tire, Latin American Tire and European Union Tire.

          Other (income) and expense in 2002 included gains of $28.0 million ($23.7 million after tax or $0.14 per share) resulting from the sale of assets in Latin American Tire, Engineered Products and European Union Tire. The write-off of a miscellaneous investment of $4.1 million ($4.1 million after tax or $0.02 per share) was also included in Other (income) and expense in 2002.

          For further information, refer to the Note to the Financial Statements No. 4, Other (Income) and Expense.

Foreign Currency Exchange

Net foreign currency exchange loss was $23.4 million in 2004, compared to a net loss of $40.7 million (as restated) in 2003 and a net gain of $8.7 million (as restated) in 2002. Foreign currency exchange loss in 2004 was lower than in 2003 (as restated), as 2003 (as restated) reflected the weakening of the Brazilian Real versus the U.S. dollar. The loss in 2003 (as restated) included approximately $48 million of increased losses versus 2002 due to currency movements on U.S. dollar-denominated monetary items in Brazil and Chile. Net foreign currency exchange gain in 2002 (as restated) benefited by approximately $16 million from currency movements on U.S. dollar-denominated monetary items in Brazil. A loss of approximately $8 million resulting from currency movements on U.S. dollar-denominated monetary items in Argentina was also recorded in 2002.

Equity in (Earnings) Losses of Affiliates

Equity in earnings of affiliates in 2004 was income of $8.4 million, compared to a loss of $14.5 million (as restated) in 2003 and a loss of $13.8 million (as restated) in 2002. The improvement in 2004 was due primarily to improved results at Rubbernetwork.com and the consolidation of South Pacific Tyres (SPT). Our share of losses at SPT was included in 2003 and 2002. SPT was consolidated effective January 1, 2004, pursuant to the provisions of FIN 46.

Income Taxes

For 2004, we recorded tax expense of $207.9 million on income before income taxes and minority interest in net income of subsidiaries of $380.5 million. For 2003, we recorded tax expense of $117.1 million (as restated) on a loss before income taxes and minority interest in net income of subsidiaries of $657.5 million (as restated). For 2002, we recorded tax expense of $1.23 billion (as restated) on income before income taxes and minority interest in net income of subsidiaries of $36.6 million (as restated).

          The difference between our effective tax rate and the U.S. statutory rate was due primarily to our continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets. In 2002 we recorded a non-cash charge of $1.22 billion (as restated) ($6.95 per share (as restated)) to establish this valuation allowance.

          Income tax expense in 2004 includes net favorable tax adjustments totaling $60.1 million. These adjustments related primarily to the settlement of prior years’ tax liabilities.

          In 2002, we determined that earnings of certain international subsidiaries would no longer be permanently reinvested in working capital. Accordingly, we recorded a provision of $50.2 million for the incremental taxes incurred or to be incurred upon inclusion of such earnings in Federal taxable income.

          The American Job Creation Act of 2004 (the Act) was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. As we are both an exporter and a domestic manufacturer and in a U.S. tax loss position, this change should have no material impact on our income tax provision. The Act also provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated no later than 2005. We have started an evaluation of the effects of the repatriation provision. We do not anticipate that the repatriation of foreign earnings under the Act would provide an overall tax benefit to us. However, we do not expect to be able to complete this evaluation until our 2005 tax position has been more precisely determined and the U.S. Congress or the U.S. Treasury Department provide additional guidance on certain of the Act’s provisions. Any repatriation of earnings under the Act is not expected to have a material impact on our results of operations, financial position or liquidity.

          The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. As of December 31, 2004, we had not recognized tax benefits of approximately $180 million relating to the reorganization of legal entities in 2001. Pursuant to the reorganization, our tax payments have been reduced by approximately $67 million through December 31, 2004. Should the ultimate outcome be unfavorable, we would be required to make a cash payment for all tax reductions claimed as of that date.

          For further information, refer to the Note to the Financial Statements No. 14, Income Taxes.

Rationalization Activity

To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess capacity, eliminating redundancies and reducing costs. We recorded net rationalization costs of $55.6 million in 2004, $291.5 million in 2003 and $5.5 million in 2002. As of December 31, 2004, we had reduced employment levels by approximately 6,800 from January 1, 2002 and approximately 18,000 since January 1, 2000, primarily as a result of rationalization activities.

2004

          In 2004, net charges were recorded totaling $55.6 million ($52.0 million after-tax or $0.27 per share). The net charges included reversals of $39.2 million ($32.2 million after tax or $0.17 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $94.8 million ($84.2 million after tax or $0.44 per share). Included in the $94.8 million of new charges are $77.4 million for plans initiated in 2004. These plans consisted of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, manufacturing, sales, research and development and administrative associate reductions in North American Tire, and administrative associate reductions in European Union Tire and corporate functional groups. Approximately 1,400 associates will be released under programs initiated in 2004, of which approximately 640 were released by December 31, 2004. The costs of the 2004 actions consisted of $40.1 million related to future cash outflows, primarily for associate severance costs, $31.9 million in non-cash pension curtailments and postretirement benefit costs, and $5.4 million of noncancelable lease costs and other exit costs. Costs in 2004 also included $16.3 million related to plans initiated in 2003, consisting of $13.7 million for noncancelable lease costs and other exit costs and $2.6 million of associate-related costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $34.9 million and lower leasehold and other exit costs of $4.3 million. Of the $34.9 million of associate severance cost reversals, $12.0 million related to previously-approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.

          In 2004, $75.0 million was incurred primarily for associate severance payments, $34.6 million for non-cash pension curtailments and postretirement benefit costs, and $22.9 million was incurred for noncancelable lease costs and other costs. The remaining accrual balance for all programs was $67.6 million at December 31, 2004, substantially all of which is expected to be utilized within the next 12 months. In addition, accelerated depreciation charges totaling $10.4 million were recorded in 2004 for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2004 and 2003 in European Union Tire, Latin American Tire and Engineered Products. During 2004, $7.7 million was recorded as CGS and $2.7 million was recorded as SAG.

2003

          In 2003, net charges were recorded totaling $291.5 million ($267.1 million after tax or $1.52 per share). The net charges included reversals of $15.7 million ($14.3 million after tax or $0.08 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $307.2 million ($281.4 million after tax or $1.60 per share). The 2003 rationalization actions consisted of manufacturing, research and development, administrative and retail consolidations in North America, Europe and Latin America. Of the $307.2 million of new charges, $174.8 million related to future cash outflows, primarily associate severance costs, and $132.4 million related primarily to non-cash special termination benefits and pension and retiree benefit curtailments. Approximately 4,400 associates will be released under the programs initiated in 2003, of which approximately 2,700 were exited in 2003 and approximately 1,500 were exited during 2004. The reversals are primarily the result of lower than initially estimated associate-related payments of approximately $12 million, favorable sublease contract signings in the European Union of approximately $3 million and lower contract termination costs in the United States of approximately $1 million. These reversals do not represent changes in the plans as originally approved by management.

          As part of the 2003 rationalization program, we closed our Huntsville, Alabama tire facility in the fourth quarter of 2003. Of the $307.2 million of new rationalization charges in 2003, approximately $138 million related to the Huntsville closure and were primarily for associate-related costs, including severance, special termination benefits and pension and retiree benefit curtailments. The Huntsville closure also resulted in charges to CGS of approximately $35 million for asset impairments and $85 million for accelerated depreciation and the write-off of spare parts. In addition, 2003 CGS included charges totaling approximately $8 million to write-off construction in progress related to the research and development rationalization plan, and approximately $5 million for accelerated depreciation on equipment taken out of service at European Union Tire’s facility in Wolverhampton, England.

2002

          In 2002, net charges were recorded totaling $5.5 million ($6.4 million after tax or $0.03 per share). The net charges included reversals of $18.0 million ($14.3 million after tax or $0.09 per share) for reserves from rationalization actions no longer needed for their originally intended purpose. In addition, new charges were recorded totaling $26.5 million ($23.0 million after tax or $0.14 per share) and other credits were recorded totaling $3.0 million ($2.3 million after tax or $0.02 per share). The 2002 rationalization actions consisted of a manufacturing facility consolidation in Europe, the closure of a mold manufacturing facility and a plant consolidation in the United States, and administrative consolidations. Of the $26.5 million charge, $24.2 million related to future cash outflows, primarily associate severance costs, and $2.3 million related to non-cash write-offs of equipment taken out of service in the Engineered Products and North American Tire Segments.

General

          Upon completion of the 2004 plans, we estimate that annual operating costs will be reduced by approximately $110 million (approximately $50 million CGS and approximately $60 million SAG), of which $9 million was realized during 2004. We estimate that CGS and SAG were reduced in 2004 by approximately $120 million and $64 million, respectively, as a result of the implementation of the 2003 plans. Plan savings have been substantially offset by higher SAG and conversion costs including increased compensation and benefit costs.

          The remaining reserve for costs related to the completion of our rationalization actions was $67.6 million and $143.0 million at December 31, 2004 and 2003, respectively.

          For further information, refer to the Note to the Financial Statements No. 3, Costs Associated with Rationalization Programs.

RECENTLY ISSUED ACCOUNTING STANDARDS

We have adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (EITF 04-08). This pronouncement requires shares issuable under contingent conversion provisions in debt agreements to be included in the calculation of diluted earnings per share, if the impact is dilutive, regardless of whether the provisions of the contingent features had been met. The provisions of EITF 04-08 are effective for reporting periods ending after December 15, 2004. Retroactive restatement of diluted earnings per share is required.

          There are contingent conversion features included in our $350 million 4% Convertible Senior Notes due 2034, issued on July 2, 2004. Accordingly, average shares outstanding — diluted in 2004 included approximately 29.1 million contingently issuable shares in each of the third and fourth quarters and 14.5 million shares in the full year. Net income per share — diluted in 2004 included an earnings adjustment representing avoided after-tax interest expense of $3.5 million in each of the third and fourth quarters, reflecting the assumed conversion. Diluted earnings per share in 2004 were reduced by approximately $0.02 in the third quarter, $0.08 in the fourth quarter and $0.01 in the full year as a result of the adoption of this standard.

          The Financial Accounting Standards Board (FASB) issued Staff Position No. 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities” (FSP 129-1). FSP 129-1 clarified certain disclosure requirements of the contingent conversion features of convertible securities. FSP 129-1 was effective immediately upon its release. Our disclosures related to our $350 million 4% Convertible Senior Notes due 2034 are in compliance with the disclosure requirements of FSP 129-1.

          The FASB issued, on May 19, 2004, FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2). FSP 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive transition approaches. Based on the proposed regulations, during 2004 we determined that the overall impact of the adoption of FSP 106-2 was a reduction of expense in 2004 and in future annual periods of approximately $2 million on an annual basis. The adoption of FSP 106-2 also reduced our accumulated postretirement benefit obligation by approximately $19.7 million during 2004. On January 21, 2005 final regulations were issued. Based on the clarifications provided in the final regulations, our net periodic postretirement cost is expected to be lower by approximately $50 million in 2005, and the accumulated postretirement benefit obligation is expected to be reduced by approximately $475 million to $525 million during 2005.

          The FASB has issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). Under the provisions of SFAS 123R, companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. We must adopt the provisions of SFAS 123R as of the beginning of the first interim reporting period that begins after June 15, 2005 (i.e. the third quarter of 2005), with early adoption encouraged. SFAS 123R applies to all awards granted, modified, repurchased or cancelled by us after June 30, 2005.

          SFAS 123R allowed companies various transition approaches. We are currently assessing the timing and the transition method that we will use for the adoption of SFAS 123R. We expect to recognize additional compensation cost of approximately $3 million to $4 million per quarter that was not previously required to be recognized, beginning in the quarter in which we first implement the provisions of SFAS 123R. We do not expect the adoption of SFAS 123R to have a material impact on our results of operations, financial position or liquidity.

          On October 22, 2004, the American Jobs Creation Act of 2004 (the Act) was signed into law. The Act, when fully phased-in, includes a tax deduction of up to 9 percent of the lesser of (a) qualified production activities income or (b) taxable income, both as defined in the Act. In addition, The Act includes a special one-time tax deduction of 85 percent of certain foreign earnings that are repatriated no later than in the 2005 tax year. The FASB issued two staff positions to address the accounting for income taxes in conjunction with the Act. FASB Staff Position No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004” (FSP 109-1), was effective upon its release on December 22, 2004. FSP 109-1 requires us to treat the tax deduction as a special deduction instead of a change in tax rate that would have impacted our existing deferred tax balances. Based on current earnings levels, this provision should not have a material impact on our income tax provision.

          FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP 109-2), established accounting and disclosure requirements for enterprises in the process of evaluating, or completing the evaluation of, the repatriation provision of the Act. We have started an evaluation of the effects of the repatriation provision. We do not anticipate repatriating foreign earnings under the Act, as it may not provide an overall tax benefit. However, we do not expect to be able to complete this evaluation until our 2005 tax position has been more precisely determined and Congress or the Treasury Department provide additional clarifying language on key elements of the provision. If we ultimately determine to elect to repatriate earnings under the Act, it would not have a material impact on our results of operations, financial position or liquidity.

          The FASB has issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151). The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, abnormal amounts of idle facility expense, freight, handling costs and spoilage. SFAS 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on our results of operations, financial position or liquidity.

          The FASB has issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29” (SFAS 153). The provisions of SFAS 153 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the IASB related to the value on which the measurement of nonmonetary exchanges should be based. APB Opinion No. 29 (APB 29) provides that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. An exception was provided in APB 29 to measure exchanges of similar productive assets based on book values. SFAS 153 eliminates the exception in APB 29 for similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary exchanges occurring in periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our results of operations, financial position or liquidity.

          The EITF issued Topic 03-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, (EITF 03-06). EITF 03-06 requires the use of the two-class method of computing EPS for enterprises with participating securities or multiple classes of common stock. The provisions of EITF 03-06 are effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have an impact on our EPS.

UNION AGREEMENT

Our master contract with the USWA committed us to consummate the issuance or placement of at least $250 million of debt securities and at least $75 million of equity or equity-linked securities by December 31, 2003 or the USWA would have the right to file a grievance and strike. On March 12, 2004, we completed a private offering of $650 million in senior secured notes due 2011, consisting of $450 million of 11% senior secured notes and $200 million of floating rate notes at LIBOR plus 8%. On July 2, 2004, we completed a private offering of $350 million in 4% convertible senior notes due 2034 (an equity-linked security). Under the master contract we also committed to launch, by December 1, 2004, a refinancing of our U.S. term loan and revolving credit facilities due in April 2005, with loans or securities having a term of at least three years. We completed the refinancing of the U.S. term loan in March 2004 and refinanced the U.S. revolving credit facility in August 2004. In the event of a strike by the USWA, our operations and liquidity could be materially adversely affected.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Actual results could differ from those estimates. Significant estimates include:

•	general and product liability and other litigation

•	environmental liabilities

•	workers’ compensation

•	recoverability of goodwill and other intangible assets

•	deferred tax asset valuation allowance

•	pension and other postretirement benefits

•	allowance for doubtful accounts

          On an ongoing basis, management reviews its estimates, based on currently available information. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

General and Product Liability and Other Litigation. General and product liability and other recorded litigation liabilities are recorded based on management’s analysis that a loss arising from these matters is probable. If the loss can be reasonably estimated, we record the amount of the estimated loss. If the loss is estimated using a range and no point within the range is more probable than another, we record the minimum amount in the range. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Loss ranges are based upon the specific facts of each claim or class of claim and were determined after review by our in-house counsel, external counsel or a combination thereof. Court rulings on our cases or similar cases could impact our assessment of the probability and estimate of our loss, which could have an impact on our reported results of operations, financial position and liquidity. We record insurance recovery receivables related to our litigation claims when it is probable we will receive reimbursement from the insurer. Specifically, we are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos 1) in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or 2) in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts.

          Due to the potential exposure that the asbestos claims represent, we began using an independent asbestos valuation firm in connection with the preparation of our 2003 financial statements. The firm was engaged to review our existing reserves for pending claims, determine whether or not we could make a reasonable estimate of the liability associated with unasserted asbestos claims, and review our method of determining our receivables from probable insurance recoveries.

          Prior to the fourth quarter of 2003, our estimate for asbestos liability was based upon a review of the various characteristics of the pending claims by an experienced asbestos counsel. In addition, at that time we did not have an accrual for unasserted claims, as sufficient information was deemed to be not available to reliably estimate such an obligation prior to the fourth quarter of 2003.

     After reviewing our recent settlement history by jurisdiction, law firm, disease type and alleged date of first exposure, the valuation firm cited two primary reasons for us to refine our valuation assumptions. First, in calculating our estimated liability, the valuation firm determined that we had previously assumed that we would resolve more claims in the foreseeable future than is likely based on our historical record and nationwide trends. As a result, we now assume that a smaller percentage of pending claims will be resolved within the predictable future. Second, the valuation firm determined that it was not possible to estimate a liability for as many non-malignancy claims as we had done in the past. As a result, our current estimated liability includes fewer liabilities associated with non-malignancy claims than were included prior to December 2003.

     A significant assumption in our estimated liability is that it represents our estimated liability through 2008, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or changed circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $119.3 million at December 31, 2004 and $134.7 million (as restated) at December 31, 2003. The portion of the liability associated with unasserted asbestos claims was $37.9 million at December 31, 2004 and $54.4 million (as restated) at December 31, 2003. At December 31, 2004, our liability with respect to asserted claims and related defense costs was $81.4 million, compared to $80.3 million (as restated) at December 31, 2003.

     We maintain primary insurance coverage under coverage-in-place agreements as well as excess liability insurance with respect to asbestos liabilities. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.

     Prior to 2003, we did not record a receivable for expected recoveries from excess carriers in respect of asbestos-related matters. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors, including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determined an amount we expect is probable of recovery from such carriers. Accordingly, we recorded a receivable during 2003, which represents an estimate of recovery from our excess coverage insurance carriers relating to potential asbestos-related liabilities.

     The valuation firm also reviewed our method of valuing receivables recorded for probable insurance recoveries. Based upon the model employed by the valuation firm, as of December 31, 2004, (i) we had recorded a receivable related to asbestos claims of $107.8 million, compared to $121.3 million (as restated) at December 31, 2003, and (ii) we expect that approximately 90% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $9.4 million and $11.8 million (as restated) was included in Current assets as part of Accounts and notes receivable at December 31, 2004 and 2003, respectively.

     In addition to our asbestos claims, we are a defendant in various lawsuits related to our Entran II rubber hose product. During 2004, we entered into a settlement agreement to address a substantial portion of our Entran II liabilities. The claims associated with the plaintiffs that opted not to participate in the settlement will be evaluated in a manner consistent with our other litigation claims. We had recorded liabilities related to Entran II claims totaling $307.2 million at December 31, 2004 and $246.1 million at December 31, 2003.

Environmental Matters. We had recorded liabilities totaling $39.5 million at December 31, 2004 and $32.6 million (as restated) at December 31, 2003 for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us. Our environmental liabilities are based upon our best estimate of the cost to remediate the identified locations. Our process for estimating the costs entails management selecting the best remediation alternative based upon either an internal analysis or third party studies and proposals. Our estimates are based upon the current law and approved remediation technology. The actual cost that will be incurred may differ from these estimates based upon changes in environmental laws and standards, approval of new environmental remediation technology, and the extent to which other responsible parties ultimately contribute to the remediation efforts.

Workers’ Compensation. We had recorded liabilities, on a discounted basis, totaling $230.7 million and $195.7 million (as restated) for anticipated costs related to workers’ compensation at December 31, 2004 and December 31, 2003, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update our loss development factors based on actuarial analyses. The increase in the liability from 2003 to 2004 was due primarily to an increase in reserves for existing claims, reflecting revised estimates of our ultimate liability in these cases, and updated actuarial assumptions related to unasserted claims. At December 31, 2004, the liability was discounted using the risk-free rate of return.

     For further information on general and product liability and other litigation, environmental matters and workers’ compensation, refer to the Note to the Financial Statements No. 20, Commitments and Contingencies.

Goodwill and Other Intangible Assets. Generally accepted accounting principles do not permit goodwill or other intangible assets with indefinite lives to be amortized. Rather, these assets must be tested annually for impairment. The impairment testing would have to be performed more frequently than on an annual basis as a result of the occurrence of a potential indicator of impairment.

     For purposes of our annual impairment testing, we determine the estimated fair values of our reporting units using a valuation methodology based upon an EBITDA multiple using comparable companies in the global automotive industry sector and a discounted cash flow approach. The EBITDA multiple is adjusted if necessary to reflect local market conditions and recent transactions. The EBITDA of the reporting units are adjusted to exclude certain non-recurring or unusual items and corporate charges. EBITDA is based upon a combination of historical and forecasted results. Significant decreases in EBITDA in future periods could be an indication of a potential impairment. Additionally, valuation multiples in the global automotive industry sector would have to decline in excess of 25% to indicate a potential goodwill impairment.

     Goodwill totaled $720.3 million and other intangible assets totaled $162.6 million at December 31, 2004. We completed our 2004 annual valuation during the third quarter of 2004. The valuation indicated that there was no impairment of goodwill or other intangible assets with indefinite lives.

Deferred Tax Asset Valuation Allowance. At December 31, 2004, we had valuation allowances aggregating $2.1 billion against all of our net Federal and state and some of our foreign net deferred tax assets.

     The valuation allowance was calculated in accordance with the provisions of SFAS 109 which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance. In accordance with SFAS 109, evidence, such as operating results during the most recent three-year period, is given more weight than our expectations of future profitability, which are inherently uncertain. Our U.S. losses in recent periods represented sufficient negative evidence to require a full valuation allowance against our net Federal and state deferred tax assets under SFAS 109. We intend to maintain a valuation allowance against our net deferred tax assets until sufficient positive evidence exists to support realization of such assets.

Pensions and Other Postretirement Benefits. Our recorded liability for pensions and postretirement benefits other than pensions is based on a number of assumptions, including:

•	future health care costs,

•	maximum company-covered benefit costs,

•	life expectancies,

•	retirement rates,

•	discount rates,

•	long term rates of return on plan assets, and

•	future compensation levels.

     Certain of these assumptions are determined with the assistance of outside actuaries. Assumptions about future health care costs, life expectancies, retirement rates and future compensation levels are based on past experience and anticipated future trends, including an assumption about inflation. The discount rate for our U.S. plans is derived from a portfolio of corporate bonds from issuers rated AA- or higher by S&P. The total cash flows provided by the portfolio are similar to the timing of our expected benefit payment cash flows. The long term rate of return on plan assets is based on the compound annualized return of our U.S. pension fund over periods of 15 years or more, asset class return expectations and long-term inflation. These assumptions are regularly reviewed and revised when appropriate, and changes in one or more of them could affect the amount of our recorded net expenses for these benefits. If the actual experience differs from expectations, our financial position, results of operations and liquidity in future periods could be affected.

     The discount rate used in determining the recorded liability for our U.S. pension and postretirement plans was 5.75% for 2004, compared to 6.25% for 2003 and 6.75% for 2002. The decrease in the rate was due primarily to lower interest rates on long-term highly rated corporate bonds. As a result, interest cost included in our net periodic pension cost increased to $421.0 million in 2004, compared to $399.8 million in 2003 and $385.0 million in 2002. Interest cost included in our net periodic postretirement cost was $188.1 million in 2004, compared to $174.0 million in 2003 and $186.9 million in 2002. Actual returns on plan assets were 12.1% in 2004, compared to expected returns of 8.5%.

     The following table presents the sensitivity of our projected pension benefit obligation, accumulated other postretirement obligation, shareholders’ equity, and 2005 expense to the indicated increase/decrease in key assumptions:

		+ / - Change at December 31, 2004
(Dollars in millions)	Change	PBO/ABO	Equity	2005 Expense
Pensions:
Assumption:
Discount rate	+/- 0.5%	$260	$260	$14
Actual return on assets	+/- 1.0%	N/A	30	32
Estimated return on assets	+/- 1.0%	N/A	N/A	30

Postretirement Benefits:
Assumption:
Discount rate	+/- 0.5%	$148	N/A	$4
Health care cost trends — total cost	+/- 1.0%	14	N/A	2

For further information on pensions, refer to the Note to the Financial Statements No. 13, Pensions, Other Postretirement Benefits and Savings Plans.

Allowance for Doubtful Accounts. The allowance for doubtful accounts represents an estimate of the losses expected from our accounts and notes receivable portfolio. The level of the allowance is based on many quantitative and qualitative factors, including historical loss experience by region, portfolio duration, economic conditions and credit risk quality. The adequacy of the allowance is assessed quarterly.

     Different assumptions or changes in economic conditions would result in changes to the allowance for doubtful accounts. The allowance for doubtful accounts totaled $144.4 million and $128.9 million (as restated) at December 31, 2004 and 2003, respectively.

RESULTS OF OPERATIONS — SEGMENT INFORMATION

Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition. The Tire business is managed on a regional basis. Engineered Products is managed on a global basis.

     Results of operations in the Tire and Engineered Products segments were measured based on net sales to unaffiliated customers and segment operating income. Segment operating income included transfers to other SBUs. Segment operating income was computed as follows: Net Sales less CGS (excluding accelerated depreciation charges, asset impairment charges and asset write-offs) and SAG (including certain allocated corporate administrative expenses). Segment operating income also included equity in (earnings) losses of most unconsolidated affiliates. Equity in (earnings) losses of certain unconsolidated affiliates, including SPT (in 2003 and 2002) and Rubbernetwork.com, was not included in segment operating income. Segment operating income did not include the previously discussed segment rationalization charges, asset sales and certain asset impairments and write-offs.

     Total segment operating income was $945.5 million in 2004, $419.2 million (as restated) in 2003 and $363.1 million (as restated) in 2002. Total segment operating margin (segment operating income divided by segment sales) in 2004 was 5.2%, compared to 2.8% (as restated) in 2003 and 2.6% in 2002.

     Effective January 1, 2004, we consolidated our investments in T&WA and SPT pursuant to the provisions of FIN 46. In 2003 and 2002, results of operations of T&WA and SPT were reflected in our Consolidated Statement of Operations using the equity method. Equity in earnings (loss) of T&WA was included in North American Tire segment operating income in those years.

     Management believes that total segment operating income is useful because it represents the aggregate value of income created by our SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBUs’ segment operating income, as determined in accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Refer to the Note to the Financial Statements No. 18, Business Segments, for further information and for a reconciliation of total segment operating income to Income (Loss) before Income Taxes.

North American Tire

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Tire Units	102.5	101.2	103.8
Net Sales	$8,568.6	$7,279.2	$7,097.7
Operating Income (Loss)	73.5	(102.5)	(21.5)
Operating Margin	0.9%	(1.4)%	(0.3)%

North American Tire unit sales in 2004 increased 1.3 million units or 1.3% from 2003 but decreased 1.3 million units or 1.3% from 2002. Replacement unit sales in 2004 increased 2.2 million units or 3.2% from 2003 and 1.1 million units or 1.6% from 2002. Original equipment volume in 2004 decreased 0.9 million units or 2.6% from 2003 and 2.4 million units or 7.1% from 2002. Replacement unit volume in 2004 increased from 2003 due primarily to higher sales of Goodyear brand tires. OE unit sales in 2004 decreased from 2003 due primarily to a slowdown in the automotive industry that resulted in lower levels of vehicle production and our selective fitment strategy in the consumer original equipment business.

     Net sales in 2004 increased 17.7% from 2003 and 20.7% from 2002. Net sales in 2004 increased $523.8 million from 2003 due to the consolidation of T&WA in January 2004 in accordance with FIN 46. Sales were also favorably affected by approximately $312 million resulting from favorable pricing and product mix, due primarily to strong sales of Goodyear brand consumer tires and commercial tires. In addition, net sales benefited by approximately $271 million due to increased volume, mainly in the commercial OE and consumer replacement and retail markets. External chemical sales increased approximately $189 million primarily from increased pricing and improved volume.

     Net sales in 2003 increased 2.6% from 2002. Net sales increased in 2003 due to improved pricing and product mix of approximately $118 million, primarily in the consumer replacement and original equipment markets, and lower product related adjustments of approximately $10 million. The production slowdown by automakers and a decrease in the consumer replacement custom brand channel contributed to lower volume of approximately $86 million in 2003. External chemical sales increased approximately $130 million primarily from increased pricing and improved volume in both natural and synthetic rubber.

     During 2002, we supplied approximately 500 thousand tire units with an operating income benefit of approximately $10 million in connection with the Ford tire replacement program. Ford ended the replacement program on March 31, 2002.

     Operating income in 2004 increased significantly from 2003 and 2002. Operating income in 2004 rose from 2003 (as restated) due primarily to improvements in pricing and product mix of approximately $201 million, primarily in the consumer and commercial replacement markets. In addition, operating income benefited by approximately $65 million from increased volume, primarily in the consumer replacement, commercial OE and retail markets. Operating income was favorably affected by savings from rationalization programs totaling approximately $78 million. Operating income in 2004 was unfavorably impacted by increased raw material costs of approximately $99 million and higher transportation costs of $32 million. SAG in 2004 was approximately $58 million higher than in 2003, due in part to increased advertising costs of approximately $25 million and increased compensation and benefits costs of approximately $12 million. External chemical operating income improved approximately $14 million due to improved pricing and product mix and higher volume.

     Operating income in 2003 (as restated) decreased significantly from 2002 (as restated). Higher raw materials costs of approximately $151 million, higher manufacturing conversion costs of approximately $86 million, primarily related to contractual increases, and lower consumer volume of approximately $12 million adversely impacted 2003 operating income. Operating income benefited by approximately $66 million from savings related to rationalization programs and by approximately $37 million due to lower research and development expenditures. Operating income in 2003 (as restated) included a benefit of approximately $51 million from the previously mentioned change in the domestic salaried associates’ vacation policy, and $20 million of insurance recoveries related to general and product liabilities. External chemical operating income deteriorated by approximately $8 million due to increased raw material and conversion costs.

     Operating income did not include net rationalization charges (credits) totaling $8.4 million in 2004, $191.9 million in 2003 and $(1.9) million in 2002. In addition, operating income did not include losses on asset sales of $13.2 million in 2004 and $3.8 million in 2003, and the write-off of a miscellaneous investment totaling $4.1 million in 2002.

European Union Tire

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Tire Units	62.8	62.3	61.5
Net Sales	$4,476.2	$3,921.5	$3,319.4
Operating Income	252.7	129.8	101.1
Operating Margin	5.6%	3.3%	3.0%

European Union Tire unit sales in 2004 increased 0.5 million units or 0.8% from 2003 and 1.3 million units or 2.0% from 2002. Replacement unit sales in 2004 approximated 2003 levels but increased 2.6 million units or 6.4% from 2002. Original equipment volume in 2004 increased 0.5 million units or 2.4% from 2003 but decreased 1.3 million units or 7.0% from 2002. Replacement unit sales in 2004 were flat, reflecting product shortages, especially in the first half of 2004. OE unit sales in 2004 increased from 2003 due primarily to increased sales of consumer tires and improved conditions in the commercial market.

     Net sales in 2004 increased 14.1% from 2003 and 34.8% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $382 million from currency translation, mainly from the Euro. Net sales rose by approximately $130 million due to improved pricing and product mix, due primarily to price increases and a shift in mix towards higher priced premium brands. Additionally, higher OE volume increased 2004 net sales by approximately $41 million.

     Net sales in 2003 (as restated) increased 18.1% from 2002. Net sales increased in 2003 compared to 2002 due primarily to a benefit of approximately $587 million from currency translation, mainly from the Euro. In addition, net sales rose by approximately $42 million due to higher volume in the consumer replacement market. Negative pricing and product mix in retail operations adversely impacted net sales in 2003 by approximately $30 million.

     Operating income in 2004 increased 94.7% from 2003 and 150.0% from 2002. Operating income in 2004 rose from 2003 due primarily to improvements in pricing and product mix of approximately $135 million. In addition, higher sales volume benefited operating income by approximately $9 million. In addition, higher production and productivity improvements increased 2004 operating income by approximately $4 million. Savings from rationalization actions benefited operating income by approximately $47 million. Operating income rose by approximately $13 million from currency translation. Operating income was adversely impacted by higher raw material costs totaling approximately $42 million. SAG rose by approximately $39 million, due primarily to higher selling and advertising expenses related to premium brand tires.

     Operating income in 2003 (as restated) increased 28.4% from 2002. Operating income in 2003 increased due primarily to savings from rationalization programs of approximately $57 million, and the benefit of higher production tonnage and increased productivity totaling approximately $17 million. Operating income rose by approximately $26 million due to the favorable impact of currency translation and by approximately $10 million from improved volume, particularly in the replacement market. Improved pricing and product mix, mainly in the consumer replacement and original equipment markets, benefited operating income in 2003 by approximately $5 million. Operating income was adversely impacted by higher raw material costs of approximately $50 million, higher pension costs of approximately $18 million and higher SAG costs due to increased advertising of approximately $14 million. In addition, operating income in 2003 included a charge of approximately $13 million for an unfavorable court settlement.

     Operating income did not include net rationalization charges (credits) totaling $23.1 million in 2004, $54.3 million in 2003 and $(0.4) million in 2002. In addition, operating income did not include (gains) losses on asset sales of $(6.2) million in 2004, $1.5 million (as restated) in 2003 and $(13.7) million (as restated) in 2002.

     European Union Tire’s results are highly dependent upon the German market, which accounted for 37% of European Union Tire’s net sales in 2004. Accordingly, results of operations in Germany will have a significant impact on European Union Tire’s future performance and could also have an impact on our other segments.

Eastern Europe, Middle East and Africa Tire

	Year Ended December 31,
(In millions)	2004	2003	2002
Tire Units	18.9	17.9	16.1
Net Sales	$1,279.0	$1,073.4	$807.1
Operating Income	193.8	146.6	93.2
Operating Margin	15.2%	13.7%	11.5%

Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”) unit sales in 2004 increased 1.0 million units or 5.2% from 2003 and 2.8 million units or 16.8% from 2002. Replacement unit sales in 2004 increased 0.6 million units or 4.0% from 2003 and 2.1 million units or 15.6% from 2002. Original equipment volume in 2004 increased 0.4 million units or 10.7% from 2003 and 0.7 million units or 22.3% from 2002. Replacement unit sales in 2004 increased from 2003 due primarily to growth in emerging markets. OE unit sales in 2004 increased from 2003 due primarily to growth in the automotive industry in Turkey and South Africa.

     Net sales in 2004 increased 19.2% from 2003 and 58.5% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $102 million from currency translation, primarily in South Africa, Poland and Slovenia. In addition, net sales rose by approximately $97 million on improved pricing and mix. Higher overall volume, mainly due to improved economic conditions, increased net sales by $41 million. Negative results in our South African retail business adversely impacted net sales by approximately $32 million, which reflected the net impact of volume, pricing, product mix and currency translation.

     Net sales in 2003 increased 33.0% from 2002. Net sales in 2003 increased from 2002 due primarily to a benefit of approximately $156 million from currency translation, primarily in South Africa and Slovenia. Net sales rose by approximately $62 million on higher volume in both the consumer replacement and original equipment markets. In addition, improved pricing, due primarily to a shift in mix toward higher-priced winter and high performance tires, benefited net sales by approximately $48 million.

     Operating income in 2004 increased 32.2% from 2003 and 107.9% from 2002. Operating income in 2004 rose from 2003 due primarily to a benefit of approximately $62 million resulting from price increases and a shift in mix toward high performance tires. Operating income increased by approximately $16 million on higher volume, primarily in Turkey, Russia, South Africa and Central Eastern Europe, and by approximately $11 million from the favorable effect of currency translation. Operating income was adversely impacted by higher raw material and conversion costs totaling approximately $28 million. In addition, SAG expense was approximately $16 million higher resulting primarily from increased selling activity in growing and emerging markets.

     Operating income in 2003 increased 57.3% from 2002. Operating income increased in 2003 due primarily to a benefit of approximately $33 million from price increases and a shift in mix toward winter and high performance tires. Operating income also benefited by approximately $24 million from higher volume and approximately $15 million from currency translation, mainly in South Africa and Slovenia, and improved conversion costs of approximately $13 million. Operating income was adversely impacted by higher raw material costs of approximately $12 million and higher SAG expense of approximately $12 million, primarily for wages, benefits and advertising.

     Operating income did not include net rationalization charges (credits) totaling $3.6 million in 2004, $(0.1) million in 2003 and $(0.4) million in 2002. In addition, operating income did not include losses on asset sales of $0.1 million in 2004.

Latin American Tire

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Tire Units	19.6	18.7	19.9
Net Sales	$1,245.4	$1,041.0	$947.7
Operating Income	251.2	148.6	107.6
Operating Margin	20.2%	14.3%	11.4%

Latin American Tire unit sales in 2004 increased 0.9 million units or 5.0% from 2003 but decreased 0.3 million units or 1.6% from 2002. Replacement unit sales in 2004 increased 0.8 million units or 5.3% from 2003 and 0.8 million units or 5.8% from 2002. Original equipment volume in 2004 increased 0.1 million units or 3.9% from 2003 but decreased 1.1 million units or 20.1% from 2002. Replacement unit sales in 2004 increased from 2003 due primarily to improved commercial and consumer demand. OE unit sales in 2004 increased slightly from 2003, reflecting improved commercial volume.

     Net sales in 2004 increased 19.6% from 2003 and 31.4% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $134 million from price increases and improved product mix in the replacement market. Net sales rose by approximately $60 million on higher volume and approximately $7 million from currency translation.

     Net sales in 2003 increased 9.8% from 2002. Net sales increased in 2003 due primarily to a benefit of approximately $212 million from improved pricing and product mix. Currency translation, mainly in Brazil and Venezuela, adversely impacted net sales by approximately $79 million, and lower volume, primarily in the consumer and commercial original equipment markets, adversely impacted net sales by approximately $38 million.

     Operating income in 2004 increased 69.0% from 2003 and 133.5% from 2002. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $126 million from improved pricing and product mix in the replacement market. Operating income benefited by approximately $13 million from higher volume and $5 million from savings from rationalization programs. Operating income was adversely impacted by higher raw material and conversion costs totaling approximately $41 million and approximately $2 million from currency translation. In addition, SAG expense rose by approximately $11 million, due primarily to increased wages and benefits and advertising expenses.

     Operating income in 2003 (as restated) increased 38.1% from 2002. Operating income in 2003 rose due primarily to a benefit of approximately $134 million from improved pricing and product mix, and a benefit of approximately $3 million from higher volume. Operating income was adversely impacted by higher raw material costs of approximately $50 million and by approximately $20 million from currency translation, primarily in Brazil and Venezuela. In addition, conversion costs related to utilities rose by approximately $12 million and SAG expense was higher by approximately $11 million, due primarily to expenses related to airships, doubtful accounts and wages and benefits.

     Operating income did not include net rationalization charges (credits) totaling $(1.7) million in 2004 and $10.0 million in 2003. In addition, operating income did not include (gains) losses on asset sales of $(2.0) million in 2003 and $(13.7) million in 2002.

Asia/Pacific Tire

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Tire Units	19.5	13.4	13.0
Net Sales	$1,312.0	$581.8	$531.3
Operating Income	61.1	49.9	43.7
Operating Margin	4.7%	8.6%	8.2%

Asia/Pacific Tire unit sales in 2004 increased 6.1 million units or 45.5% from 2003 and 6.5 million units or 52.4% from 2002. Replacement unit sales in 2004 increased 5.4 million units or 60.0% from 2003 and 5.4 million units or 58.4% from 2002. Original equipment volume in 2004 increased 0.7 million units or 15.6% from 2003 and 1.1 million units or 37.4% from 2002. Unit sales in 2004 increased by 5.5 million replacement units and 0.8 million OE units due to the consolidation of South Pacific Tyres, as discussed below. Excluding the impact of SPT, replacement unit volume increased slightly, and OE volume decreased due primarily to lower consumer volume.

     Effective January 1, 2004, Asia/Pacific Tire includes the operations of South Pacific Tyres, an Australian Partnership, and South Pacific Tyres N.Z. Limited, a New Zealand company (together, “SPT”), joint ventures 50% owned by Goodyear and 50% owned by Ansell Ltd. SPT is the largest tire manufacturer in Australia and New Zealand, with two tire manufacturing plants and 14 retread plants. SPT sells Goodyear-brand, Dunlop-brand and other house and private brand tires through its chain of 417 retail stores, commercial tire centers and independent dealers.

     Net sales in 2004 increased 125.5% from 2003 and 146.9% from 2002. Net sales in 2004 increased from 2003 due primarily to the consolidation of SPT, which benefited 2004 sales by $707.4 million. Net sales also rose by approximately $32 million due to improved pricing and product mix, but were adversely impacted by lower volume excluding SPT of $18 million.

     Net sales in 2003 increased 9.5% from 2002. Net sales increased in 2003 due primarily to a benefit of approximately $29 million from increased volume, largely a result of strong original equipment demand. Net sales also increased by approximately $16 million due to currency translation, primarily in India and Australia.

     Operating income in 2004 increased 22.6% from 2003 and 40.0% from 2002. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $25 million from price increases and improved product mix, and a reduction in conversion costs of approximately $4 million. Operating income was adversely impacted by higher raw material costs totaling approximately $22 million and approximately $3 million from lower volume. In addition, SAG expenses rose by approximately $6 million. The consolidation of SPT increased Asia/Pacific Tire operating income by approximately $11.7 million in 2004; however, it reduced operating margin to 4.7% in 2004 from 8.6% in 2003.

     Operating income in 2003 (as restated) increased 14.2% from 2002. Operating income in 2003 increased due primarily to a benefit of approximately $14 million from improved consumer and farm product mix and higher selling prices in both replacement and original equipment markets. In addition, operating income increased by approximately $8 million due to currency translation and approximately $7 million due to increased volume in the original equipment market. Operating income was favorably affected in 2003 by approximately $3 million due to increased sales of miscellaneous products and improved equity income. Operating income was adversely impacted by higher raw material costs of approximately $27 million.

     Operating income did not include net rationalization charges (credits) totaling $(1.7) million in 2002. In addition, operating income did not include (gains) losses on asset sales of $(2.1) million in 2003.

     Prior to 2004, results of operations of SPT were not included in Asia/Pacific Tire, and were included in the Consolidated Statement of Operations using the equity method.

     SPT operating income in 2003 increased substantially from 2002 due primarily to the benefits of the rationalization programs in the prior years. SPT operating income did not include net rationalization charges (credits) totaling $8.7 million in 2003 and $3.2 million in 2002. SPT debt totaled $255.2 million at December 31, 2003 of which $72.0 million was payable to Goodyear.

Engineered Products

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Net Sales	$1,470.3	$1,203.7	$1,126.3
Operating Income	113.2	46.8	39.0
Operating Margin	7.7%	3.9%	3.5%

Engineered Products sales in 2004 increased 22.1% from 2003 and 30.4% from 2002. Net sales in 2004 increased from 2003 due primarily to a benefit of approximately $194 million resulting from increased volume and approximately $37 million from improved pricing and product mix, each largely as a result of strong sales to military and OE industrial and heavy duty customers. Net sales also rose by approximately $35 million from currency translation. We expect military sales to remain strong in 2005, but anticipate a reduction in such sales in 2006.

     Net sales in 2003 increased 6.9% from 2002. Net sales increased in 2003 due primarily to a benefit of approximately $39 million from currency translation. Net sales rose by approximately $30 million on increased military sales and approximately $8 million on improved pricing and mix.

     Operating income in 2004 increased 141.9% from 2003 and 190.3% from 2002. Operating income in 2004 increased from 2003 due primarily to a benefit of approximately $75 million from increased volume, largely in military and industrial products. Operating income also reflected savings from rationalization programs of approximately $24 million. SAG was approximately $18 million higher and conversion costs rose approximately $10 million. Operating income in 2003 (as restated) was adversely impacted by charges totaling approximately $19 million related to account reconciliation adjustments in the restatement reported in our 2003 Form 10-K.

     Operating income in 2003 (as restated) increased 20.0% from 2002. Operating income in 2003 increased due primarily to benefits of approximately $8 million from increased military sales, lower raw material costs of approximately $5 million, and currency translation of approximately $5 million. The previously mentioned change in the domestic salaried vacation policy also favorably affected 2003 operating income by approximately $8 million. Operating income in 2003 was adversely impacted by unfavorable price/mix of approximately $11 million due to increased sales of original equipment and heavy duty product, and higher SAG costs (excluding the impact of the vacation policy change) of approximately $9 million, primarily related to increased sales efforts. As previously mentioned, operating income in 2003 included charges totaling approximately $19 million related to account reconciliation adjustments in previously-mentioned restatement reported in our 2003 Form 10-K.

     Operating income did not include net rationalization charges totaling $22.8 million in 2004, $29.4 million in 2003 and $4.6 million in 2002. In addition, operating income did not include (gains) losses on asset sales of $(2.5) million in 2004, $6.3 million in 2003 and $(0.6) million in 2002.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2004, we had $1.97 billion in cash and cash equivalents as well as $1.12 billion of unused availability under our various credit agreements, compared to $1.55 billion and $335.0 million, respectively, at December 31, 2003. Cash and cash equivalents do not include restricted cash. Restricted cash included the settlement fund balance related to Entran II litigation as well as cash deposited in support of trade agreements and performance bonds, and historically has included cash deposited in support of borrowings incurred by subsidiaries. At December 31, 2004, cash balances totaling $152.4 million were subject to such restrictions, compared to $23.9 million at December 31, 2003.

     Our ability to service our debt depends in part on the results of operations of our subsidiaries and upon the ability of our subsidiaries to make distributions of cash to various other entities in our consolidated group, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow. In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make distributions of cash. At December 31, 2004, approximately $221 million of net assets were subject to such restrictions, compared to approximately $259 million at December 31, 2003.

Operating Activities

Net cash provided by (used in) operating activities was $719.8 million in 2004, compared to $(288.8) million (as restated) in 2003 and $686.0 million (as restated) in 2002. Cash flows from operating activities in 2004 were favorably affected by higher segment operating margin, reflecting improved results in North American Tire and savings from rationalization programs. Cash flows from operating activities in 2003 included a net outflow of $839.6 million from the sale of accounts receivable, due primarily to the termination of our domestic accounts receivable securitization program.

     Net income from the sale of goods and services is the principal component of our cash flows from operating activities. Net income included charges and credits related to cash flows that occurred in prior years (for example, depreciation charges for prior year capital expenditures), and cash flows that are anticipated to occur in future years (for example, expenses recorded in the current period for future pension payments). The reconciliation of net income to cash flows from operating activities included the following adjustments for non-cash items, as presented on the Consolidated Statement of Cash Flows:

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Depreciation and amortization	$628.7	$691.6	$605.3
Amortization of debt issuance costs	86.1	50.3	17.9
Deferred tax provision	(4.5)	(9.9)	1,131.2
Non-cash rationalization charges	32.4	132.4	2.4
(Gain) loss on asset sales	7.5	16.4	(23.6)
Fire loss deductible expense	11.6	—	—
Insurance settlement	(156.6)	—	—
Minority interest and equity earnings	47.5	39.3	71.4

     Depreciation in 2004 included approximately $10.4 million of accelerated depreciation charges related to assets taken out of service pursuant to certain rationalization plans. Depreciation in 2003 included approximately $78 million of accelerated depreciation charges related to the 2003 Huntsville and Wolverhampton restructuring plans. Amortization totaled $4.5 million, $4.8 million and $4.3 million in 2004, 2003 and 2002, respectively.

     Amortization of debt issuance costs increased due primarily to costs incurred related to our debt restructuring and refinancing activities.

     The deferred tax provision in 2002 included a non-cash charge of $1.22 billion (as restated) to establish a tax valuation allowance against our net Federal and state deferred tax assets.

     In the fourth quarter of 2004 we recorded a benefit of $156.6 million resulting from a settlement with certain insurance companies. We will receive $159.4 million ($156.6 million plus imputed interest of $2.8 million) in installments in 2005 and 2006 in exchange for releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims has been recorded in prior years.

     Cash flows from operating activities also included the impact of activities related to certain of our accounts receivable securitization and factoring programs and to our contributions to our pension plans.

	Year Ended December 31,
(In millions)	2004	2003	2002
Net cash flows from the sale of accounts receivable	$(117.7)	$(839.6)	$34.8

The net cash outflow from the sale of accounts receivable in 2004 was due primarily to the termination of certain of our off-balance-sheet accounts receivable securitization programs in Europe. As previously mentioned, the net cash outflow from the sale of accounts receivable in 2003 was due primarily to the termination of our domestic off-balance-sheet accounts receivable securitization program.

	Year Ended December 31,
(In millions)	2004	2003	2002
Pension contributions	$(264.6)	$(115.7)	$(226.9)

     We expect our minimum pension contribution requirements to increase in future periods. For further information, refer to the discussion under the caption “Commitments and Contingencies”.

     The reconciliation of net income to cash flows from operating activities also included adjustments for changes in operating assets and liabilities. Significant adjustments in 2004 included:

•	a negative adjustment for Accounts receivable, reflecting increased levels of customer financing due in part to higher tire unit sales, pricing improvements and a shift in mix toward replacement tires (which generally have longer terms than OE tires).

•	a positive adjustment for Accounts payable, reflecting increased levels of financing by our suppliers due in part to increased raw material costs,

•	a positive adjustment for long term Compensation and benefits, due in part to non-cash charges for an increase in anticipated benefit payments in future periods resulting primarily from changes in actuarial assumptions, and

•	a positive adjustment for Other long term liabilities, due primarily to non-cash charges for anticipated payments in future periods related to general and product liabilities.

Cash payments for operating activities included the following:

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Interest	$356.5	$282.5	$259.7
Taxes	201.3	73.0	125.9
Rationalizations	132.5	214.8	61.2

Cash payments for interest increased due primarily to higher average debt levels, increased interest rates and the April 1, 2003 restructuring and refinancing of our credit facilities.

Investing Activities

Net cash used in investing activities was $525.2 million during 2004, compared to $236.0 million in 2003 and $540.3 million in 2002. Capital expenditures were as follows:

	Year Ended December 31,
(In millions)	2004	2003	2002
Capital expenditures	$518.6	$375.4	$458.1

Capital expenditures in 2004 were $518.6 million, of which $294.0 million was used on projects to increase capacity and improve productivity and quality, and $224.6 million was used for tire molds and various other projects. Capital expenditures were reduced in 2003 in response to business conditions and limitations prescribed by certain of our borrowing arrangements. Capital expenditures are expected to approximate $640 million in 2005, including approximately $350 million for manufacturing improvements and approximately $290 million for molds and various other projects.

     At December 31, 2004, we had binding commitments for raw materials and investments in land, buildings and equipment of $755.9 million, and off-balance-sheet financial guarantees written and other commitments totaling $18.2 million.

     Cash used for asset acquisitions was $61.8 million in 2004. In June 2004, we exercised our call option and a subsidiary in Luxembourg purchased the remaining 20% of outstanding shares that it did not already own of Sava Tires d.o.o. (Sava Tires), a joint venture tire manufacturing company in Kranj, Slovenia, for $51.4 million. On July 13, 2004, we purchased the remaining 50% ownership interest that we did not already own of Däckia, a major tire retail group in Sweden, for $10.4 million.

     Cash provided by asset dispositions in 2003 was $104.4 million, and included net proceeds from the sale of assets in the United States of $85.8 million, in Europe of $14.5 million, in Latin America of $2.0 million and in Asia of $2.1 million. Included in the United States total of $85.8 million is $82.9 million for the sale of 20.8 million shares of SRI. Cash used for asset acquisitions in 2003 included the purchase of Arkansas Best Corporation’s 19% ownership interest in Wingfoot Commercial Tire Systems, LLC (“Wingfoot”) for $71.2 million. Wingfoot was a joint venture company formed by Goodyear and Arkansas Best Corporation to sell and service commercial truck tires, provide retread services and conduct related business.

     Cash provided by asset dispositions in 2002 was $55.6 million, and included net proceeds from the sale of assets in the United States of $1.3 million, in Europe of $28.7 million and in Latin America of $23.3 million. Cash used for asset acquisitions in 2002 was $54.8 million. We acquired additional shares of our tire manufacturing subsidiary in Slovenia at a cost of $38.9 million. We also acquired additional shares of our tire manufacturing subsidiary in Turkey at a cost of $15.9 million.

     For further information on investing activities, refer to the Note to the Financial Statements No. 8, Investments.

Financing Activities

Net cash provided by (used in) financing activities was $189.1 million in 2004, compared to $1,087.1 in 2003 and $(167.5) million in 2002. Consolidated debt and our ratio of debt to debt and equity follows:

	December 31,
		Restated
(In millions)	2004	2003	2002
Consolidated debt	$5,679.6	$5,086.0	$3,642.7
Debt to debt and equity	98.7%	100.6%	94.3%

Consolidated debt increased in 2004 from 2003 primarily due to certain financing actions in 2004 including the completion of a $350 million convertible senior notes offering as well as the termination of off-balance-sheet account receivable securitization programs in Europe and the consolidation of VIEs as defined by FIN 46. Consolidated debt increased in 2003 from 2002 due primarily to the April 1, 2003 restructuring and refinancing of our credit facilities, including the termination of our domestic off-balance-sheet accounts receivable securitization program.

Credit Sources

We had available committed and uncommitted credit facilities totaling $7.30 billion at December 31, 2004, of which $1.12 billion were unused, compared to $5.90 billion and $335.0 million, respectively, at December 31, 2003.

U.S. Deposit-Funded Credit Facility

On August 18, 2004, we refinanced our then-existing $680 million U.S. revolving credit facility with a U.S. deposit-funded credit facility, which is a synthetic revolving credit and letter of credit facility. Pursuant to the refinancing, the lenders deposited the entire $680 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The lenders under the new facility will receive annual compensation on the amount of the facility equivalent to 450 basis points over LIBOR, which includes commitment fees on the entire amount of the commitment (whether drawn or undrawn) and a usage fee on the amounts drawn. The full amount of the facility is available for the issuance of letters of credit or for revolving loans. The $500.7 million of letters of credit that were outstanding under the U.S. revolving credit facility as of June 30, 2004 were transferred to the deposit-funded credit facility. As of December 31, 2004, there were no borrowings under the facility and $509.9 million of letters of credit issued under the facility. The facility matures on September 30, 2007.

     Our obligations under the deposit-funded credit facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by collateral that includes:

•	subject to certain exceptions, perfected first-priority security interests in the equity interests in our U.S. subsidiaries and 65% of the equity interests in our non-European foreign subsidiaries;

•	a perfected second-priority security interest in 65% of the capital stock of Goodyear Finance Holding S.A., a Luxembourg company;

•	perfected first-priority security interests in and mortgages on our U.S. corporate headquarters and certain of our U.S. manufacturing facilities;

•	perfected third-priority security interests in all accounts receivable, inventory, cash and cash accounts pledged as security under our asset-based facilities; and

•	perfected first-priority security interests in substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

     The bond agreement for our Swiss franc bonds due 2006 limits our ability to use our U.S. tire and automotive parts manufacturing facilities as collateral for secured debt without triggering a requirement that holders of the bonds be secured on an equal and ratable basis. The manufacturing facilities indicated above were pledged to ratably secure the bonds to the extent required by the bond agreement. However, the aggregate amount of our debt secured by these manufacturing facilities is limited to 15% of our positive consolidated shareholders’ equity. Consequently, the security interests granted to the lenders under the U.S. senior secured funded credit facility are not required to be shared with the holders of debt outstanding under our other existing unsecured bond indentures.

     The deposit-funded credit facility contains certain covenants that, among other things, limit our ability to incur additional unsecured and secured indebtedness (including a limit, subject to certain exceptions, of €275 million in accounts receivable transactions), make investments and sell assets beyond specified limits. The facility prohibits us from paying dividends on our common stock. We must also maintain a minimum consolidated net worth (as such term is defined in the deposit-funded credit facility) of at least $2.0 billion for quarters ending in 2005 and the first quarter of 2006, and $1.75 billion for each quarter thereafter through September 30, 2007. We are not permitted to allow the ratio of Consolidated EBITDA to consolidated interest expense to fall below a ratio of 2.00 to 1.00 for any period of four consecutive fiscal quarters. In addition, our ratio of consolidated senior secured indebtedness to Consolidated EBITDA is not permitted to be greater than 4.00 to 1.00 at any time.

     The deposit-funded credit facility also limits the amount of capital expenditures we may make to $500 million in 2004, 2005 and 2006, and $375 million in 2007 (through September 30, 2007). The amounts of permitted capital expenditures may be increased by the amount of net proceeds retained by us from permitted asset sales and equity and debt issuances. In addition, unused capital expenditures may be carried over into the next year. As a result of certain activities, the capital expenditure limit for 2004 was increased from $500 million to approximately $1.10 billion. Our capital expenditures for 2004 totaled $518.6 million. The capital expenditure carryover from 2004 was $603.0 million, and in the absence of any other transactions, the limit for 2005 will be $1.10 billion.

$1.95 Billion Senior Secured Asset-Based Credit Facilities

In April 2003, we entered into senior secured asset-based credit facilities in an aggregate principal amount of $1.30 billion, consisting of a $500 million revolving credit facility and an $800 million term loan facility. At December 31, 2004, we had no borrowings outstanding under the revolving credit facility and $800 million drawn against the term loan asset-based facility, compared to $389.0 million and $800.0 million, respectively, at December 31, 2003. The facilities mature on March 31, 2006. On February 20, 2004, we added a $650 million term loan tranche to the existing $1.30 billion facility, which was fully drawn as of December 31, 2004. The $650 million tranche was used partially to prepay our U.S. term loan facility, to repay other indebtedness, and for general corporate purposes. The facilities mature on March 31, 2006.

     We pay an annual commitment fee of 75 basis points on the undrawn portion of the commitments under the revolving facility. Loans under the facilities (other than the $650 million term loan tranche) bear interest at LIBOR plus 400 basis points or an alternative base rate (the higher of JPMorgan’s prime rate or the federal funds rate plus 50 basis points) plus 300 basis points. The $650 million term loan tranche bears interest at LIBOR plus 450 basis points or an alternative base rate plus 350 basis points. The basis points on the $650 million term loan tranche decrease to 425 and 325 points, respectively, if the ratings of the tranche improve to at least B1 or better from Moody’s and B+ or better from Standard & Poors.

     A borrowing base (equal to the sum of a percentage of certain accounts receivable and inventory) limits availability under the facilities (other than the $650 million term loan tranche). The calculation of the borrowing base and reserves against inventory and accounts receivable included in the borrowing base are subject to adjustment from time to time by the administrative agent and the majority lenders in their discretion (not to be exercised unreasonably). Adjustments would be based on the results of ongoing collateral and borrowing base evaluations and appraisals. A $50 million availability block further limits availability under the facilities. If at any time the amount of outstanding borrowings under the facilities (other than $650 million term loan tranche) exceeds the borrowing base, we are required to prepay borrowings sufficient to eliminate the excess or maintain compensating deposits with the agent bank.

     The facilities are collateralized by first and second priority security interests in all accounts receivable and inventory of Goodyear and its domestic and Canadian subsidiaries (excluding accounts receivable and inventory related to our North American joint venture with SRI). In addition, effective as of February 20, 2004, collateral included second and third priority security interests on the other assets securing the U.S. facilities. The facilities contain certain representations, warranties and covenants which are materially the same as those in the U.S. facilities, with capital expenditures of $500 million and $150 million permitted in 2005 and 2006 (through March 31), respectively. In addition, we must maintain a minimum consolidated net worth of at least $2.0 billion for quarters ending in 2005 and 2006 (through March 31, 2006).

Consolidated EBITDA

     Under our primary credit facilities, we are not permitted to allow the ratio of Consolidated EBITDA to consolidated interest expense to fall below 2.00 to 1.00 (as such terms are defined in each of the primary credit facilities) for any period of four consecutive fiscal quarters. In addition, our ratio of consolidated senior secured indebtedness to Consolidated EBITDA (as such terms are defined in each of the restructured credit facilities) is not permitted to be greater than 4.00 to 1.00 at any time.

     Consolidated EBITDA is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either (i) income before income taxes, or (ii) cash flows from operating activities. Our failure to comply with the financial covenants in the primary credit facilities could have a material adverse effect on our liquidity and operations. Accordingly, management believes that the presentation of Consolidated EBITDA will provide investors with information needed to assess our ability to continue to comply with these covenants. The following table presents the calculation of EBITDA and Consolidated EBITDA for the periods indicated. Other companies may calculate similarly titled measures differently than we do. Certain line items are presented as defined in the primary credit facilities, and do not reflect amounts as presented in the Consolidated Statement of Income.

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)
Consolidated Interest Expense	378.8	314.6	270.8
U.S. and Foreign Taxes on Income	207.9	117.1	1,227.9
Depreciation and Amortization Expense	628.7	691.6	605.3

EBITDA	1,330.2	315.9	857.1

Credit Agreement Adjustments:
Other (Income) and Expense	(13.1)	287.4	4.7
Foreign Currency Exchange	23.4	40.7	(8.7)
Equity in (Earnings) Losses of Affiliates	(8.4)	14.5	13.8
Minority Interest in Net Income (Loss) of Subsidiaries	57.8	32.8	55.6
Non-cash Extraordinary Gains	—	—	—
Non-cash Non-recurring Items	—	54.7	—
Rationalizations	55.6	291.5	5.5
Less Excess Cash Rationalization Charges (1)	—	(12.9)	—

Consolidated EBITDA	$1,445.5	$1,024.6	$928.0

(1) “Excess Cash Rationalization Charges” is defined in our April 1, 2003 credit facilities and only contemplates cash expenditures with respect to rationalization charges recorded on the Consolidated Statement of Income after April 1, 2003. Amounts incurred prior to April 1, 2003 were not included.

$650 Million Senior Secured European Facilities

Our joint venture in Europe, Goodyear Dunlop Tires Europe B.V. and subsidiaries (GDTE) is party to a $250 million senior secured revolving credit facility and a $400 million senior secured term loan facility. These facilities mature on April 30, 2005. At December 31, 2004, there were no borrowings outstanding under the senior secured revolving credit facility and the secured term loan facility was fully drawn. Each of these facilities was fully drawn at December 31, 2003.

     GDTE pays an annual commitment fee of 75 basis points on the undrawn portion of the commitments under the European revolving facility. GDTE may obtain loans under the European facilities bearing interest at LIBOR plus 400 basis points or an alternative base rate (the higher of JPMorgan’s prime rate or the federal funds rate plus 50 basis points) plus 300 basis points.

     The collateral pledged under the European facilities includes:

•	all of the capital stock of Goodyear Finance Holding S.A. and certain subsidiaries of GDTE,

•	a perfected first-priority interest in and mortgages on substantially all the tangible and intangible assets of GDTE in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable used in securitization programs, and

•	with respect to the European revolving credit facility, a perfected fourth priority interest in and mortgages on the collateral pledged under the deposit-funded credit facility and the asset-based facilities, except for real estate other than our U.S. corporate headquarters.

     Consistent with the covenants applicable to Goodyear in the U.S. facilities, the European facilities contain certain representations, warranties and covenants applicable to GDTE and its subsidiaries which, among other things, limit GDTE’s ability to:

•	incur additional indebtedness (including a limit of €275 million in accounts receivable transactions),

•	make investments,

•	sell assets beyond specified limits,

•	pay dividends, and

•	make loans or advances to Goodyear companies that are not subsidiaries of GDTE.

     The European facilities also contain certain additional covenants identical to those in the U.S. facilities. The European facilities also limit the amount of capital expenditures that GDTE may make to $250 million in 2004 and $100 million in 2005 (through April 30, 2005).

     Subject to the provisions in the European facilities and agreements with our joint venture partner, Sumitomo Rubber Industries, Ltd. (SRI), GDTE is permitted to transfer funds to Goodyear. These provisions and agreements include limitations on loans and advances from GDTE to Goodyear and a requirement that transactions with affiliates be consistent with past practices or on arms-length terms.

     Any amount outstanding under the term facility is required to be prepaid with:

•	75% of the net cash proceeds of all sales and dispositions of assets by GDTE and its subsidiaries greater than $5 million, and

•	50% of the net cash proceeds of debt and equity issuances by GDTE and its subsidiaries.

     The U.S. and European facilities can be used, if necessary, to fund ordinary course of business needs, to repay maturing debt, and for other needs as they arise.

Other Foreign Credit Facilities

At December 31, 2004, we had short-term committed and uncommitted bank credit arrangements totaling $338.9 million, of which $181.5 million were unused, compared to $347.0 million and $209.4 million at December 31, 2003. The continued availability of these arrangements is at the discretion of the relevant lender, and a portion of these arrangements may be terminated at any time.

International Accounts Receivable Securitization Facilities — On-Balance-Sheet Financing

On December 10, 2004, GDTE and certain of its subsidiaries entered into a new five-year pan-European accounts receivable securitization facility. The facility initially provides €165 million of funding, but has the ability to be expanded to €275 million, and will be subject to customary annual renewal of back-up liquidity lines. The new facility replaces an €82.5 million facility in a subsidiary in France.

     The new facility involves the twice-monthly sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retained servicing responsibilities. It is an event of default under the facility if:

•	the ratio of our Consolidated EBITDA to our consolidated interest expense falls below 2.00 to 1.00,

•	the ratio of our consolidated senior secured indebtedness to our Consolidated EBITDA is greater than 4.00 to 1.00,

•	the ratio of GDTE’s third party indebtedness (net of cash held by GDTE and its consolidated subsidiaries in excess of $100 million) to its Consolidated EBITDA is greater than 3.00 to 1.00, or

•	for so long as such a provision is in our European credit facilities, our consolidated net worth is less than $2 billion on or prior to March 31, 2006, or is less than $1.75 billion after March 31, 2006, in each case subject to a 60 day grace period.

     The financial covenants listed above will be automatically amended to conform to the European Credit Facilities upon the refinancing of the European Credit Facilities. The defined terms used in the events of default tests are similar to those in the European Credit Facilities. As of December 31, 2004, net cash inflows of $224.7 million were recorded, representing the amount outstanding and fully utilized under this program. The program did not qualify for sale accounting and accordingly, this amount is included in consolidated long term debt on the Consolidated Balance Sheet. Net cash outflows of $113.1 million were recorded in 2004 related to the termination of the replaced European accounts receivable securitization programs.

     In addition to the pan-European accounts receivable securitization facility discussed above, SPT and other subsidiaries in Australia had transferred accounts receivable totaling $63.2 million and $7.7 million at December 31, 2004 and 2003, respectively.

International Accounts Receivable Securitization Facilities — Off-Balance-Sheet Financing

     Various other international subsidiaries have also established accounts receivable continuous sales programs. At December 31, 2004, proceeds available to these subsidiaries from the sale of certain of their receivables totaled $4.7 million. These subsidiaries retain servicing responsibilities.

$650 Million Senior Secured Notes

On March 12, 2004, we completed a private offering of $650 million of senior secured notes, consisting of $450 million of 11% senior secured notes due 2011 and $200 million of floating rate notes due 2011, which accrue interest at LIBOR plus 8%. The proceeds of the notes were used to prepay the remaining outstanding amount under the then-existing U.S. term loan facility, permanently reduce commitments under the then-existing revolving credit facility by $70 million, and for general corporate purposes. The U.S. term facility had been scheduled to mature in April 2005. Loans under the retired term facility and the revolving credit facility each bore interest at LIBOR plus 4%. The notes are guaranteed by the same subsidiaries that guarantee the U.S. deposit-funded credit facility and asset-based credit facilities. The notes are secured by perfected fourth-priority liens on the same collateral securing those facilities (pari-passu with the liens on that domestic collateral securing the parent guarantees of the European revolving credit facility).

     We have the right to redeem the fixed rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 105.5%, 102.75%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. We may also redeem the fixed rate notes prior to March 1, 2008 at a redemption price equal to 100% of the principal amount plus a make-whole premium. We have the right to redeem the floating rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 104.0%, 102.0%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. In addition, prior to March 1, 2007, we have the right to redeem up to 35% of the fixed and floating rate notes with net cash proceeds from one or more public equity offerings. The redemption price would be 111% for the fixed rate notes and 100% plus the then applicable floating rate for the floating rate notes, plus accrued and unpaid interest to the redemption date.

     The indenture for the senior secured notes contains restrictions on our operations, including limitations on:

•	incurring additional indebtedness or liens,

•	paying dividends, making distributions and stock repurchases,

•	making investments,

•	selling assets, and

•	merging and consolidating.

     The deposit-funded credit facility also limits the amount of capital expenditures we may make to $500 million in 2004, 2005 and 2006, and $375 million in 2007 (through September 30, 2007). The amounts of permitted capital expenditures may be increased by the amount of net proceeds retained by us from permitted asset sales and equity and debt issuances. In addition, unused capital expenditures may be carried over into the next year. As a result of certain activities, the capital expenditure limit for 2004 was increased from $500 million to approximately $1.10 billion. Our capital expenditures for 2004 totaled $518.6 million. The capital expenditure carryover from 2004 was $603.0 million, and in the absence of any other transactions, the limit for 2005 will be $1.10 billion.

     In the event that the senior secured notes have a rating equal to or greater than Baa3 from Moody’s and BBB- from Standard and Poor’s, a number of those restrictions will not apply, for so long as those credit ratings are maintained.

$350 Million Convertible Note Offering

On July 2, 2004, we completed an offering of $350 million of 4.00% convertible senior notes due June 15, 2034. The notes are convertible into shares of our common stock initially at a conversion rate of 83.07 shares of common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of $12.04 per share. The proceeds of the notes were used to repay temporarily a revolving credit facility and for working capital purposes.

$645 Million Senior Secured U.S. Term Facility

At March 12, 2004, all outstanding amounts under the facility were prepaid and the facility was retired. At December 31, 2003, the balance due on the U.S. term facility was $583.3 million, due to a partial pay down of the balance during the second quarter of 2003.

$680 Million Senior Secured U.S. Revolving Credit Facility

At August 18, 2004, all outstanding amounts under the facility were prepaid and the facility was retired. In addition, $500.7 million of letters of credit issued under the facility were transferred to our $680 million senior secured deposit funded credit facility.

Registration Obligations

We are a party to two registration rights agreements in connection with our private placement of $350 million of convertible notes in July 2004 and $650 million of senior secured notes in March 2004. The registration rights agreement for the convertible notes requires us to pay additional interest to investors if we do not file a registration statement to register the convertible notes by November 7, 2004, or if such registration statement is not declared effective by the SEC by December 31, 2004. The additional interest to investors is at a rate of 0.25% per year for the first 90 days and 0.50% per year thereafter. We failed to file a registration statement for the convertible notes by November 7, 2004, and as a result, will pay additional interest until such time as a registration statement is filed and declared effective. The registration rights agreement for the senior secured notes requires us to pay additional interest to investors if a registered exchange offer for the notes is not completed by December 7, 2004. The additional interest to investors is at a rate of 1.00% per year for the first 90 days, increasing in increments of 0.25% every 90 days thereafter, to a maximum of 2.00% per year. Because no such exchange offer was completed by December 7, 2004, we will pay additional interest until an exchange offer is completed. If the rate of additional interest payable reaches 2.00% per year then the interest rate for the secured notes will be permanently increased by 0.25% per annum after the exchange offer is completed.

Credit Ratings

Our credit ratings as of the date of this report are presented below:

	S&P	Moody’s
Senior Secured Asset-Based Facilities	BB	B1
European Facilities	B+	B1
$650 Million Asset-Based Tranche	B	B2
$650 Million Senior Secured Notes due 2011	*	B3
Corporate Rating	B+	B1(implied)
Senior Unsecured Debt	B-	B3

* Private rating

     Although we do not request ratings from Fitch, the rating agency rates our secured debt facilities “B” and our unsecured debt “CCC+.”

     As a result of these ratings and other related events, we believe that our access to capital markets may be limited. Unless our debt credit ratings and operating performance improve, our access to the credit markets in the future may be limited. Moreover, a further reduction in our credit ratings would further increase the cost of any financing initiatives we may pursue.

     A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Turnaround Strategy

We are currently implementing a turnaround strategy for North American Tire that will require us to:

•	stabilize margins and market shares,

•	simplify the sales and supply chain process,

•	execute key cost-cutting strategies,

•	implement brand and distribution strategies, and

•	grow the business through new product introductions and new sales channels.

     Our ability to successfully implement the cost-cutting strategy is also dependent upon our ability to lower costs and increase productivity from levels achieved under the terms of our master contract with the USWA ratified in 2003. Based in part on success in implementing the turnaround strategy, North American Tire had stronger operating results in 2004 than in 2003. However, additional progress in implementing the turnaround strategy is needed to achieve a satisfactory level of profitability in North American Tire. If the goals of the turnaround strategy are not met, we will not be able to achieve or sustain future profitability, which would impair our ability to meet our debt service obligations and otherwise negatively affect our operations. There is no assurance that we will successfully implement this turnaround strategy. In particular, this strategy and our liquidity could be adversely affected by trends that affected the North American Tire segment negatively in prior years, including:

•	industry overcapacity which limits pricing leverage,

•	weakness in the replacement tire market,

•	increased competition from low cost manufacturers and a related decline in our market share,

•	weak U.S. economic conditions, and

•	increases in medical and pension costs.

     In addition, the turnaround strategy has been, and may continue to be, impacted negatively by higher raw material and energy costs. During 2004, the market price of natural rubber, one of our most important raw materials, and oil, an important feedstock for several other raw materials, increased significantly versus the prior year. Based on a combination of our inventory turns and raw material shipment lead times, market price fluctuations in raw materials typically impact our CGS three to six months subsequent to the raw material purchase date. Furthermore, market conditions may prevent us from passing these increases on to our customers through timely price increases. We retained The Blackstone Group L.P. and Bain & Company to provide consulting advice on the turnaround strategy and other possible strategic initiatives to maximize shareholder value.

Future Liquidity Requirements

At December 31, 2004, we had $1.97 billion in cash and cash equivalents, of which $1.02 billion was held in the United States and $415.6 million was in accounts of GDTE. The remaining amounts were held in our other non-U.S. operations. Our ability to move cash and cash equivalents among our various operating locations is subject to the operating needs of the operating locations as well as restrictions imposed by local laws and applicable credit facility agreements. At December 31, 2004, approximately $219.9 million of cash was held in locations where significant tax or legal impediments would make it difficult or costly to execute monetary transfers. Unused availability under our various credit agreements totaled approximately $1.12 billion at December 31, 2004. Based upon our projected operating results, we expect that cash flow from operations, together with amounts available under our primary credit facilities and other sources of liquidity, will be adequate to meet our anticipated liquidity requirements through December 31, 2005 (including working capital, debt service, pension funding and capital expenditures).

     The aggregate amount of long-term debt maturing in calendar years 2005 and 2006 is approximately $1.01 billion and $1.92 billion, respectively. Included in the amount for 2005 is $400.0 million related to our primary European credit facilities maturing on April 30, 2005 and our €400 million 6.375% Euro Notes due June 2005 (equivalent to approximately $542 million at December 31, 2004). In March 2006, $1.45 billion related to our asset-based facilities matures, and the $250 million 6 5/8% Senior Notes are due in December 2006.

     On February 23, 2005 we announced that we intend to refinance approximately $3.3 billion of our credit facilities, including:

•	our $1.3 billion asset-based credit facility, due March 31, 2006,

•	our $650 million asset-based term loan, due March 31, 2006,

•	our $680 million deposit funded credit facility, due September 30, 2007, and

•	$650 million in credit facilities for our Goodyear Dunlop Tires Europe B.V. affiliate, due April 30, 2005.

We expect to replace these facilities with $3.35 billion in new five-year facilities that will be due in 2010 and include:

•	a $1.5 billion asset-based credit facility,

•	a $1.2 billion second lien term loan, and

•	the Euro equivalent of $650 million in credit facilities for Goodyear Dunlop Tires Europe B.V.

     These transactions are subject to market conditions and the execution of definitive documentation and are expected to close in April 2005. We expect to record pretax charges of approximately $40 million for the write-off of unamortized costs related to the replaced facilities, and the costs of refinancing could be significant. Failure to refinance the European credit facilities or asset-based facilities before they mature could have a material adverse affect on our liquidity. In order to ensure that our future liquidity requirements are addressed, we plan to seek additional financing in the capital markets. Because of our debt ratings, operating performance over the past few years and other factors, access to the capital markets cannot be assured. Our ongoing ability to access the capital markets is also dependent on the degree of success we have implementing our North American Tire turnaround strategy. Successful implementation of the turnaround strategy is also crucial to ensuring that we have sufficient cash flow from operations to meet our obligations. While we made progress in implementing the turnaround strategy in 2004, there is no assurance that our progress will continue, or that we will be able to sustain any future progress to a degree sufficient to maintain access to capital markets and meet liquidity requirements. As a result, failure to complete the turnaround strategy successfully could have a material adverse effect on our financial position, results of operations and liquidity.

     Future liquidity requirements also may make it necessary for us to incur additional debt. However, a substantial portion of our assets is already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. In addition, unless we sustain or improve our financial performance, our ability to raise unsecured debt may be limited.

     In addition to maturing debt, we are required to make contributions to our domestic defined benefit pension plans. These contributions are required under the minimum funding requirements of the Employee Retirement Income Security Act (“ERISA”). Although subject to change, we expect to be required by ERISA to make contributions to our domestic pension plans of approximately $400 million to $425 million in 2005. At the end of 2005, the current interest rate relief measures used for pension funding calculations expire. If current measures are extended, we estimate that required contributions in 2006 will be in the range of $600 million to $650 million. If new legislation is not enacted, the interest rate used for 2006 and beyond will be based upon a 30-year U.S. Treasury bond rate, as calculated and published by the U.S. government as a proxy for the rate that could be attained if 30-year Treasury bonds were currently being issued. Using an estimate of these rates would result in estimated required contributions during 2006 in the range of $725 million to $775 million. The assumptions used to develop these estimates are described in the Commitments and Contingencies table below. We are not able to reasonably estimate our future required contributions beyond 2006. Nevertheless, we expect that the amount of contributions required in years beyond 2006 will be substantial. In 2005, in addition to required domestic plan contributions, we expect to contribute approximately $70 million to our funded international pension plans.

     Our postretirement benefit plans will require amounts to cover benefit payments in the future. Benefit payments are expected to be approximately $304 million in 2005, $321 million in 2006 and $274 million in 2007. These estimates are based upon the plan provisions currently in effect. Total payments are estimated to be approximately $2.6 billion as calculated on December 31, 2004. The majority of these payments would be made more than five years hence. The estimated payments do not include an estimated reduction in our obligations totaling approximately $475 million to $525 million resulting from the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

     Pursuant to an agreement entered into in 2001, Ansell Ltd., our joint venture partner in South Pacific Tyres (SPT), has the right, subject to certain conditions, during the period beginning August 2005 and ending one year later, to require Goodyear to purchase Ansell’s 50% interest in SPT. The purchase price is a formula price based on the earnings of SPT, subject to various adjustments. If Ansell does not exercise its right, we may require Ansell to sell its interest to us during the 180 days following the expiration of Ansell’s right at a price established using the same formula.

     We are subject to various legal proceedings, including those described in the Note to the Financial Statements No. 20, Commitments and Contingent Liabilities. In the event we wish to appeal any future adverse judgment in any proceeding, we would be required to post an appeal bond with the relevant court. If we do not have sufficient availability under our facilities to issue a letter of credit to support an appeal bond, we may be required to (i) pay down borrowings under the facility in order to increase the amount available for issuing letters of credit, or (ii) deposit cash collateral in order to stay the enforcement of the judgment pending an appeal. A significant deposit of cash collateral may have a material adverse effect on our liquidity.

     A substantial portion of our borrowings is at variable rates of interest and exposes us to interest rate risk. If interest rates rise, our debt service obligations would increase. A significant rise in interest rates could have a material adverse effect on our liquidity in future periods.

Dividends

On February 4, 2003, we announced that we eliminated our quarterly cash dividend. The dividend reduction was decided on by the Board of Directors in order to conserve cash. Under our primary credit agreements, we are not permitted to pay dividends on our common stock.

COMMITMENTS AND CONTINGENCIES

Contractual Obligations

The following table presents our contractual obligations and commitments to make future payments as of December 31, 2004:

	Payment Due by Period as of December 31, 2004
							After
(In millions)	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	5 Years
Long Term Debt (1)	$5,619.2	$1,225.2	$1,920.6	$300.8	$104.0	$227.4	$1,841.2
Capital Lease Obligations (2)	91.1	10.4	9.5	9.0	8.9	8.5	44.8
Interest Payments (3)	1,761.4	348.1	229.8	160.1	150.3	162.6	710.5
Operating Leases (4)	1,519.3	320.3	262.6	203.1	146.8	110.5	476.0
Pension Benefits (5)	1,232.5	482.5	750.0	(5)	(5)	(5)	(5)
Other Post Retirement Benefits (6)	2,624.5	303.9	320.7	273.7	266.5	260.3	1,199.4
Workers Compensation (7)	285.9	66.0	42.4	29.3	20.3	25.4	102.5
Binding Commitments (8)	755.9	705.6	16.1	5.2	4.0	3.9	21.1

	$13,889.8	$3,462.0	$3,551.7	$981.2	$700.8	$798.6	$4,395.5

(1)	Long term debt payments include notes payable and reflect long term debt maturities as of December 31, 2004.

(2)	The present value of capital lease obligations is $60.4 million.

(3)	These amounts represent future interest payments related to our existing debt obligations based on fixed and variable interest rates specified in the associated debt agreements. Payments related to variable debt are based on the six-month LIBOR rate at December 31, 2004 plus the specified margin in the associated debt agreements for each period presented. The amounts provided relate only to existing debt obligations and do not assume the refinancing or replacement of such debt.

(4)	Operating lease obligations have not been reduced by minimum sublease rentals of $52.2 million, $42.9 million, $34.2 million, $25.6 million, $17.0 million, and $32.0 million in each of the periods above, respectively, for a total of $203.9 million. Net operating lease payments total $1,315.4 million, with a present value of $946.0 million. The operating leases relate to, among other things, computers and office equipment, real estate and miscellaneous other assets. No asset is leased from any related party.

(5)	The obligation related to pension benefits is actuarially determined and is reflective of obligations as of December 31, 2004. The amounts set forth in the table represent our estimated minimum funding requirements in 2005 and 2006 for domestic defined pension plans under ERISA, and $70 million of expected contributions to our funded international pension plans in 2005. Although subject to change, we expect to be required by ERISA to make contributions to our domestic pension plans of approximately $400 to $425 million in 2005. The amount in the table for 2005 represents the midpoint of this range plus expected contributions to our funded international plans. The expected contributions are based upon a number of assumptions, including:

•	an ERISA liability interest rate of 6.10% for 2005, and

•	plan asset returns of 8.5% in 2005.

At the end of 2005, the current interest relief rate measures used for pension funding calculations expire. If current measures are extended, we estimate that required contributions in 2006 will be in the range of $600 million to $650 million. If new legislation is not enacted, the interest rate used for 2006 and beyond will be based upon a 30-year U.S. Treasury bond rate, as calculated and published by the U.S. government as a proxy for the rate that could be attained if 30-year Treasury bonds were currently being issued. Using an estimate of these rates would result in estimated required contributions during 2006 in the range of $725 million to $775 million. The estimated amount set forth in the table for 2006 represents the mid-point of this range. We likely will be subject to additional statutory minimum funding requirements after 2006. We are not able to reasonably estimate our future required contributions beyond 2006 due to uncertainties regarding significant assumptions involved in estimating future required contributions to our defined benefit pension plans, including:

•	interest rate levels,

•	the amount and timing of asset returns,

•	what, if any, changes may occur in legislation, and

•	how contributions in excess of the minimum requirements could impact the amounts and timing of future contributions.

     We expect the amount of contributions required in years beyond 2006 will be substantial.

(6)	The payments for other postretirement benefits reflect the estimated benefit payments of the plans using the provisions currently in effect. We reserve the right to modify or terminate the plans at any time. The obligation related to other postretirement benefits is actuarially determined on an annual basis. The estimated payments do not include an estimated reduction in our obligations totaling approximately $475 million to $525 million resulting from the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

(7)	The payments for workers’ compensation are based upon recent historical payment patterns. The present value of anticipated payments for workers’ compensation is $230.7 million.

(8)	Binding commitments are for our normal operations and are related primarily to obligations to acquire land, buildings and equipment. In addition, binding commitments includes obligations to purchase raw materials through short term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices.

     We have recorded long term liabilities for other items including income taxes, general and product liabilities, environmental liabilities and miscellaneous other long term liabilities. These other liabilities are not contractual obligations by nature. We cannot, with any degree of reliability, determine the years in which these liabilities might ultimately be settled. Accordingly, they are not included in the above table. In addition, the following contingent contractual obligations, the amounts of which cannot be estimated, are not included in the above table:

•	The terms and conditions of our global alliance with SRI as set forth in the Umbrella Agreement between Goodyear and SRI provide for certain minority exit rights available to SRI commencing in 2009. In addition, the occurrence of certain other events enumerated in the Umbrella Agreement, including certain bankruptcy events or changes in control of Goodyear, could trigger a right of SRI to require us to purchase these interests immediately. SRI’s exit rights, in the unlikely event of exercise, could require us to make a substantial payment to acquire Sumitomo’s interest in the alliance.

•	Pursuant to an agreement entered into in 2001, Ansell Ltd., our joint venture partner in South Pacific Tyres (SPT), has the right, subject to certain conditions, during the period beginning August 2005 and ending one year later, to require us to purchase Ansell’s 50% interest in SPT. The purchase price is a formula price based on the earnings of SPT, subject to various adjustments. If Ansell does not exercise its right, we may require Ansell to sell its interest to us during the 180 days following the expiration of Ansell’s right at a price established using the same formula.

•	Pursuant to an agreement entered into in 2001, we are required to purchase minimum amounts of carbon black from a certain supplier from January 1, 2003 through December 31, 2006, at agreed upon base prices. The base prices are subject to quarterly adjustments for changes in raw material costs and natural gas costs and a one-time adjustment for other manufacturing costs.

     We do not engage in the trading of commodity contracts or any related derivative contracts. We generally purchase raw materials and energy through short term, intermediate and long term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices. We will, however, from time to time, enter into contracts to hedge our energy costs.

Off-Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has:

•	made guarantees,

•	retained or held a contingent interest in transferred assets,

•	undertaken an obligation under certain derivative instruments, or

•	undertaken any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

     We have entered into certain arrangements under which we have provided guarantees, as follows:

	Amount of Commitment Expiration per Period
(In millions)	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	Thereafter

Customer Financing Guarantees	$7.5	$2.4	$1.4	$1.1	$0.5	$1.0	$1.1
Affiliate Financing Guarantees	9.8	—	4.9	4.9	—	—	—
Other Guarantees	0.9	—	—	—	0.1	0.6	0.2

Off-Balance Sheet Arrangements	$18.2	$2.4	$6.3	$6.0	$0.6	$1.6	$1.3

For further information about guarantees, refer to the Note to the Financial Statements No. 20, Commitments and Contingencies.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Management’s Report on Internal Control over Financial Reporting	36
Report of Independent Registered Public Accounting Firm	37

Consolidated Financial Statements of The Goodyear Tire & Rubber Company:
Consolidated Statement of Income for each of the three fiscal years in the period ended December 31, 2004	39
Consolidated Balance Sheet at December 31, 2004 and December 31, 2003	40
Consolidated Statement of Shareholders’ Equity (Deficit) for each of the three fiscal years in the period ended December 31, 2004	41
Consolidated Statement of Cash Flows for each of the three fiscal years in the period ended December 31, 2004	42
Notes to Financial Statements	43

Supplementary Data (unaudited)	109

Financial Statement Schedules:
The following consolidating financial statement schedules of The Goodyear Tire & Rubber Company are filed as part of this Report on Form 10-K and should be read in conjunction with the Consolidated Financial Statements of The Goodyear Tire & Rubber Company.

Schedule I — Condensed Financial Information of Registrant	FS-2
Schedule II — Valuation and Qualifying Accounts	FS-8

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In order to evaluate the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act, management conducted an assessment, including testing, using the criteria in the Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     A material weakness is a control deficiency or combination of control deficiencies that result in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. As of December 31, 2004 the Company did not maintain effective controls over certain account reconciliations and did not maintain adequate segregation of duties at the application control level in certain information technology environments. A description of the material weaknesses that existed as of December 31, 2004, as well as their actual and potential effect on the presentation of the Company’s consolidated financial statements issued during their existence, is discussed below.

Account Reconciliations. At December 31, 2004, the Company did not maintain effective control over the preparation and review of account reconciliations of certain general ledger accounts. This control deficiency primarily related to account reconciliations of goodwill, deferred charges, fixed assets, compensation and benefits, accounts payable-trade and the accounts of a retail subsidiary in France. This control deficiency resulted in misstatements that were part of the restatement of the Company’s consolidated financial statements for 2003, 2002 and 2001, for each of the quarters for the year ended December 31, 2003 and for the first, second and third quarters for the year ended December 31, 2004. Additionally, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Segregation of Duties. At December 31, 2004, the Company did not maintain effective controls over the segregation of duties at the application control level in certain information technology environments as a result of not restricting the access of certain individuals in both information technology and finance. These deficiencies existed in varying degrees in certain business segments within the revenue and purchasing processes. This control deficiency did not result in any adjustments to the annual or interim consolidated financial statements; however, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

     Because of the material weaknesses described above, management has concluded that, as of December 31, 2004, the Company did not maintain effective internal controls over financial reporting, based on criteria established in Internal Control-Integrated Framework.

     Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The Goodyear Tire & Rubber Company

We have completed an integrated audit of The Goodyear Tire & Rubber Company’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of The Goodyear Tire & Rubber Company and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 46R (revised December 2003), “Consolidation of Variable Interest Entities,” as of January 1, 2004.

As described in Note 2, “Restatement,” the Company has restated its previously issued consolidated financial statements.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that The Goodyear Tire & Rubber Company did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effects of not maintaining effective controls over certain account reconciliations and not maintaining adequate segregation of duties at the application control level in certain information technology environments, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.

Account Reconciliations. At December 31, 2004, the Company did not maintain effective control over the preparation and review of account reconciliations of certain general ledger accounts. This control deficiency primarily related to account reconciliations of goodwill, deferred charges, fixed assets, compensation and benefits, accounts payable-trade and the accounts of a retail subsidiary in France. This control deficiency resulted in misstatements that were part of the restatement of the Company’s consolidated financial statements for 2003, 2002 and 2001, for each of the quarters for the year ended December 31, 2003 and for the first, second and third quarters for the year ended December 31, 2004. Additionally, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Segregation of Duties. At December 31, 2004, the Company did not maintain effective controls over the segregation of duties at the application control level in certain information technology environments as a result of not restricting the access of certain individuals in both information technology and finance. These deficiencies existed in varying degrees in certain business segments within the revenue and purchasing processes. This control deficiency did not result in any adjustments to the annual or interim consolidated financial statements however, this control deficiency could result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that The Goodyear Tire & Rubber Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, The Goodyear Tire & Rubber Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
March 16, 2005 except for Notes 18 and 24, as to which the date is June 20, 2005

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
		Restated
(Dollars in millions, except per share amounts)	2004	2003	2002
Net Sales	$18,370.4	$15,122.1	$13,856.0
Cost of Goods Sold	14,709.2	12,499.0	11,306.9
Selling, Administrative and General Expense	2,833.1	2,374.2	2,202.4
Rationalizations (Note 3)	55.6	291.5	5.5
Interest Expense (Note 15)	368.8	296.3	242.7
Other (Income) and Expense (Note 4)	8.2	263.4	56.8
Foreign Currency Exchange (Gain) Loss	23.4	40.7	(8.7)
Equity in (Earnings) Losses of Affiliates	(8.4)	14.5	13.8
Minority Interest in Net Income of Subsidiaries	57.8	32.8	55.6

Income (Loss) before Income Taxes	322.7	(690.3)	(19.0)
United States and Foreign Taxes on Income (Loss) (Note 14)	207.9	117.1	1,227.9

Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)

Net Income (Loss) Per Share — Basic	$0.65	$(4.61)	$(7.47)

Average Shares Outstanding (Note 12)	175.4	175.3	167.0

Net Income (Loss) Per Share — Diluted	$0.63	$(4.61)	$(7.47)

Average Shares Outstanding (Note 12)	192.3	175.3	167.0

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,
		Restated
(Dollars in millions)	2004	2003
Assets
Current Assets:
Cash and cash equivalents (Note 1)	$1,967.9	$1,546.3
Restricted cash (Note 1)	152.4	23.9
Accounts and notes receivable (Note 5)	3,427.4	2,616.3
Inventories (Note 6)	2,784.8	2,467.7
Prepaid expenses and other current assets	299.2	305.4

Total Current Assets	8,631.7	6,959.6
Long Term Accounts and Notes Receivable	288.9	275.7
Investments in and Advances to Affiliates	34.9	184.2
Other Assets (Note 8)	78.3	71.5
Goodwill (Note 7)	720.3	658.2
Other Intangible Assets (Note 7)	162.6	150.4
Deferred Income Tax (Note 14)	83.4	70.5
Prepaid and Deferred Pension Costs (Note 13)	829.9	869.9
Deferred Charges	248.1	255.9
Properties and Plants (Note 9)	5,455.2	5,205.2

Total Assets	$16,533.3	$14,701.1

Liabilities
Current Liabilities:
Accounts payable-trade	$1,979.0	$1,562.8
Compensation and benefits (Note 13)	1,042.0	987.6
Other current liabilities	590.3	585.2
United States and foreign taxes	271.3	270.7
Notes payable (Note 11)	220.6	146.7
Long term debt and capital leases due within one year (Note 11)	1,009.9	113.5

Total Current Liabilities	5,113.1	3,666.5
Long Term Debt and Capital Leases (Note 11)	4,449.1	4,825.8
Compensation and Benefits (Note 13)	5,063.8	4,541.7
Deferred and Other Noncurrent Income Taxes (Note 14)	405.8	380.6
Other Long Term Liabilities	582.6	464.7
Minority Equity in Subsidiaries	846.1	854.0

Total Liabilities	16,460.5	14,733.3

Commitments and Contingent Liabilities (Note 20)

Shareholders’ Equity (Deficit)
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—
Common Stock, no par value:
Authorized, 300,000,000 shares
Outstanding shares, 175,619,639 (175,326,429 in 2003)	175.6	175.3
Capital Surplus	1,391.8	1,390.2
Retained Earnings	1,069.9	955.1
Accumulated Other Comprehensive Income (Loss) (Note 19)	(2,564.5)	(2,552.8)

Total Shareholders’ Equity (Deficit)	72.8	(32.2)

Total Liabilities and Shareholders’ Equity	$16,533.3	$14,701.1

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other	Total
	Common Stock		Capital	Retained	Comprehensive	Shareholders’
(Dollars in millions, except per share)	Shares	Amount	Surplus	Earnings	Income (Loss)	Equity
Balance at December 31, 2001 as originally restated (A)	163,165,698	$163.2	$1,245.4	$3,089.3	$(1,870.1)	$2,627.8
(after deducting 32,512,970 treasury shares)
Effect of restatement on periods ending on or before December 31, 2001				(0.1)	(30.9)	(31.0)

Balance at December 31, 2001 (as restated)	163,165,698	$163.2	$1,245.4	$3,089.2	$(1,901.0)	$2,596.8
Comprehensive income (loss):
Net loss				(1,246.9)
Foreign currency translation (net of tax benefit of $0)					74.4
Minimum pension liability (net of tax of $42.4)					(1,283.6)
Unrealized investment gain (net of tax of $0)					7.3
Deferred derivative gain (net of tax of $0)					60.6
Reclassification adjustment for amounts recognized in income (net of tax of $0)					(64.5)
Total comprehensive loss						(2,452.7)
Cash dividends — $0.48 per share				(79.8)		(79.8)
Common stock issued from treasury:
Domestic pension funding	11,300,000	11.3	126.6			137.9
Common stock issued for acquisitions	693,740	0.7	15.2			15.9
Stock compensation plans	147,995	0.1	2.9			3.0

Balance at December 31, 2002 (as restated)	175,307,433	175.3	1,390.1	1,762.5	(3,106.8)	221.1
(after deducting 20,371,235 treasury shares)
Comprehensive income (loss):
Net loss				(807.4)
Foreign currency translation (net of tax benefit of $0)					393.7
Minimum pension liability (net of tax of $2.2)					128.3
Unrealized investment gain (net of tax of $0)					4.1
Reclassification adjustment for amounts recognized in income (net of tax of $8.7)					8.8
Deferred derivative gain (net of tax of $0)					46.3
Reclassification adjustment for amounts recognized in income (net of tax of $1.9)					(27.2)
Total comprehensive loss						(253.4)
Common stock issued from treasury:
Stock compensation plans	18,996		0.1			0.1

Balance at December 31, 2003 (as restated)
(after deducting 20,352,239 treasury shares)	175,326,429	175.3	1,390.2	955.1	(2,552.8)	(32.2)

Comprehensive income (loss):
Net income				114.8
Foreign currency translation (net of tax benefit of $0)					253.2
Minimum pension liability (net of tax of $34.2)					(283.8)
Unrealized investment gain (net of tax of $0)					13.4
Deferred derivative gain (net of tax of $0)					29.6
Reclassification adjustment for amounts recognized in income (net of tax of $(3.5))					(24.1)
Total comprehensive income						103.1
Common stock issued from treasury:
Stock compensation plans	293,210	0.3	1.6			1.9

Balance at December 31, 2004
(after deducting 20,059,029 treasury shares)	175,619,639	$175.6	$1,391.8	$1,069.9	$(2,564.5)	$72.8

(A)	As reported in Form 10-K filed on May 19, 2004.

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
		Restated
(In millions)	2004	2003	2002
Cash Flows from Operating Activities:
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	628.7	691.6	605.3
Amortization of debt issuance costs	86.1	50.3	17.9
Deferred tax provision (Note 14)	(4.5)	(9.9)	1,131.2
Rationalizations (Note 3)	32.4	132.4	2.4
(Gain) loss on asset sales (Note 4)	7.5	16.4	(23.6)
Fire loss deductible expense (Note 4)	11.6	—	—
Insurance settlement gain (Note 4)	(156.6)	—	—
Minority interest and equity earnings	47.5	39.3	71.4
Net cash flows from sale of accounts receivable (Note 5)	(117.7)	(839.6)	34.8
Pension contributions	(264.6)	(115.7)	(226.9)
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(310.3)	(108.1)	47.6
Inventories	(53.9)	38.2	60.4
Accounts payable—trade	151.1	(102.7)	94.1
Prepaid expenses and other current assets	64.1	202.1	(131.4)
Deferred charges	(19.6)	1.9	(9.7)
Long term compensation and benefits	687.7	(3.5)	1,512.2
Accumulated other comprehensive income (loss) – deferred pension gain (loss)	(244.2)	191.1	(1,265.8)
Other long term liabilities	90.9	201.3	(85.6)
Other assets and liabilities	(31.2)	133.5	98.6

Total adjustments	605.0	518.6	1,932.9

Total cash flows from operating activities	719.8	(288.8)	686.0

Cash Flows from Investing Activities:
Capital expenditures	(518.6)	(375.4)	(458.1)
Short term securities acquired	—	—	(64.7)
Short term securities redeemed	—	26.6	38.5
Asset dispositions	19.3	104.4	55.6
Asset acquisitions	(61.8)	(71.2)	(54.8)
Other transactions	35.9	79.6	(56.8)

Total cash flows from investing activities	(525.2)	(236.0)	(540.3)

Cash Flows from Financing Activities:
Short term debt incurred	162.5	323.1	84.1
Short term debt paid	(139.2)	(469.2)	(87.5)
Long term debt incurred	2,066.7	2,983.8	38.4
Long term debt paid	(1,693.9)	(1,612.1)	(125.2)
Common stock issued (Notes 8, 12)	1.8	0.2	18.7
Dividends paid to minority interests in subsidiaries	(28.9)	(38.6)	(16.2)
Dividends paid to Goodyear shareholders	—	—	(79.8)
Debt issuance costs	(51.4)	(104.1)	—
Increase in restricted cash	(128.5)	(23.9)	—
Other transactions	—	27.9	—

Total cash flows from financing activities	189.1	1,087.1	(167.5)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	37.9	64.2	(13.7)

Net Change in Cash and Cash Equivalents	421.6	626.5	(35.5)
Cash and Cash Equivalents at Beginning of the Period	1,546.3	919.8	955.3

Cash and Cash equivalents at End of the Period	$1,967.9	$1,546.3	$919.8

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

Note 1. Accounting Policies

A summary of the significant accounting policies used in the preparation of the accompanying financial statements follows:

Principles of Consolidation

          The consolidated financial statements include the accounts of all majority-owned subsidiaries in which no substantive participating rights are held by minority shareholders. All intercompany transactions have been eliminated. Our investments in companies in which we have the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. Accordingly, our share of the earnings of these companies is included in consolidated net income (loss). Investments in other companies are carried at cost.

          The consolidated financial statements also include the accounts of entities consolidated pursuant to the provisions of Interpretation No. 46 of the Financial Accounting Standards Board, “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51,” as amended by FASB Interpretation No. 46 (revised December 2003) (collectively, “FIN 46”). FIN 46 requires companies to consolidate, at fair value, the assets, liabilities and results of operations of variable interest entities (VIEs) in which the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties. In addition, FIN 46 requires consolidation of VIEs in which a company holds a controlling financial interest through means other than the majority ownership of voting equity.

          We applied the provisions of FIN 46, effective July 1, 2003, to VIEs representing lease-financing arrangements with special purpose entities (SPEs). Effective January 1, 2004, we applied the provisions of FIN 46 to entities that are not SPEs. This resulted in the consolidation of South Pacific Tyres (SPT), a tire manufacturer, marketer and exporter of tires in Australia and New Zealand, and T&WA, a wheel mounting operation in the United States which sells to original equipment manufacturers.

          Refer to Note 8 and Note 10.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to:

•	allowance for doubtful accounts,

•	recoverability of intangibles and other long-lived assets,

•	deferred tax asset valuation allowances,

•	workers’ compensation,

•	litigation,

•	general and product liabilities,

•	environmental liabilities,

•	pension and other postretirement benefits, and

•	various other operating allowances and accruals, based on currently available information.

     Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

Revenue Recognition

Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured. A provision for sales returns and allowances is recorded at the time of sale. Appropriate provision is made for uncollectible accounts based on historical experience and specific circumstances, as appropriate.

Shipping and Handling Fees and Costs

Expenses for transportation of products to customers are recorded as a component of cost of goods sold.

Research and Development Costs

Research and development costs include, among other things, materials, equipment, compensation and contract services. These costs are expensed as incurred and included as a component of cost of goods sold. Refer to Note 16.

Warranty

We offer warranties on the sale of certain of our products and services and record an accrual for estimated future claims at the time revenue is recognized. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. Refer to Note 20.

Environmental Cleanup Matters

We expense environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. We determine our liability on a site by site basis and record a liability at the time when it is probable and can be reasonably estimated. Our estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. Our estimated liability is not discounted or reduced for possible recoveries from insurance carriers. Refer to Note 20.

Legal Expenses

We record a liability for estimated legal and defense costs related to pending general and product liability claims, environmental matters and workers’ compensation claims. Refer to Note 20.

Advertising Costs

Costs incurred for producing and communicating advertising are generally expensed when incurred. Costs incurred under our cooperative advertising program with dealers and franchisees are recorded as reductions of sales as related revenues are recognized. Refer to Note 17.

Rationalizations

We adopted Statement of Financial Accounting Standards No. 146 (SFAS 146), “Accounting for Costs Associated with Exit or Disposal Activities,” effective for all exit or disposal activities initiated after December 31, 2002. SFAS 146 requires, among other things, that liabilities for costs associated with exit or disposal activities be recognized when the liabilities are incurred, rather than when an entity commits to an exit plan. SFAS 146 changes the timing of liability and expense recognition related to exit or disposal activities, but not the ultimate amount of such expenses. Refer to Note 3.

Income Taxes

Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Refer to Note 14.

Cash and Cash Equivalents / Consolidated Statement of Cash Flows

Cash and cash equivalents include cash on hand and in the bank as well as all short term securities held for the primary purpose of general liquidity. Such securities normally mature within three months from the date of acquisition. Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged. Unpresented checks are recorded within accounts payable-trade and totaled $180.5 million and $139.6 million at December 31, 2004 and 2003, respectively. Cash flows associated with unpresented checks are classified as financing activities.

Restricted Cash and Restricted Net Assets

Restricted cash includes the settlement fund balance related to Entran II litigation as well as cash deposited in support of trade agreements and performance bonds, and historically has included cash deposited in support of borrowings incurred by subsidiaries. At December 31, 2004, cash balances totaling $152.4 million were subject to such restrictions, compared to $23.9 million at December 31, 2003.

          In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make distributions of cash. At December 31, 2004, approximately $220.6 million of net assets were subject to such restrictions, compared to approximately $259 million at December 31, 2003.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using FIFO or the average cost method. Costs include direct material, direct labor and applicable manufacturing and engineering overhead. Refer to Note 6.

Goodwill and Other Intangible Assets

Goodwill is recorded when the cost of acquired businesses exceeds the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or when events or circumstances indicate that impairment may have occurred, as provided in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. We elected to perform the goodwill impairment test annually as of July 31. The carrying amount of goodwill and intangible assets with indefinite useful lives is reviewed whenever events or circumstances indicated that revisions might have been warranted. Goodwill and intangible assets with indefinite useful lives would be written down to fair value if considered impaired. Intangible assets with finite useful lives are amortized to their estimated residual values over such finite lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Refer to Note 7.

Investments

Investments in marketable equity securities are stated at fair value. Fair value is determined using quoted market prices at the end of the reporting period and, when appropriate, exchange rates at that date. Unrealized gains and losses on marketable equity securities classified as available-for-sale are recorded in Accumulated Other Comprehensive Income (Loss), net of tax. Refer to Notes 8 and 19.

Properties and Plants

Properties and plants are stated at cost. Depreciation is computed using the straight-line method. Additions and improvements that substantially extend the useful life of properties and plants, and interest costs incurred during the construction period of major projects, are capitalized. Repair and maintenance costs are charged to income in the period incurred. Properties and plants are depreciated to their estimated residual values over their estimated useful lives, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Refer to Notes 9 and 15.

Foreign Currency Translation

Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as Accumulated Other Comprehensive Income (Loss). Where the U.S. dollar is the functional currency, translation adjustments are recorded in income.

Derivative Financial Instruments and Hedging Activities

          To qualify for hedge accounting, hedging instruments must be designated as hedges and meet defined correlation and effectiveness criteria. These criteria require that the anticipated cash flows and/or financial statement effects of the hedging instrument substantially offset those of the position being hedged.

          Derivative contracts are reported at fair value on the Consolidated Balance Sheet as both current and long term Accounts Receivable or Other Liabilities. Deferred gains and losses on contracts designated as cash flow hedges are recorded in Accumulated Other Comprehensive Income (Loss) (OCI). Ineffectiveness in hedging relationships is recorded as Other (Income) and Expense in the current period.

Interest Rate Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in OCI. Amounts are transferred from OCI and recognized in income as Interest Expense in the same period that the hedged item is recognized in income. Gains and losses on contracts designated as fair value hedges are recognized in income in the current period as Interest Expense. Gains and losses on contracts with no hedging designation are recorded in income in the current period as Other (Income) and Expense.

Foreign Currency Contracts — Gains and losses on contracts designated as cash flow hedges are initially deferred and recorded in OCI. Amounts are transferred from OCI and recognized in income in the same period and on the same line that the hedged item is recognized in income. Gains and losses on contracts with no hedging designation are recorded in income currently as Foreign Currency Exchange.

          We do not include premiums paid on forward currency contracts in our assessment of hedge effectiveness. Premiums on contracts designated as hedges are recognized in income as Foreign Currency Exchange over the life of the contract.

Net Investment Hedging — Nonderivative instruments denominated in foreign currencies are used to hedge net investments in foreign subsidiaries. Gains and losses on these instruments are deferred and recorded in OCI as Foreign Currency Translation Adjustment. These gains and losses are only recognized in income upon the complete or partial sale of the related investment or the complete liquidation of the investment.

Termination of Contracts — Gains and losses (including deferred gains and losses in OCI) are recognized in income as Other (Income) and Expense when contracts are terminated concurrently with the termination of the hedged position. To the extent that such position remains outstanding, gains and losses are amortized to Interest Expense or Foreign Currency Exchange over the remaining life of that position. Gains and losses on contracts that we temporarily continue to hold after the early termination of a hedged position, or that otherwise no longer qualify for hedge accounting, are recognized in income as Other (Income) and Expense.

          Refer to Note 11.

Stock-Based Compensation

We used the intrinsic value method to measure compensation cost for stock-based compensation. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance units is recorded based on the quoted market price of our common stock at the end of the reporting period. Refer to Note 12.

          The following table presents the pro forma effect of using the fair value method to measure compensation cost:

	Year Ended December 31,
		Restated
(In millions, except per share)	2004	2003	2002
Net income (loss) as reported	$114.8	$(807.4)	$(1,246.9)
Add: Stock-based compensation expense (income) included in net income (loss) (net of tax)	6.4	1.3	(5.6)
Deduct: Stock-based compensation expense calculated using the fair value method (net of tax)	(20.2)	(28.0)	(28.7)

Net income (loss) as adjusted	$101.0	$(834.1)	$(1,281.2)

Net income (loss) per share:

Basic — as reported	$0.65	$(4.61)	$(7.47)
— as adjusted	0.58	(4.76)	(7.67)

Diluted — as reported	$0.63	$(4.61)	$(7.47)
— as adjusted	0.56	(4.76)	(7.67)

Earnings Per Share of Common Stock

Basic earnings per share were computed based on the average number of common shares outstanding. Diluted earnings per share reflects the dilutive impact of outstanding stock options (computed using the treasury stock method) and in 2004, contingently convertible debt.

          We have adopted the provisions of Emerging Issues Task Force Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”. This pronouncement requires shares, issuable under contingent conversion provisions in debt agreements, to be included in the calculation of diluted earnings per share regardless of whether the provisions of the contingent features had been met. The provisions of Issue No. 04-08 are effective for reporting periods ending after December 15, 2004. Retroactive restatement of diluted earnings per share is required. Refer to Note 12.

          All earnings per share amounts in these notes to financial statements are diluted, unless otherwise noted. Refer to Note 12.

Reclassification

Certain items previously reported in specific financial statement captions have been reclassified to conform to the 2004 presentation.

Recently Issued Accounting Standards

          The Financial Accounting Standards Board (FASB) issued Staff Position No. 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities” (FSP 129-1). FSP 129-1 clarified certain disclosure requirements of the contingent conversion features of convertible securities. FSP 129-1 was effective immediately upon its release. Our disclosures related to our $350 million 4% Convertible Senior Notes due 2034 are in compliance with the disclosure requirements of FSP 129-1.

          The FASB issued, on May 19, 2004, FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2). FSP 106-2 provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive transition approaches. Based on the proposed regulations, during 2004 we determined that the overall impact of the adoption of FSP 106-2 was a reduction of expense in 2004 and in future annual periods of approximately $2 million on an annual basis. The adoption of FSP 106-2 also reduced our accumulated postretirement benefit obligation by approximately $19.7 million during 2004. On January 21, 2005 final regulations were issued. Based on the clarifications provided in the final regulations, our net periodic postretirement cost is expected to be lower by approximately $50 million in 2005, and the accumulated postretirement benefit obligation is expected to be reduced by approximately $475 million to $525 million during 2005.

          The FASB has issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). Under the provisions of SFAS 123R, companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. We must adopt the provisions of SFAS 123R as of the beginning of the first interim reporting period that begins after June 15, 2005 (i.e. the third quarter of 2005), with early adoption encouraged. SFAS 123R applies to all awards granted, modified, repurchased or cancelled by us after June 30, 2005.

          SFAS 123R allowed companies various transition approaches. We are currently assessing the timing and the transition method that we will use for the adoption of SFAS 123R. We expect to recognize additional compensation cost of approximately $3 million to $4 million per quarter that was not previously required to be recognized, beginning in the quarter in which we first implement the provisions of SFAS 123R. We do not expect the adoption of SFAS 123R to have a material impact on our results of operations, financial position or liquidity.

          On October 22, 2004, the American Jobs Creation Act of 2004 (the Act) was signed into law. The Act, when fully phased-in, includes a tax deduction of up to 9 percent of the lesser of (a) qualified production activities income or (b) taxable income, both as defined in the Act. In addition, the Act includes a special one-time tax deduction of 85 percent of certain foreign earnings that are repatriated no later than in the 2005 tax year. The FASB issued two staff positions to address the accounting for income taxes in conjunction with the Act. FASB Staff Position No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004” (FSP 109-1), was effective upon its release on December 22, 2004. FSP 109-1 requires us to treat the tax deduction as a special deduction instead of a change in tax rate that would have impacted our existing deferred tax balances. Based on current earnings levels, this provision should not have a material impact on our income tax provision.

          FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP 109-2), established accounting and disclosure requirements for enterprises in the process of evaluating, or completing the evaluation of, the repatriation provision of the Act. We have started an evaluation of the effects of the repatriation provision. We do not anticipate repatriating foreign earnings under the Act, as it may not provide an overall tax benefit. However, we do not expect to be able to complete this evaluation until our 2005 tax position has been more precisely determined and Congress or the Treasury Department provide additional clarifying language on key elements of the provision. If we ultimately determine to elect to repatriate earnings under the Act, it would not have a material impact on our results of operations, financial position or liquidity.

          The FASB has issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS 151). The provisions of SFAS 151 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the International Accounting Standards Board (IASB) related to inventory costs, in particular, abnormal amounts of idle facility expense, freight, handling costs and spoilage. SFAS 151 requires that these costs be recognized as current period charges regardless of the extent to which they are considered abnormal. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material impact on our results of operations, financial position or liquidity.

          The FASB has issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29” (SFAS 153). The provisions of SFAS 153 are intended to eliminate narrow differences between the existing accounting standards of the FASB and the IASB related to the value on which the measurement of nonmonetary exchanges should be based. APB Opinion No. 29 (APB 29) provides that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. An exception was provided in APB 29 to measure exchanges of similar productive assets based on book values. SFAS 153 eliminates the exception in APB 29 for similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary exchanges occurring in periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our results of operations, financial position or liquidity.

          The EITF issued Topic 03-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128”, (EITF 03-06). EITF 03-06 requires the use of the two-class method of computing EPS for enterprises with participating securities or multiple classes of common stock. The provisions of EITF 03-06 are effective for fiscal periods beginning after March 31, 2004. The adoption of EITF 03-06 did not have an impact on our EPS.

Note 2. Restatement

The financial statements included in this 2004 Form 10-K have been restated to reflect adjustments to our previously reported quarterly financial data and annual financial statements included in our Form 10-K for the year ended December 31, 2003, as filed on May 19, 2004, and our previously-filed quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004. The restatement also affected periods prior to 2003. References to quarterly amounts are unaudited. All amounts are before tax unless otherwise noted. Refer to Supplementary Data (Unaudited) for the effect of the restatement on quarterly periods of 2004 and 2003. We intend to file an amended Form 10-K for the year ended December 31, 2003 as expeditiously as possible.

Restatements Included in 2003 Form 10-K

          Our 2003 Form 10-K, filed on May 19, 2004, contained a restatement of our previously-issued quarterly financial data and annual financial statements. We identified adjustments through May 19, 2004 which reduced previously reported net income in 2003 and prior years by a total of $280.8 million. Of this amount, $56.2 million was included in 2003 net income and $224.6 million was included in net income in prior years. The impact on net income for the years ended December 31, 2002 and 2001 was $121.2 million and $50.5 million, respectively. The impact related to years prior to 2001 was a decrease in retained earnings of $52.9 million at January 1, 2001. Total shareholders’ equity at September 30, 2003 was reduced by adjustments to Accumulated Other Comprehensive Income (Loss) (OCI) of $183.9 million.

          The total reductions in net income of $280.8 million include $31.3 million recorded in the quarter ended June 30, 2003; $84.7 million in additional items previously reflected in the restated financial results included in the Form 8-K filed on November 20, 2003 and the Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003; and $164.8 million in additional items reflected in the financial statements included in the Form 10-K for the year ended December 31, 2003 filed on May 19, 2004.

          The restatements initially arose out of an intensified effort to reconcile certain general ledger accounts in the second and third quarters of 2003. As a result of our efforts to reconcile these accounts, we identified various adjustments that were recorded in the second quarter of 2003 and subsequently identified additional adjustments that needed to be recorded. Based on an assessment of the impact of the adjustments, management and the Audit Committee decided to restate our previously issued financial statements on Form 10-Q for the quarter ended September 30, 2003 and for prior periods. Following the identification of these adjustments, PricewaterhouseCoopers LLP (PwC) advised us in October 2003 that the failure to identify certain issues that had affected several years financial statements related to the monitoring and review of general ledger accounts collectively resulted in a material weakness in internal controls that required strengthening of procedures for account reconciliations.

          In December 2003, we discovered accounting irregularities in our European Union Tire business segment. The Audit Committee initiated a special investigation of these irregularities, and this investigation was subsequently expanded to other overseas locations. The investigations identified accounting irregularities primarily related to earnings management whereby accrual accounts were improperly adjusted between periods or expenses were improperly deferred. In the first and second quarters of 2004, we identified other adjustments. Some of these adjustments resulted from accounting irregularities including the understatement of workers’ compensation liability and the valuation of real estate received in payment of trade accounts receivable in Chile. The Audit Committee also initiated an investigation into these adjustments. As a result of these investigations, management and the Audit Committee decided that a further restatement of our financial statements for 2003 and prior years was necessary.

          In May 2004, PwC advised us that the circumstances it previously identified to us as collectively resulting in a material weakness had each individually become a material weakness. PwC advised us that this determination was due to the number of previously undetected errors that were attributable to the material weakness previously identified. A significant portion of these errors were detected by us. PwC further identified an additional material weakness resulting from intentional overrides of internal controls by those in authority, particularly related to the European Union Tire segment and workers’ compensation liability in the United States. These material weaknesses, if unaddressed, could result in material errors in our financial statements. In addition, PwC advised us that it had identified as reportable conditions our need to enhance certain finance personnel’s knowledge of U.S. GAAP and internal controls and the need to enhance controls related to the establishment of bank accounts.

          The restatement also included changes to the timing of certain previously recognized adjustments not arising from account reconciliations as well as other adjustments identified during the restatement process.

          The adjustments resulting from our initial restatement efforts, the special overseas accounting and workers’ compensation investigations and the 2003 year-end closing process are described as follows:

Accounting Irregularities. This category includes adjustments reducing income by a total of $29.0 million related to periods ending September 30, 2003 and earlier. Of this amount, $0.4 million of income was included in income in 2003 and $29.4 million of expense was included in income in prior years. These adjustments resulted from the overseas special accounting investigation, the understatement of our liability for workers’ compensation payments, the improper deferral of manufacturing variances in 1998, and certain adjustments in Chile, including the correction of the valuation of real estate received in payment for trade accounts receivable.

          Adjustments reducing income by a total of $9.2 million were included in the restatement as a result of the special accounting investigation in Europe and Asia. The majority of the adjustments addressed accrual accounts that were improperly adjusted between periods or expenses that were improperly deferred beyond the third quarter of 2003. These adjustments primarily related to accounts receivable, fixed assets, accounts payable-trade and other long-term liability accounts that were improperly adjusted. As part of this investigation, an adjustment was made to defer a gain on a sale-leaseback transaction of $3.9 million beyond the third quarter of 2003 that was improperly recognized in prior periods.

          The workers’ compensation adjustments totaled $17.7 million related to periods ending on September 30, 2003 and earlier. These adjustments resulted from an understatement of our potential liability for estimated payments relating to workers’ compensation claims by employees. In the first quarter of 2004, it was noted that claims arising from one of our United States tire manufacturing plants were under-reserved. As a result, with the assistance of the outside administrator we reviewed approximately 85% of the open claims handled by this administrator at this plant as well as other facilities and determined that reserves needed to be increased to accurately value the claims. The under-reserving resulted in part from improper efforts to reduce, or restrict the amount of increase in, the reserves for certain workers’ compensation claims leading to claims data in our workers’ compensation claims database that did not reflect our probable ultimate exposure. Of the $17.7 million adjustment, $4.1 million affected income for the nine months ended 2003, $5.6 million and $2.3 million affected income for the years ended December 31, 2002 and 2001, respectively, and $5.7 million affected pre-2001 income. In addition, in the fourth quarter of 2003, $6.2 million was recorded relating to the understatement.

          In the second quarter of 1999, we discovered that $18.1 million of manufacturing variances at one of our United States tire manufacturing plants had been improperly deferred from 1998 to 1999. When the matter was discovered in the second quarter of 1999, we recorded the remaining costs that had not previously been recorded. As part of this restatement, we reduced income in 1998 by $18.1 million and increased income in 1999 by the same amount.

          In 2000, our subsidiary in Chile received approximately 13 acres of land in Santiago, Chile, in payment for trade accounts receivable from one of its Chilean customers. At the time, the subsidiary recorded the land based upon an inappropriate appraisal. In the first quarter of 2004, we had an additional appraisal performed that appropriately valued the land at a much lower value. The Audit Committee requested an investigation into the matter, and as a result, we recorded an adjustment to reduce the valuation of the land. The adjustment reduced income by $1.5 million in 2000. We also identified other adjustments in Chile whereby accrual accounts were improperly adjusted between periods or expenses were improperly deferred. Adjustments of $0.6 million were recorded related to these accounts.

          A summary of the accounting irregularities adjustments and the time periods affected follows:

	Nine Months Ended
	September 30, 2003	Year Ended December 31,
(In millions)	(Unaudited)	2002	2001	Pre-2001	Total
Income (Expense)
Accruals and deferred expenses – Europe and Asia	$4.5	$0.5	$(8.3)	$(2.0)	$(5.3)
Deferred income – Europe	—	(2.9)	(1.0)	—	(3.9)
Workers’ compensation	(4.1)	(5.6)	(2.3)	(5.7)	(17.7)
Accruals and deferred expenses – Chile	—	4.5	(1.6)	(3.5)	(0.6)
Land valuation – Chile	—	—	—	(1.5)	(1.5)

	$0.4	$(3.5)	$(13.2)	$(12.7)	$(29.0)

Account Reconciliations. This category includes adjustments totaling $144.9 million resulting from the failure to either reconcile accounts or resolve certain reconciliation issues in a timely manner. Of this amount, $42.8 million was included in income in 2003 and $102.1 million was included in income in prior years. The most significant adjustments in this category relate to certain reconciliations for accounts receivable, inventories, fixed assets, intercompany accounts, prepaid expenses and accounts payable-trade. Certain of these adjustments were associated with the integration of a new enterprise resource planning system (ERP) into our accounting processes beginning in 1999.

          The following categories represent a majority of the account reconciliation adjustments included in the restatement:

A.	Interplant. We use an internal system, the Interplant System, to track the procurement and transfer of fixed assets, raw materials and spare parts acquired or manufactured by Goodyear units in the United States for our foreign manufacturing locations. The $28.8 million Interplant charge corrects an overstatement of income and assets. The most significant items in this category are 1) fixed assets and inventory of $26.0 million which were not properly relieved from the Interplant System when they were billed to the foreign manufacturing locations and accordingly now have to be expensed and 2) the correction of a failure to depreciate $2.8 million of fixed assets.

B.	North American Tire (NAT) Receivables. The adjustment to accounts receivable of $25.0 million is attributable to amounts erroneously recorded in our general ledger during the period April 1999 to November 2000. During this period, we implemented certain modules of an ERP accounting system. These modules were not properly integrated with existing systems resulting in an overstatement of sales and accounts receivable in the general ledger. This overstatement had to be reversed. Billings to customers and cash collections were appropriate during this period.

C.	Engineered Products (EPD). It was not possible to allocate the amount of this adjustment to specific periods and accordingly, we recorded substantially all of this adjustment in the first quarter of 2003. This adjustment includes the write-off of $21.3 million consisting of $3.7 million in intercompany accounts and $17.6 million related to payables and other accounts. Several factors relating to our ERP systems implementation resulted in EPD’s inability to locate or recreate account reconciliations for prior periods.

D.	Wingfoot Commercial Tire Systems, LLC. On November 1, 2000, we made a contribution, which included inventory, to Wingfoot Commercial Tire Systems, LLC, a consolidated subsidiary. On a consolidated basis, the inventory was valued at our historical cost. Upon the sale of the inventory, consolidated cost of goods sold was understated by $11.0 million. Additionally, inventory and fixed asset losses totaling $4.2 million were not expensed as incurred and were written off in connection with the restatement.

E.	Fixed Assets. The adjustments to other fixed assets totaled $13.1 million and related primarily to the understatement of depreciation expenses and the write-off of assets previously disposed.

F.	General and Product Liability. The expense for general and product claims increased $11.6 million for the third quarter and nine months ended September 30, 2003, and related to the timing of the recognition of certain liabilities for Entran II claims. We reached final agreement with one of our insurers in November 2003, prior to filing the third quarter 10-Q, and recorded both a receivable and separately a corresponding liability related to Entran II matters. This amount was reflected in our amended quarterly report on Form 10-Q/A for the period ended September 30, 2003 filed on August 3, 2004, which has subsequently been restated, as discussed below in “Restatements Included in 2004 Form 10-K”.

          Adjustments totaling $23.0 million were recorded in OCI in the 2003 Form 10-K filed on May 19, 2004. An adjustment was made to record an $18.0 million charge to deferred derivative losses, with an offsetting credit to liabilities. This adjustment was associated with three interest rate swaps and a cross-currency contract for the period March 2001 through March 2003. An adjustment was also made to record a $6.8 million charge to currency translation, with an offsetting credit to long-term assets. The adjustment affected the period from January 1, 2003 to September 30, 2003. These adjustments were identified in conjunction with the completion of account reconciliations.

Out-of-Period Adjustments. This category includes adjustments previously identified but deemed to be immaterial and recorded in the period we identified the error or in a subsequent period. Adjustments in this category change the timing of income and expense items that were previously recognized. The cumulative amount of out-of-period adjustments was a decrease to income of $0.6 million. Of this amount, $0.8 million of income was included in income in 2003 and $1.4 million of expense was included in income in prior years.

          The most significant item in this category relates to the timing of the recognition of certain SAG expenses. As a result of the integration of the new enterprise resource planning system into our accounting processes beginning in 1999, certain expenses were incorrectly capitalized in inventory during 2001, 2000 and 1999. In the 2003 Form 10-K, we recorded an adjustment totaling $16.8 million during 2002 to correct the impact on prior years. Of this amount, $13.9 million applied to 2001.

Discount Rate Adjustments. In preparing our 2003 Form 10-K, we reassessed the estimate of the discount rate used in determining the net periodic benefit cost and benefit obligations for a majority of its domestic pension, workers’ compensation and other postretirement benefit plans. Consistent with that effort and the restatement process, we determined that it would be appropriate to make similar reassessments for discount rates for all periods presented. As a result, the discount rate was revised to 6.75%, 7.25% and 7.50% from 7.25%, 7.75% and 8.00% for 2003, 2002 and 2001, respectively. Total reductions to income for 2000-2003 were $18.9 million, of which $13.0 million decreased income for the nine months ended September 30, 2003, and $14.9 million and $5.5 million decreased income for the years ended December 31, 2002 and 2001, respectively. Pre-2001 income was increased by $14.5 million as a result of these adjustments. This change also resulted in a charge to deferred pension costs in accumulated other comprehensive income (loss) (OCI) totaling $150.1 million for the years ended December 31, 2002 and 2001. Additionally, in 2002, we had established a valuation allowance against our net Federal and state deferred tax assets. Accordingly, this restatement includes a charge to income tax expense of $81.2 million to provide a valuation allowance against the tax benefit included in the adjustment to OCI in 2001, and a charge to OCI of $10.8 million to provide a valuation allowance against the tax benefit included in the adjustment to OCI in 2002.

Chemical Products. This category primarily includes adjustments identified as a result of a stand-alone audit conducted in 2003 of a portion of our Chemical Products business (which was integrated into our North American Tire segment on January 1, 2005). The most significant adjustments in this category relate to the timing of the recognition of manufacturing variances to reflect the actual cost of inventories, the fair value adjustment of a hedge for natural gas, and the correction of intercompany profit elimination in inventory to eliminate selling and administrative expenses in inventory. The cumulative effect of Chemical Products adjustments at September 30, 2003 was a decrease to income of $7.7 million. Of this amount, $(0.6) million was included in income in 2003 and $8.3 million was included in income in prior years.

Tax Adjustments. As a result of the restatement adjustments included in the 2003 Form 10-K, an additional Federal and state valuation allowance of $121.6 million (including the $81.2 million charge for discount rate adjustments discussed above) was required to be recognized in 2002, the period in which we previously provided for our valuation allowance. The remaining amounts related to the correction of errors in the computation of deferred tax assets and liabilities.

Restatements Included in 2004 Form 10-K

On November 5, 2004, we announced that we would file an amended 2003 Form 10-K to include summarized financial information related to certain investments in affiliates. We also announced a restatement of our previously reported financial statements. On December 30, 2004, we announced that we were working to resolve an accounting issue concerning an Australian affiliate, South Pacific Tyres (“SPT”), and that the resolution of this matter could have an impact on our previously reported financial results. Although the primary focus of this effort was to resolve the accounting treatment for a 10-year supply agreement between the Company and SPT, we also noted the possibility that other items having an impact on SPT’s prior period financial statements could arise in the course of the review. On February 25, 2005, we announced that we would restate our 2004 third quarter Form 10-Q for additional adjustments identified subsequent to its filing on November 9, 2004. This Form 10-K reflects the resolution of the SPT accounting matters. The restatements of our previously issued quarterly and annual financial statements reflected adjustments that reduced previously reported net income by $19.8 million, of which $12.9 million related to SPT, as discussed below. Of this amount, $5.5 million of income was included in 2004 net income and $25.3 million of expense was included in net income in prior years. The impact on net income for the years ended December 31, 2003 and 2002 was $5.3 million and $19.9 million, respectively. The impact on years prior to 2002 was $0.1 million.

          The total reduction in net income of $19.8 million included $4.6 million of expense for additional items previously reflected in the restated financial results included in the Form 10-Q filed on November 9, 2004. Of this amount, $2.7 million of income was recorded in the quarter ended March 31, 2004; $0.3 million of income was recorded in the quarter ended June 30, 2004; and $7.6 million of expense was recorded in the quarter ended September 30, 2004. Additional items totaling $15.2 million of expense are reflected in the financial statements included in this Form 10-K for the year ended December 31, 2004.

The adjustments included in the restatements are described as follows:

SPT. These adjustments reduced income by $12.9 million and resulted primarily from the recognition of a contractual obligation related to a supply agreement that was entered into in 2000 with our 50% owned affiliate in Australia, South Pacific Tyres, an impairment of certain property, plant and equipment, the timing of the recognition of certain rationalization charges and other adjustments identified in conjunction with a restatement of SPT’s historical U.S. GAAP financial results. Of this amount, a benefit of $0.6 million was included in income in 2004 and charges of $13.5 million were included in income in prior years. The adjustments included a charge that reduced income by $6.9 million to recognize payments we made pursuant to a long term supply agreement as a capital contribution. We made certain payments to SPT totaling $13.8 million under the terms of the supply agreement. As part of this restatement, we are recording 50% of those payments as capital contributions to SPT and 50% in expense, representing amounts contributed on behalf of our joint venture partner pursuant to the provisions of Emerging Issues Task Force Issue 00-12, “Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee”. We also recorded a charge that reduced income by $4.3 million for the write-down of assets at a closed manufacturing facility.

General and Product Liability. We identified adjustments related to general and product liability – discontinued products which increased income by $9.5 million. Of this amount, $2.2 million was included in income in 2004 and $7.3 million was included in income in 2003. These adjustments were the result of the valuation firm’s review of additional historical defense costs data.

Account Reconciliations. We identified adjustments related to account reconciliation items in 2004 which reduced cumulative income by $4.0 million. Of this amount, a benefit of $2.5 million was included in income in 2004 and charges of $6.5 million were included in income in prior years. These adjustments were primarily comprised of $4.1 million in net expense related to the write-off of goodwill associated with certain retail stores previously sold in France, $2.9 million in expense related to the write-off of certain deferred charges, $1.8 million in expense related to a clerical error in recording adjustments to our workers’ compensation reserve as part of our restatement as of December 31, 2003, and $1.5 million in expense related to the reconciliation of an intra-company account, partially offset by favorable adjustments related to an overaccrual for payroll deductions of approximately $3.3 million, and additional equity in earnings of affiliates of approximately $1.0 million. Also included in the adjustments were an offsetting charge and credit of $2.7 million identified in 2004 that related to a leased tire asset account. Since it was not possible to allocate these offsetting $2.7 million adjustments to the applicable periods, we recorded both adjustments in the first quarter of 2004.We also reassessed our estimate of the discount rate used in determining net periodic pension cost and benefit obligations for two minor pension plans, and recorded a $1.3 million expense related to these two plans.

          Other restatement adjustments included $3.2 million in expense resulting from the incorrect calculation of depreciation on certain fixed assets, $2.6 million in expense related to account reconciliations at a subsidiary in Europe, $2.0 million in expense resulting from the failure to record expenses related to bank credit facilities and $1.8 million in expense from a physical inventory of fixed assets at a manufacturing facility. Adjustments were also identified that increased income by $4.8 million related to the reduction of previously recorded amortization expense resulting primarily from the revaluation of foreign currency-denominated goodwill related to a subsidiary in Europe from 1996 to 2001, $3.8 million for an overstatement of accounts payable, $2.6 million to reverse a loss on an asset write-off recorded in the third quarter of 2004 and $1.3 million related to asset sales at a retail chain in Europe. Other less significant adjustments reflected in the restatement amounted to an increase in cumulative income of $0.4 million.

          Additionally, we identified an error related to intercompany transactions arising from a programming and systems interface change with a computer program. This error caused sales and cost of goods sold in North American Tire to be understated by equal amounts. The restatement reflects an increase in sales and costs of goods sold during the first quarter of 2004 of $10.4 million each, and an increase in sales and cost of goods sold during the second quarter of 2004 of $10.8 million each to correct this. There was no effect on net income in any period.

          We also identified a misclassification of deferred income tax assets and liabilities on our Consolidated Balance Sheet at December 31, 2003. We had recorded certain deferred tax assets and liabilities on a gross basis rather than netting short-term deferred tax assets with short-term deferred tax liabilities and long-term deferred tax assets with long-term deferred tax liabilities. The misclassification overstated total assets and total liabilities by $356.7 million beginning at December 31, 2003. This had no impact on shareholders’ equity, net income, or cash flows.

          We also identified an adjustment to OCI totaling $5.8 million, primarily related to the revaluation of various foreign currency-denominated goodwill accounts and certain other accounts. This revaluation error resulted in goodwill and minority equity being understated and shareholders’ equity (deficit) being overstated by approximately $40 million, $31 million and $9 million, respectively, at December 31, 2003. The U.S. dollar value of these accounts increased since the time the goodwill was initially recorded, due primarily to the recent strengthening of the euro.

Tax Adjustments. We identified an additional adjustment to our net deferred tax valuation allowance that reduced net income by $11.5 million. The remaining tax adjustments relate to the correction of errors in the computation of deferred tax assets and liabilities.

          Certain 2004 quarterly financial information has also been restated in this Form 10-K to reflect adjustments to our previously reported financial information on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. Refer to Supplementary Data on page 119 for further information. We intend to file amended Form 10-Qs for these quarterly periods of 2004 as expeditiously as possible.

          The following table sets forth the effects of the restatement adjustments for both “Restatement Included in 2003 Form 10-K” and “Restatement Included in 2004 Form 10-K”, as discussed above, on the Consolidated Statement of Operations for the years ended December 31, 2003, 2002, and 2001, as well as the cumulative effect on periods ending prior to January 1, 2001.

Effect of restatement adjustments on Goodyear’s previously issued financial statements

Increase (decrease) in Income (loss)

	Year Ended December 31,
	Restated
(In millions, except per share amounts)	2003	2002	2001	Pre-2001	Total
Net loss as originally reported (A)		$(1,105.8)	$(203.6)
Adjustments (pretax):
Accounting Irregularities		(3.5)	(13.2)	$(12.7)	$(29.4)
Account Reconciliations		(6.8)	(12.8)	(82.5)	(102.1)
Out-of-Period		15.2	(14.5)	(2.1)	(1.4)
Discount Rate Adjustments		(14.9)	(5.5)	14.5	(5.9)
Chemical Products		14.2	(18.9)	(3.6)	(8.3)

Total adjustments (pretax)		4.2	(64.9)	(86.4)	(147.1)
Tax effect of restatement adjustments		(2.9)	17.9	32.3	47.3
Tax adjustments		(122.5)	(3.5)	1.2	(124.8)

Total taxes		(125.4)	14.4	33.5	(77.5)

Total net adjustments		(121.2)	(50.5)	$(52.9)	$(224.6)

Net loss as previously reported (B)	$(802.1)	$(1,227.0)	$(254.1)

SPT	(2.3)	(3.5)	0.6	(8.3)	(13.5)
General and Product Liability	7.3	—	—	—	7.3
Account Reconciliations	(5.4)	(1.8)	(1.7)	2.4	(6.5)

Total adjustments (pretax)	(0.4)	(5.3)	(1.1)	(5.9)	(12.7)
Tax effect of restatement adjustments	(0.1)	(7.4)	0.5	6.4	(0.6)
Tax adjustments	(4.8)	(7.2)	—	—	(12.0)

Total taxes	(4.9)	(14.6)	0.5	6.4	(12.6)

Total net adjustments	(5.3)	(19.9)	(0.6)	$0.5	$(25.3)

Net loss as restated	$(807.4)	$(1,246.9)	$(254.7)

Net Income (Loss) Per Share:
Basic as originally reported (A)		$(6.62)	$(1.27)
Effect of net adjustments		(0.73)	(0.32)

Basic as previously reported (B)	$(4.58)	$(7.35)	$(1.59)

Effect of net adjustments	(0.03)	(0.12)	—

Basic as restated	$(4.61)	$(7.47)	$(1.59)

Diluted as originally reported (A)		$(6.62)	$(1.27)
Effect of net adjustments		(0.73)	(0.32)

Diluted as previously reported (B)	$(4.58)	$(7.35)	$(1.59)

Effect of net adjustments	(0.03)	(0.12)	—

Diluted as restated	$(4.61)	$(7.47)	$(1.59)

(A)	As reported in 2002 Form 10-K filed on April 3, 2003.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.

The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Statement of Operations for the year ended December 31, 2003.

	Year Ended December 31, 2003
	As Originally
(In millions, except per share amounts)	Reported (A)	Restated

Net Sales	$15,119.0	$15,122.1
Cost of Goods Sold	12,495.3	12,499.0
Selling, Administrative and General Expense	2,371.2	2,374.2
Rationalizations	291.5	291.5
Interest Expense	296.3	296.3
Other (Income) and Expense	267.3	263.4
Foreign Currency Exchange	40.2	40.7
Equity in Earnings of Affiliates	12.1	14.5
Minority Interest	35.0	32.8

Loss Before Income Taxes	(689.9)	(690.3)
U.S. and Foreign Taxes on Income (Loss)	112.2	117.1

Net Loss	$(802.1)	$(807.4)

Net Loss Per Share — Basic	$(4.58)	$(4.61)
Average Shares Outstanding	175.3	175.3

Net Loss Per Share — Diluted	$(4.58)	$(4.61)
Average Shares Outstanding	175.3	175.3

(A)	As reported in 2003 Form 10-K filed on May 19, 2004.

The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Statement of Operations for the years ended December 31, 2002 and 2001.

	Year Ended December 31, 2002
	As Originally	As Previously
(In millions, except per share amounts)	Reported(A)	Reported(B)	Restated

Net Sales	$13,850.0	$13,856.2	$13,856.0
Cost of Goods Sold	11,313.9	11,303.9	11,306.9
Selling, Administrative and General Expense	2,223.9	2,203.2	2,202.4
Rationalizations	8.6	5.5	5.5
Interest Expense	241.3	241.7	242.7
Other (Income) and Expense	25.8	56.8	56.8
Foreign Currency Exchange	(10.2)	(9.7)	(8.7)
Equity in Earnings of Affiliates	8.8	13.2	13.8
Minority Interest	55.8	55.3	55.6

Loss Before Income Taxes	(17.9)	(13.7)	(19.0)
U.S. and Foreign Taxes on Income (Loss)	1,087.9	1,213.3	1,227.9

Net Loss	$(1,105.8)	$(1,227.0)	$(1,246.9)

Net Loss Per Share — Basic	$(6.62)	$(7.35)	$(7.47)
Average Shares Outstanding	167.0	167.0	167.0

Net Loss Per Share — Diluted	$(6.62)	$(7.35)	$(7.47)
Average Shares Outstanding	167.0	167.0	167.0

	Year Ended December 31, 2001
	As Originally	As Previously
(In millions, except per share amounts)	Reported(A)	Reported(B)	Restated

Net Sales	$14,147.2	$14,162.5	$14,162.3
Cost of Goods Sold	11,619.5	11,685.3	11,687.8
Selling, Administrative and General Expense	2,248.8	2,220.5	2,219.1
Rationalizations	206.8	210.3	210.3
Interest Expense	292.4	297.1	298.0
Other (Income) and Expense	11.8	40.8	40.8
Foreign Currency Exchange	0.1	10.0	8.8
Equity in Earnings of Affiliates	40.6	39.7	39.5
Minority Interest	0.2	(3.3)	(3.0)

Loss Before Income Taxes	(273.0)	(337.9)	(339.0)
U.S. and Foreign Taxes on Income (Loss)	(69.4)	(83.8)	(84.3)

Net Loss	$(203.6)	$(254.1)	$(254.7)

Net Loss Per Share — Basic	$(1.27)	$(1.59)	$(1.59)
Average Shares Outstanding	160.0	160.0	160.0

Net Loss Per Share — Diluted	$(1.27)	$(1.59)	$(1.59)
Average Shares Outstanding	160.0	160.0	160.0

(A)	As reported in 2002 Form 10-K filed on April 3, 2003.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.

The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Balance Sheet at December 31, 2003.

	December 31, 2003
	As Originally	As Previously
(Dollars in millions)	Reported(A)	Reported(B)	Restated

Assets
Current Assets:
Cash and cash equivalents	$1,541.0	$1,544.2	$1,546.3
Short term securities	23.9	23.9	23.9
Accounts and notes receivable	2,621.5	2,622.7	2,616.3
Inventories	2,465.0	2,464.6	2,467.7
Prepaid expenses and other current assets	336.7	305.7	305.4

Total Current Assets	6,988.1	6,961.1	6,959.6
Long Term Accounts and Notes Receivable	255.0	255.0	275.7
Investments in and Advances to Affiliates	177.5	178.9	184.2
Other Assets	74.9	71.5	71.5
Goodwill	622.5	618.6	658.2
Other Intangible Assets	161.8	161.9	150.4
Deferred Income Tax	397.5	70.5	70.5
Prepaid and Deferred Pension Costs	868.3	869.9	869.9
Deferred Charges	252.7	246.7	255.9
Properties and Plants	5,207.2	5,208.9	5,205.2

Total Assets	$15,005.5	$14,643.0	$14,701.1

Liabilities
Current Liabilities:
Accounts payable-trade	$1,572.9	$1,574.9	$1,562.8
Compensation and benefits	983.1	982.7	987.6
Other current liabilities	572.2	571.5	585.2
United States and foreign taxes	306.1	268.7	270.7
Notes payable	137.7	137.7	146.7
Long term debt and capital leases due within one year	113.5	113.5	113.5

Total Current Liabilities	3,685.5	3,649.0	3,666.5
Long Term Debt and Capital Leases	4,826.2	4,825.8	4,825.8
Compensation and Benefits	4,540.4	4,542.6	4,541.7
Deferred and Other Noncurrent Income Taxes	689.4	370.1	380.6
Other Long Term Liabilities	451.4	451.4	464.7
Minority Equity in Subsidiaries	825.7	825.0	854.0

Total Liabilities	15,018.6	14,663.9	14,733.3
Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—	—
Common Stock, no par value:
Authorized, 300,000,000 shares
Outstanding shares, 175,309,002	175.3	175.3	175.3
Capital Surplus	1,390.2	1,390.2	1,390.2
Retained Earnings	980.4	972.8	955.1
Accumulated Other Comprehensive Income (Loss)	(2,559.0)	(2,559.2)	(2,552.8)

Total Shareholders’ Equity	(13.1)	(20.9)	(32.2)

Total Liabilities and Shareholders’ Equity	$15,005.5	$14,643.0	$14,701.1

(A)	As reported in 2003 Form 10-K filed on May 19, 2004.

(B)	As reported in 2004 Form 10-Q filed on November 9, 2004.

The following table sets forth the effects of the restatement adjustments discussed above on the Consolidated Balance Sheet at December 31, 2002.

	December 31, 2002
	As Originally	As Previously
(Dollars in millions)	Reported(A)	Reported(B)	Restated

Assets
Current Assets:
Cash and cash equivalents	$923.0	$918.1	$919.8
Short term securities	24.3	24.3	24.3
Accounts and notes receivable	1,459.7	1,438.1	1,437.4
Inventories	2,371.6	2,346.2	2,345.6
Prepaid expenses and other current assets	448.1	453.7	453.1

Total Current Assets	5,226.7	5,180.4	5,180.2
Long Term Accounts and Notes Receivable	236.3	242.8	242.8
Investments in and Advances to Affiliates	141.7	139.2	145.9
Other Assets	254.9	253.0	249.6
Goodwill	607.4	602.6	589.1
Other Intangible Assets	161.3	161.4	146.5
Deferred Income Tax	207.5	187.0	187.0
Prepaid and Deferred Pension Costs	913.4	913.4	912.5
Deferred Charges	205.1	202.7	203.9
Properties and Plants	5,192.3	5,156.2	5,155.6

Total Assets	$13,146.6	$13,038.7	$13,013.1

Liabilities
Current Liabilities:
Accounts payable-trade	$1,502.2	$1,515.4	$1,517.0
Compensation and benefits	961.2	913.6	913.7
Other current liabilities	481.6	512.3	511.9
United States and foreign taxes	473.2	358.2	359.8
Notes payable	283.4	283.4	283.4
Long term debt and capital leases due within one year	369.8	369.8	369.8

Total Current Liabilities	4,071.4	3,952.7	3,955.6
Long Term Debt and Capital Leases	2,989.0	2,989.8	2,989.5
Compensation and Benefits	4,194.2	4,497.3	4,499.9
Deferred and Other Noncurrent Income Taxes	194.9	298.6	305.0
Other Long Term Liabilities	306.3	317.1	317.1
Minority Equity in Subsidiaries	740.2	727.8	724.9

Total Liabilities	12,496.0	12,783.3	12,792.0
Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized, 50,000,000 shares, unissued	—	—	—
Common Stock, no par value:
Authorized, 300,000,000 shares
Outstanding shares, 175,309,002	175.3	175.3	175.3
Capital Surplus	1,390.3	1,390.1	1,390.1
Retained Earnings	2,007.1	1,782.5	1,762.5
Accumulated Other Comprehensive Income (Loss)	(2,922.1)	(3,092.5)	(3,106.8)

Total Shareholders’ Equity	650.6	255.4	221.1

Total Liabilities and Shareholders’ Equity	$13,146.6	$13,038.7	$13,013.1

(A) As reported in 2002 Form 10-K filed on April 3, 2003.

(B) As reported in 2003 Form 10-K filed on May 19, 2004.

Note 3. Costs Associated with Rationalization Programs

To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess capacity, eliminating redundancies and reducing costs. The net amounts of rationalization charges to the Consolidated Statement of Income were as follows:

(In millions)	2004	2003	2002

New charges	$94.8	$307.2	$26.5
Reversals	(39.2)	(15.7)	(18.0)
Other credits	—	—	(3.0)

	$55.6	$291.5	$5.5

The following table presents the reconciliation of the liability balance between periods:

	Associate-
	related Costs	Other Than Associate-	Total
(In millions)	Restated	related Costs	Restated
Accrual balance at December 31, 2001	$69.1	$53.3	$122.4
2002 charges	19.5	7.0	26.5
Incurred	(49.5)	(11.7)	(61.2)
Reversed to goodwill	(0.5)	—	(0.5)
Reversed to the income statement	(13.3)	(4.7)	(18.0)

Accrual balance at December 31, 2002	25.3	43.9	69.2
2003 charges	295.3	11.9	307.2
Incurred	(199.3)	(15.5)	(214.8)
Reversed to goodwill	—	(2.9)	(2.9)
Reversed to the income statement	(11.7)	(4.0)	(15.7)

Accrual balance at December 31, 2003	109.6	33.4	143.0
2004 charges	75.7	19.1	94.8
Incurred	(109.6)	(22.9)	(132.5)
FIN 46 adoption	—	1.5	1.5
Reversed to the income statement	(34.9)	(4.3)	(39.2)

Accrual balance at December 31, 2004	$40.8	$26.8	$67.6

2004 rationalizations consisted primarily of warehouse, manufacturing and sales and marketing associate reductions in Engineered Products, a farm tire manufacturing consolidation in European Union Tire, manufacturing, sales, research and development and administrative associate reductions in North American Tire, and administrative associate reductions in European Union Tire and corporate functional groups.

          In 2004, net charges were recorded totaling $55.6 million ($52.0 million after tax or $0.27 per share). The net charges included reversals of $39.2 million ($32.2 million after tax or $0.17 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $94.8 million ($84.2 million after tax or $0.44 per share). Included in the $94.8 million of new charges are $77.4 million for plans initiated in 2004, as described above. Approximately 1,400 associates will be released under programs initiated in 2004, of which approximately 640 were released by December 31, 2004. The costs of the 2004 actions consisted of $40.1 million related to future cash outflows, primarily for associate severance costs, including $31.9 million in non-cash pension curtailments and postretirement benefit costs and $5.4 million for noncancelable lease costs and other exit costs. Costs in 2004 also included $16.3 million related to plans initiated in 2003, consisting of $13.7 million of noncancelable lease costs and other exit costs and $2.6 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $34.9 million and lower leasehold and other exit costs of $4.3 million. Of the $34.9 million of associate severance cost reversals, $12.0 million related to previously approved plans in Engineered Products that were reorganized into the 2004 warehouse, manufacturing, and sales and marketing associate reductions.

          In 2004, $75.0 million was incurred primarily for associate severance payments, $34.6 million for non-cash pension curtailments and postretirement benefit costs, and $22.9 million was incurred for noncancelable lease costs and other costs. The remaining accrual balance for all programs was $67.6 million at December 31, 2004, substantially all of which is expected to be utilized within the next 12 months.

          Accelerated depreciation charges totaling $10.4 million were recorded in 2004 for fixed assets that will be taken out of service in connection with certain rationalization plans initiated in 2003 and 2004 in European Union Tire, Latin American Tire and Engineered Products. During 2004, $7.7 million was recorded as CGS and $2.7 million was recorded as SAG.

          The following table summarizes, by segment, the total charges expected to be recorded and the total charges recorded in 2004, related to the new plans initiated in 2004:

		Charges	Charges
	Expected Total	Recorded in	Reversed in
(In millions)	Charge	2004	2004

North American Tire	$7.6	$7.6	$—
European Union Tire	31.7	29.3	3.5
Eastern Europe, Middle East and Africa Tire	3.7	3.7	—
Engineered Products	37.4	34.7	—
Corporate	2.1	2.1	0.4

	$82.5	$77.4	$3.9

A significant portion of the additional restructuring costs not yet recorded is expected to be recorded in the first quarter of 2005.

          In 2003, net charges were recorded totaling $291.5 million ($267.1 million after tax or $1.52 per share). The net charges included reversals of $15.7 million ($14.3 million after tax or $0.08 per share) related to reserves from rationalization actions no longer needed for their originally intended purpose, and new charges of $307.2 million ($281.4 million after tax or $1.60 per share). The 2003 rationalization actions consisted of manufacturing, research and development, administrative and retail consolidations in North America, Europe and Latin America. Of the $307.2 million of new charges, $174.8 million related to future cash outflows, primarily associate severance costs, and $132.4 million related primarily to non-cash special termination benefits and pension and retiree benefit curtailments. Approximately 4,400 associates will be released under the programs initiated in 2003, of which approximately 2,700 were exited in 2003 and approximately 1,500 were exited during 2004. The reversals are primarily the result of lower than initially estimated associate-related payments of approximately $12 million, favorable sublease contract signings in the European Union of approximately $3 million and lower contract termination costs in the United States of approximately $1 million. These reversals do not represent changes in the plans as originally approved by management.

          As part of the 2003 rationalization program, we closed our Huntsville, Alabama tire facility in the fourth quarter of 2003. Of the $307.2 million of new rationalization charges in 2003, approximately $138 million related to the Huntsville closure and were primarily for associate-related costs, including severance, special termination benefits and pension and retiree benefit curtailments. The Huntsville closure also resulted in charges to CGS of approximately $35 million for asset impairments and $85 million for accelerated depreciation and the write-off of spare parts. In addition, 2003 CGS included charges totaling approximately $8 million to write-off construction in progress related to the research and development rationalization plan, and approximately $5 million for accelerated depreciation on equipment taken out of service at European Union Tire’s facility in Wolverhampton, England.

     The following table summarizes, by segment, the total charges expected to be recorded, the new charges recorded in 2004, the total charges recorded to-date and the total amounts reversed to-date, related to plans initiated in 2003:

		Charges	Charges	Charges
	Expected Total	Recorded	Recorded	Reversed
(In millions)	Charge	in 2004	to Date	to Date
North American Tire	$216.4	$10.3	$211.0	$15.2
European Union Tire	63.6	4.3	63.6	6.4
Latin American Tire	11.7	1.3	11.7	4.5
Engineered Products	29.8	0.4	29.8	12.2
Corporate	7.4	—	7.4	2.5

	$328.9	$16.3	$323.5	$40.8

A significant portion of the additional restructuring costs not yet recorded is expected to be recorded in the first quarter of 2005.

     In 2002, net charges were recorded totaling $5.5 million ($6.4 million after tax or $0.03 per share). The net charges included reversals of $18.0 million ($14.3 million after tax or $0.09 per share) for reserves from rationalization actions no longer needed for their originally intended purpose. In addition, new charges were recorded totaling $26.5 million ($23.0 million after tax or $0.14 per share) and other credits were recorded totaling $3.0 million ($2.3 million after tax or $0.02 per share). The 2002 rationalization actions consisted of a manufacturing facility consolidation in Europe, the closure of a mold manufacturing facility and a plant consolidation in the United States, and administrative consolidations. Of the $26.5 million charge, $24.2 million related to future cash outflows, primarily associate severance costs, and $2.3 million related to a non-cash write-off of equipment taken out of service in Engineered Products and North American Tire.

Note 4. Other (Income) and Expense

	2004	2003	2002
(In millions)		Restated
Asset sales	$4.2	$25.1	$(28.0)
Interest income	(34.4)	(25.9)	(18.8)
Financing fees and financial instruments	116.5	99.4	48.4
General and product liability — discontinued products	52.7	138.1	33.8
Insurance fire loss deductible	11.7	—	—
Environmental insurance settlement	(156.6)	—	—
Miscellaneous	14.1	26.7	21.4

	$8.2	$263.4	$56.8

Net losses on asset sales in 2004 were $4.2 million. Asset sales included a gain of $13.3 million ($10.3 million after tax or $0.05 per share) on the sale of assets in North American Tire, European Union Tire and Engineered Products. In addition, a loss of $17.5 million ($17.8 million after tax or $0.09 per share) was recorded on the sale of corporate assets and assets in North American Tire and European Union Tire, including a loss of $14.5 million on the write-down of assets of our natural rubber plantations in Indonesia.

     Net losses on asset sales in 2003 were $25.1 million. Asset sales included a loss of $17.6 million ($8.9 million after tax or $0.05 per share) on the sale of 20,833,000 shares of common stock of Sumitomo Rubber Industries, Ltd. A loss of $14.4 million ($13.2 million after tax or $0.08 per share) was recorded in 2003 on the sale of assets in Engineered Products, North American Tire and European Union Tire. A gain of $6.9 million ($5.8 million after tax or $0.04 per share) was recorded in 2003 resulting from the sale of assets in Asia/Pacific Tire, Latin American Tire and European Union Tire.

     Net gains on asset sales in 2002 were $28.0 million ($23.7 million after tax or $0.14 per share), and resulted from the sale of assets in Latin American Tire, Engineered Products and European Union Tire. The write-off of a miscellaneous investment of $4.1 million ($4.1 million after tax or $0.02 per share) was also included in Other (income) and expense in 2002.

     Interest income consisted primarily of amounts earned on cash deposits. The increase in 2004 and 2003 was due primarily to higher levels of cash deposits in the United States. At December 31, 2004, significant concentrations of cash, cash equivalents and restricted cash held by our international subsidiaries included the following amounts:

•	$590.3 million or 27.8% in Europe, primarily Western Europe, ($650.8 million (as restated) or 41.4% at December 31, 2003),

•	$197.8 million or 9.3% in Latin America, primarily Brazil, ($176.4 million or 11.2% at December 31, 2003), and

•	$140.1 million or 6.6% in Asia ($116.8 million or 7.4% at December 31, 2003).

     Financing fees and financial instruments included amortization of debt issuance costs and commitment fees, debt refinancing fees and accounts receivable sales fees totaling $116.5 million, $99.4 million and $48.4 million in 2004, 2003 and 2002, respectively. The increase in financing fees and financial instruments is due to the costs incurred in connection with the restructuring and refinancing of our bank credit and receivables securitization facilities, including $20.5 million of deferred costs written-off in 2004 in connection with our refinancing activities in 2004. Financing fees and financial instruments included $45.6 million in 2003 related to new facilities. Refer to Note 11.

     General and product liability-discontinued products charges were $52.7 million, $138.1 million (as restated) and $33.8 million in 2004, 2003 and 2002, respectively. These charges related to asbestos personal injury claims and for liabilities related to Entran II claims, net of insurance recoveries. Of the $52.7 million of net expense recorded in 2004, $41.4 million related to Entran II claims ($141.4 million of expense and $100.0 million of insurance recoveries) and $11.3 million related to asbestos claims ($13.0 million of expense and $1.7 million of probable insurance recoveries). Of the $138.1 million (as restated) of net expense recorded in 2003, $180.4 million related to Entran II claims ($255.4 million of expense and $75.0 million of probable insurance recoveries) and $(42.3) million (as restated) related to asbestos claims ($24.3 million of expense and $66.6 million of probable insurance recoveries). Of the $33.8 million of net expense recorded in 2002, $9.8 million related to Entran II claims and $24.0 million related to asbestos claims. We did not record any probable insurance recoveries in 2002.

     Insurance fire loss deductible included a charge of $11.7 million ($11.6 million after tax or $0.07 per share) related to fires at our facilities in Germany, France and Thailand. During 2004, approximately $36 million in insurance recoveries were received related to these fire losses. At December 31, 2004 we had recorded an insurance receivable of approximately $16.2 million to recover additional expenses associated with the fire losses in Germany. We did not record any insurance recoveries in excess of the net book value of the assets destroyed (less the insurance deductible limits) and other costs incurred. Additional insurance recoveries in future periods will be accounted for pursuant to FASB Statement No. 5, “Accounting for Contingencies.”

     Environmental insurance settlement in 2004 included a benefit of $156.6 million resulting from a settlement with certain insurance companies. We will receive $159.4 million ($156.6 million plus imputed interest of $2.8 million) in installments in 2005 and 2006 in exchange for releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded in prior years.

     Miscellaneous items included financial transaction taxes in Latin America of $7.5 million, $12.6 million and $7.9 million in 2004, 2003 and 2002, respectively. Costs related to the exploration of a possible sale of Chemical Products totaling $3.5 million and $3.4 million were included in 2004 and 2003, respectively. A $6.1 million charge for the adoption of FIN 46 for lease-financing SPEs was recorded in 2003. Charges of $7.2 million for the write-off of miscellaneous investments were recorded in 2002.

Note 5. Accounts and Notes Receivable

	2004	2003
(In millions)		Restated
Accounts and notes receivable	$3,571.8	$2,745.2
Allowance for doubtful accounts	(144.4)	(128.9)

	$3,427.4	$2,616.3

Accounts and Notes Receivable included non-trade receivables totaling $456.6 million and $354.6 million at December 31, 2004 and 2003, respectively. These amounts related to an environmental insurance settlement in 2004, derivative financial instruments, general and product liability insurance and various other items.

     The allowance for doubtful accounts represents an estimate of the losses expected from our accounts and notes receivable portfolio. The level of the allowance is based on many quantitative and qualitative factors, including historical loss experience by region, portfolio duration, economic conditions and credit risk quality. The adequacy of the allowance is assessed quarterly.

     Prior to April 1, 2003, we maintained a program for the continuous sale of substantially all of our domestic trade accounts receivable to Wingfoot A/R LLC, a wholly-owned limited liability subsidiary company that was a bankruptcy-remote special purpose entity. A similar program also was maintained for substantially all of the trade accounts receivable of our wholly-owned subsidiary in Canada. The results of operations and financial position of Wingfoot A/R LLC were not included in our consolidated financial statements as provided by Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This program was terminated on April 1, 2003. Accordingly, accounts receivable sold under this program are now recognized on our Consolidated Balance Sheet. Our consolidated debt increased by $577.5 million at April 1, 2003 in connection with the termination of this program.

     The following table presents certain cash flows related to this program:

(In millions)	2003
Proceeds from collections reinvested in previous securitizations	$1,089.1
Servicing fees received	1.2
Reimbursement for rebates and discounts issued	28.2
Cash used for termination of program	545.3

Certain of our international subsidiaries had established accounts receivable continuous sales programs whereunder these subsidiaries may receive proceeds from the sale of certain of their receivables to SPE affiliates of certain banks. These subsidiaries retained servicing responsibilities. At December 31, 2004, there were no amounts utilized under these programs. The value in U.S. dollars of which these international subsidiaries could borrow was $104.2 million at December 31, 2003. The following table presents certain cash flows related to these programs:

(In millions)	2004	2003
Proceeds from collections reinvested in previous securitizations	$632.7	$1,440.3
Reimbursement for rebates and discounts issued	59.3	76.5

In addition, various other international subsidiaries sold certain of their trade receivables under off-balance sheet programs during 2004 and 2003. The receivable financing programs of these international subsidiaries did not utilize an SPE at December 31, 2004. At December 31, 2004, the value in U.S. dollars of which these international subsidiaries could borrow was $4.8 million, compared to $18.6 million at December 31, 2003. The total amount of financing provided from all domestic and international agreements worldwide was $4.8 million at December 31, 2004, compared to $122.8 million at December 31, 2003.

Note 6. Inventories

	2004	2003
(In millions)		Restated
Raw materials	$543.0	$458.8
Work in process	143.6	112.0
Finished products	2,098.2	1,896.9

	$2,784.8	$2,467.7

Note 7. Goodwill and Other Intangible Assets

Goodwill and intangible assets with indefinite lives are tested for impairment annually or when events or circumstances indicate that impairment may have occurred. We elected to perform the annual impairment testing as of July 31. Based on the results of the testing, no impairment of goodwill or intangible assets with indefinite lives has been indicated.

     The following table presents information about goodwill and other intangible assets:

	2004			2003
				Restated
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(In millions)	Amount	Amortization	Amount	Amount	Amortization	Amount
Goodwill	$833.5	$(113.2)	$720.3	$764.8	$(106.6)	$658.2

Intangible assets with indefinite lives	$123.5	$(7.3)	$116.2	$117.3	$(7.3)	$110.0
Trademarks and Patents	50.5	(21.0)	29.5	44.6	(16.8)	27.8
Other intangible assets	25.6	(8.7)	16.9	19.9	(7.3)	12.6

Total Other intangible assets	$199.6	$(37.0)	$162.6	$181.8	$(31.4)	$150.4

The net carrying amount of goodwill increased by approximately $45 million during 2004 due to currency translation, approximately $5 million due to the consolidation of SPT and T&WA and approximately $12 million due to the net affect of acquisitions and divestitures. Refer to Notes 1, 8 and 10.

     The carrying amount of intangible assets with indefinite lives totaled $116.2 million and $110.0 million (as restated) at December 31, 2004 and 2003, respectively. This amount is comprised of the right to use certain brand names and trademarks on a non-competitive basis related to our global alliance with Sumitomo Rubber Industries, Ltd.

     Amortization expense for intangible assets totaled $4.5 million, $4.8 million and $4.3 million in 2004, 2003, 2002, respectively. We estimate that annual amortization expense related to intangible assets will range from approximately $3 million to $4 million during each of the next five years and the weighted average remaining amortization period is approximately 18 years.

     The net carrying amount of goodwill allocated by reporting unit, and changes during 2004, follow:

	Restated
	Balance at			Translation &	Balance at
	December 31,	Purchase Price	FIN 46	Other	December 31,
(In millions)	2003	Allocation	Impact	Adjustments	2004
North American Tire	$100.6	$—	$2.6	$(1.5)	$101.7
European Union Tire	357.3	13.5	—	29.4	400.2
Eastern Europe, Middle East and Africa Tire	116.7	0.7	—	12.9	130.3
Latin American Tire	1.2	—	—	(0.1)	1.1
Asia/Pacific Tire	62.6	—	1.9	2.5	67.0
Engineered Products	19.8	—	—	0.2	20.0

	$658.2	$14.2	$4.5	$43.4	$720.3

The net carrying amount of goodwill allocated by reporting unit, and changes during 2003, follow:

	Restated
	Balance at	Purchase Price		Balance at
	December 31,	Allocation	Translation &	December 31,
(In millions)	2002	Reversals	Other Adjustments	2003
North American Tire	$99.6	$—	$1.0	$100.6
European Union Tire	305.9	(2.9)	54.3	357.3
Eastern Europe, Middle East and Africa Tire	103.7	—	13.0	116.7
Latin American Tire	1.5	—	(0.3)	1.2
Asia/Pacific Tire	60.0	—	2.6	62.6
Engineered Products	18.4	—	1.4	19.8

	$589.1	$(2.9)	$72.0	$658.2

Note 8. Investments

Consolidation of Variable Interest Entities

As discussed in Note 1, FIN 46 became effective immediately for all VIEs created after January 31, 2003, and required certain disclosures in financial statements issued after January 31, 2003, about the nature, purpose, size and activities of all VIEs covered by its provisions, and their maximum exposure to loss. FIN 46 also required companies to consolidate VIEs created before February 1, 2003, in financial statements for periods ending after June 15, 2003. During 2003, the FASB delayed the required implementation date of FIN 46 for entities that are not special purpose entities (SPEs) until the first reporting period ending after March 15, 2004.

     We applied the provisions of FIN 46, effective July 1, 2003, to VIEs representing lease-financing arrangements with SPEs. We were a party to lease agreements with several unrelated SPEs that are VIEs as defined by FIN 46. The agreements were related to certain North American distribution facilities and certain corporate aircraft. The assets, liabilities and results of operations of these SPEs were consolidated in the third quarter of 2003. Refer to Note 10.

     We had evaluated the impact of FIN 46 for entities that are not SPEs and deferred, until the first quarter of 2004, the application of FIN 46 to two previously unconsolidated investments. South Pacific Tyres (SPT), a tire manufacturer, marketer and exporter of tires in Australia and New Zealand, and T&WA, a wheel mounting operation in the United States which sells to original equipment manufacturers, were consolidated effective January 1, 2004. This consolidation was treated as a non-cash transaction on the Consolidated Statements of Cash Flows with the exception of approximately $24 million of cash and cash equivalents from SPT and T&WA, which was included in Other assets and liabilities in the Operating activities section of the statement. The consolidation of SPT and T&WA resulted in an increase in total assets of approximately $371 million and total liabilities of approximately $373 million. Net sales for SPT and T&WA in 2004 were $707.4 million and $523.8 million, respectively, and were included in our consolidated net sales for 2004. SPT recorded net income of $0.4 million in 2004 and T&WA recorded a net loss of $2.7 million in 2004. In connection with the consolidation of SPT and T&WA, we recorded approximately $5 million of goodwill.

     Our parent company (Goodyear) and certain of our subsidiaries have guaranteed certain debt obligations of SPT and T&WA. Goodyear, Goodyear Australia PTY Limited (a wholly-owned subsidiary of Goodyear) and certain subsidiaries of Goodyear Australia PTY Limited guarantee SPT’s obligations under credit facilities in the amount of $74.2 million. The guarantees are unsecured. Assets of certain subsidiaries of SPT secure the SPT credit facilities. At December 31, 2004, the carrying amount of the secured assets of these subsidiaries was $224.4 million, consisting primarily of accounts receivable, inventory and fixed assets. Goodyear has guaranteed an industrial revenue bond obligation of T&WA in the amount of $5.4 million. The guarantee is unsecured.

Investments and Acquisitions

We owned 3,421,305 shares of Sumitomo Rubber Industries, Ltd. (“SRI”) at December 31, 2004 and 2003 (the “Sumitomo Investment”). The fair value of the Sumitomo Investment was $32.1 million and $18.6 million at December 31, 2004 and 2003, respectively, and was included in Other Assets on the Consolidated Balance Sheet. We have classified the Sumitomo Investment as available-for-sale, as provided in Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, gains and losses resulting from changes in the fair value of the Sumitomo Investment are deferred and reported on the Consolidated Balance Sheet as Accumulated Other Comprehensive Income (OCI). At December 31, 2004, OCI included a gross unrealized holding gain on the Sumitomo Investment of $15.6 million ($17.0 million after tax), compared to $2.1 million ($3.6 million after tax) at December 31, 2003.

     During 2003, we sold 20,833,000 shares of the Sumitomo Investment for approximately $83 million and recorded a loss of $17.6 million ($8.9 million after tax or $0.05 per share). We had acquired a 10% ownership of SRI as part of the 1999 global alliance between the two companies. We now hold approximately 1.3% of SRI’s outstanding shares.

     During 2002, we acquired additional shares of Sava Tires Joint Venture Holding d.o.o. (“Sava Tire”), a tire manufacturing subsidiary in Slovenia, at a cost of $38.9 million. Our ownership of this subsidiary increased from 60% to 80%. During 2003, we transferred our 80% ownership of Sava Tire to Goodyear Dunlop Tires Europe B.V. (“GDTE”), a 75% owned subsidiary, for $282.3 million. In June 2004, we exercised our call option, purchased the remaining outstanding 20% ownership interest of Sava Tires for approximately $52 million, and sold it to GDTE for approximately $85.2 million. As a result of these transactions, we now indirectly own 75% of Sava Tire, with GDTE’s joint venture partner, SRI, owning the remaining 25%. The acquisition was accounted for using the purchase method of accounting. Pursuant to these transactions, we recorded additions to goodwill of $0.7 million in 2004 and $6.8 million in 2002. The purchase price allocation has been completed at December 31, 2004.

     In July 2004, GDTE completed the acquisition of the remaining 50% outstanding ownership interest of Däckia, a major tire retail group in Sweden, for approximately $10 million. We originally acquired a 50% stake in 1995. As a result of this transaction, we now indirectly own 75% of Däckia, with SRI owning the remaining 25%. The acquisition was accounted for using the purchase method of accounting. The asset valuations have been completed and the purchase price has been allocated. Pursuant to the purchase and resulting consolidation, we recorded an addition to goodwill of $13.5 million. We also recorded intangible assets, including customer relationships, trademarks and partner relationships, totaling $8.2 million.

     In 2003, we purchased Arkansas Best Corporation’s remaining 19% ownership interest in Wingfoot Commercial Tire Systems, LLC, a joint venture company formed by Goodyear and Arkansas Best Corporation to sell and service commercial truck tires, provide retread services and conduct related business, for $71.2 million.

     Dividends received from our consolidated subsidiaries were $155.1 million, $219.0 million and $113.1 million in 2004, 2003 and 2002, respectively. Dividends received from our unconsolidated affiliates accounted for using the equity method were $3.4 million, $2.8 million and $1.6 million in 2004, 2003 and 2002, respectively.

Non-cash Investing and Financing Activities

     In 2002, we issued 11.3 million shares of our Common Stock from Treasury and recorded $137.9 million as a contribution to certain domestic pension plans.

Note 9. Properties and Plants

		2004		2003
					Restated
(In millions)	Owned	Capital Leases	Total	Owned	Capital Leases	Total
Properties and plants, at cost:
Land and improvements	$360.1	$16.6	$376.7	$343.1	$9.3	$352.4
Buildings and improvements	1,778.6	94.0	1,872.6	1,653.0	67.9	1,720.9
Machinery and equipment	10,491.2	102.5	10,593.7	9,873.6	92.1	9,965.7
Construction in progress	448.7	—	448.7	418.9	—	418.9

	13,078.6	213.1	13,291.7	12,288.6	169.3	12,457.9
Accumulated depreciation	(7,746.3)	(90.2)	(7,836.5)	(7,168.8)	(83.9)	(7,252.7)

	$5,332.3	$122.9	$5,455.2	$5,119.8	$85.4	$5,205.2

The useful lives of property used in arriving at the annual amount of depreciation provided are as follows: buildings and improvements, 40 years; machinery and equipment, 15 years.

Note 10. Leased Assets

Net rental expense charged to income follows:

(In millions)	2004	2003	2002
Gross rental expense	$349.4	$330.5	$298.8
Sublease rental income	(74.0)	(64.9)	(68.4)

	$275.4	$265.6	$230.4

We enter into leases primarily for vehicles, data processing equipment and our wholesale and retail distribution facilities under varying terms and conditions. A portion of our domestic retail distribution network is sublet to independent dealers. Many of the leases require us to pay taxes assessed against leased property and the cost of insurance and maintenance.

     While substantially all subleases and some operating leases are cancellable for periods beyond 2005, management expects that in the normal course of its business nearly all of its independent dealer distribution network will be actively operated. As leases and subleases for existing locations expire, we evaluate such leases and either renew the leases or substitute another more favorable retail location.

     The following table presents minimum future lease payments:

						2010 and
(In millions)	2005	2006	2007	2008	2009	Beyond	Total
Capital Leases
Minimum lease payments	$10.4	$9.5	$9.0	$8.9	$8.5	$44.8	$91.1
Imputed interest							(29.5)
Executory costs							(1.2)

Present value							$60.4

Operating Leases
Minimum lease payments	$320.3	$262.6	$203.1	$146.8	$110.5	$476.0	$1,519.3
Minimum sublease rentals	(52.2)	(42.9)	(34.2)	(25.6)	(17.0)	(32.0)	(203.9)

	$268.1	$219.7	$168.9	$121.2	$93.5	$444.0	1,315.4

Imputed interest							(369.4)

Present value							$946.0

At December 31, 2004 and 2003, we were a party to lease agreements with certain unrelated SPEs that are VIEs as defined by FIN 46. The agreements were related to certain North American distribution facilities and, in 2003, certain corporate aircraft. The corporate aircraft agreements were terminated during 2004. At December 31, 2004, the carrying amount of these North American distribution facilities totaled $26.8 million. Refer to Note 11.

     The assets, liabilities and results of operations of these SPEs were consolidated effective July 1, 2003, pursuant to the provisions of FIN 46. This resulted in an increase in Total Liabilities of approximately $34 million and an increase in Properties and Plants of approximately $28 million. We also recorded a $6.1 million charge in Other (Income) and Expense due to the adoption of FIN 46 for these SPEs. Financing costs related to these SPEs were included in SAG prior to July 1, 2003. Subsequent to that date, the financing costs were recognized as Interest Expense. Refer to Notes 1 and 8.

Note 11. Financing Arrangements and Derivative Financial Instruments

At December 31, 2004, we had total credit arrangements totaling $7.30 billion, of which $1.12 billion were unused.

Notes Payable, Long Term Debt due Within One Year and Short Term Financing Arrangements

At December 31, 2004, we had short term committed and uncommitted credit arrangements totaling $413.1 million, of which $122.5 million related to consolidated VIEs. Of these amounts, $192.4 million and $31.1 million, respectively, were unused. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates. There are no commitment fees associated with these arrangements.

     The following table presents information about amounts due within one year at December 31:

(In millions)	2004	2003
Notes payable:
Amounts related to VIEs	$91.4	$—
Other international subsidiaries	129.2	146.7

	$220.6	$146.7

Weighted-average interest rate	6.35	4.81%

Long term debt due within one year:
Amounts related to VIEs	$24.4	$—
6.375% Euro Notes due 2005	542.0	—
European credit facilities	400.0	—
Other (including capital leases)	43.5	113.5

	$1,009.9	$113.5

Weighted-average interest rate	6.78%	5.25%

Total obligations due within one year	$1,230.5	$260.2

Amounts related to VIEs in Notes payable represent short term debt of SPT. Amounts related to VIEs in Long term debt due within one year represented amounts owed by T&WA and under lease-financing arrangements with SPEs. At December 31, 2004, we were a party to lease agreements with certain SPEs that are VIEs as defined by FIN 46. The agreements were related to certain North American distribution facilities.

Long Term Debt and Financing Arrangements

At December 31, 2004, we had long term credit arrangements totaling $6.9 billion, of which $923.7 million were unused.

     The following table presents long term debt at December 31:

(In millions)	2004	2003
6.375% Euro Notes due 2005 5.375% Swiss franc bonds due 2006	$542.0	$504.6
5.375% Swiss franc bonds due 2006 6.375% Euro Notes due 2005	139.3	128.0
4.00% Convertible Senior Notes due 2034	350.0	—

Notes:
6 5/8% due 2006	222.5	264.5
8 1/2% due 2007	300.0	300.0
6 3/8% due 2008	99.9	99.8
7 6/7% due 2011	650.0	650.0
Floating rate notes due 2011	200.0	—
11% due 2011	447.7	—
7% due 2028	149.1	149.1

Bank term loans:
$645 million senior secured U.S. term facility due 2005	—	583.3
$400 million senior secured term loan European facility due 2005	400.0	400.0
$800 million senior secured asset-based term loan due 2006	800.0	800.0
$650 million senior secured asset-based term loan due 2006	650.0	—

Revolving credit facilities due 2005 and 2006	—	839.0

Pan-European accounts receivable facility due 2009	224.7	—

Amounts related to VIEs	94.4	60.4

Other domestic and international debt	129.0	112.9

	5,398.6	4,891.6
Capital lease obligations	60.4	47.7

	5,459.0	4,939.3
Less portion due within one year	(1,009.9)	(113.5)

	$4,449.1	$4,825.8

The following table presents information about long term fixed rate debt at December 31:

(In billions)	2004	2003
Carrying amount	$3.05	$2.23
Fair value	3.22	2.11

The fair value was estimated using quoted market prices or discounted future cash flows. The increase in the carrying amount and fair value from 2003 was due primarily to the issuance of the 11% Notes due 2011 and the 4% Convertible Senior Notes due 2034. The fair value exceeded the carrying amount at December 31, 2004 due primarily to an improvement in our credit spreads. The fair value of the 6 5/8% Notes due 2006 was hedged by floating rate swap contracts with notional principal amounts totaling $200 million at December 31, 2004 and 2003.

     The fair value of our variable rate debt approximated its carrying amount at December 31, 2004 and 2003.

     The principal and interest of the Swiss franc bonds due 2006 were hedged by currency swap agreements at December 31, 2004 and 2003, as discussed below.

     The Euro Notes, Swiss franc bonds, Convertible Senior Notes and other Notes have an aggregate face amount of $3.10 billion and are reported net of unamortized discounts totaling $3.7 million ($1.96 billion and $1.7 million, respectively, at December 31, 2003).

     At December 31, 2004, the floating rate term loans due 2005 and 2006 and Notes due 2011 totaled $2.05 billion and were variable rate agreements based upon LIBOR plus a fixed spread. The weighted-average interest rate on amounts outstanding under these agreements was 6.87%. At December 31, 2003, $1.78 billion was outstanding at a weighted-average interest rate of 5.17%. The interest rate on $325 million principal amount of these borrowings was hedged by fixed rate swap contracts at December 31, 2003.

     At December 31, 2004, there were no borrowings outstanding under the revolving credit facilities due 2005 and 2006. At December 31, 2003, amounts outstanding were comprised of $839.0 million of variable rate agreements based upon LIBOR plus a fixed spread, with a weighted-average interest rate of 5.15%.

     The five-year pan-European accounts receivable facility due 2009 involves the twice-monthly sale of substantially all of the trade accounts receivable of certain subsidiaries of GDTE to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. At December 31, 2004, $224.7 million was outstanding with a weighted-average Euribor-based interest rate of 5.16%.

     At December 31, 2004, amounts related to VIEs represented long term debt of SPT and T&WA, and amounts owed under lease-financing arrangements with SPEs. At December 31, 2004, we were a party to lease agreements with certain SPEs that are VIEs as defined by FIN 46. The weighted-average rate in effect under the terms of these loans was 6.41%. The agreements were related to certain North American distribution facilities at December 31, 2004. At December 31, 2003, these amounts represented lease-financing arrangements with SPEs related to North American distribution facilities and corporate aircraft.

     Other domestic and international debt at December 31, 2004, consisted of fixed and floating rate loans denominated in U.S. dollars and other currencies that mature in 2005-2023. The weighted-average interest rate in effect under these loans was 6.15% at December 31, 2004, compared to 6.25% at December 31, 2003.

$350 Million Convertible Senior Note Offering

On July 2, 2004, we completed an offering of $350 million aggregate principal amount of 4.00% convertible senior notes due June 15, 2034. The notes are convertible into shares of our common stock initially at a conversion rate of 83.07 shares of common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of $12.04 per share. The proceeds from the notes were used to repay temporarily a revolving credit facility and for working capital purposes.

$650 Million Senior Secured Notes

On March 12, 2004, we completed a private offering of $650 million of senior secured notes, consisting of $450 million of 11% senior secured notes due 2011 and $200 million of floating rate notes due 2011, which accrue interest at LIBOR plus 8%. The proceeds of the notes were used to prepay the remaining outstanding amount under the then-existing U.S. term loan facility, permanently reduce commitments under the then-existing revolving credit facility by $70 million, and for general corporate purposes. The notes are guaranteed by the same subsidiaries that guarantee the U.S. deposit-funded credit facility and asset-based credit facilities. The notes are secured by perfected fourth-priority liens on the same collateral securing those facilities (pari-passu with the liens on that domestic collateral securing the parent guarantees of the European revolving credit facility).

     We have the right to redeem the fixed rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 105.5%, 102.75%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. We may also redeem the fixed rate notes prior to March 1, 2008 at a redemption price equal to 100% of the principal amount plus a make-whole premium. We have the right to redeem the floating rate notes in whole or in part from time to time on and after March 1, 2008. The redemption price, plus accrued and unpaid interest to the redemption date, would be 104.0%, 102.0%, and 100.0% on and after March 1, 2008, 2009 and 2010, respectively. In addition, prior to March 1, 2007, we have the right to redeem up to 35% of the fixed and floating rate notes with net cash proceeds from one or more public equity offerings. The redemption price would be 111% for the fixed rate notes and 100% plus the then applicable floating rate for the floating rate notes, plus accrued and unpaid interest to the redemption date.

          The indenture for the senior secured notes contains restrictions on our operations, including limitations on:

•	incurring additional indebtedness or liens,

•	paying dividends, making distributions and stock repurchases,

•	making investments,

•	selling assets, and

•	merging and consolidating.

          The deposit-funded credit facility also limits the amount of capital expenditures we may make to $500 million in 2004, 2005 and 2006, and $375 million in 2007 (through September 30, 2007). The amounts of permitted capital expenditures may be increased by the amount of net proceeds retained by us from permitted asset sales and equity and debt issuances. In addition, unused capital expenditures may be carried over into the next year. As a result of certain activities, the capital expenditure limit for 2004 was increased from $500 million to approximately $1.10 billion. Our capital expenditures for 2004 totaled $518.6 million. The capital expenditure carryover from 2004 was $603.0 million, and in the absence of any other transactions, the limit for 2005 will be $1.10 billion.

          In the event that the senior secured notes have a rating equal to or greater than Baa3 from Moody’s and BBB- from Standard and Poor’s, a number of those restrictions will not apply, for so long as those credit ratings are maintained.

$645 Million Senior Secured U.S. Term Facility

At December 31, 2003, the balance due on the U.S. term facility was $583.3 million due to a partial pay-down of the balance during the second quarter of 2003. On March 12, 2004, all outstanding amounts under the facility were prepaid and the facility was retired. The U.S. term facility had a maturity date of April 30, 2005.

$650 Million Senior Secured European Facilities

Goodyear Dunlop Tires Europe B.V. and subsidiaries (“GDTE”) is party to a $250 million senior secured revolving credit facility and a $400 million senior secured term loan facility (collectively, the “European facilities”). These facilities mature on April 30, 2005. As of December 31, 2004, there were no borrowings outstanding under the revolving credit facility and $400 million outstanding under the term facility.

          GDTE pays an annual commitment fee of 75 basis points on the undrawn portion of the commitments under the European revolving facility. GDTE may obtain loans under the European facilities bearing interest at LIBOR plus 400 basis points or an alternative base rate (the higher of JPMorgan’s prime rate or the federal funds rate plus 50 basis points) plus 300 basis points.

          The collateral pledged under the European facilities includes:

•	all of the capital stock of Goodyear Finance Holding S.A. and certain subsidiaries of GDTE,

•	a perfected first-priority interest in and mortgages on substantially all the tangible and intangible assets of GDTE in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable used in securitization programs, and

•	with respect to the European revolving credit facility, a perfected fourth priority interest in and mortgages on the collateral pledged under the deposit-funded credit facility and the asset-based facilities, except for real estate other than our U.S. corporate headquarters.

          Consistent with the covenants applicable to Goodyear in the U.S. facilities, the European facilities contain certain representations, warranties and covenants applicable to GDTE and its subsidiaries which, among other things, limit GDTE’s ability to:

•	incur additional indebtedness (including a limit of €275 million in accounts receivable transactions),

•	make investments,

•	sell assets beyond specified limits,

•	pay dividends, and

•	make loans or advances to Goodyear companies that are not subsidiaries of GDTE.

          The European facilities also contain certain additional covenants identical to those in the U.S. facilities. The European facilities also limit the amount of capital expenditures that GDTE may make to $100 million in 2005 (through April 30).

          Subject to the provisions in the European facilities and agreements with our joint venture partner, Sumitomo Rubber Industries, Ltd. (SRI), GDTE is permitted to transfer funds to Goodyear. These provisions and agreements include limitations on loans and advances from GDTE to Goodyear and a requirement that transactions with affiliates be consistent with past practices or on arms-length terms.

          Any amount outstanding under the term facility is required to be prepaid with:

•	75% of the net cash proceeds of all sales and dispositions of assets by GDTE and its subsidiaries greater than $5 million, and

•	50% of the net cash proceeds of debt and equity issuances by GDTE and its subsidiaries.

          The U.S. and European facilities can be used, if necessary, to fund ordinary course of business needs, to repay maturing debt, and for other needs as they arise.

U.S. Deposit-Funded Credit Facility

On August 18, 2004, we refinanced our then existing $680 million senior secured U.S. revolving credit facility with a U.S. deposit-funded credit facility, which is a synthetic revolving credit and letter of credit facility. Pursuant to the refinancing, the lenders deposited the entire $680 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The lenders under the new facility will receive annual compensation on the amount of the facility equivalent to 450 basis points over LIBOR, which includes commitment fees on the entire amount of the commitment (whether drawn or undrawn) and a usage fee on the amounts drawn. The full amount of the facility is available for the issuance of letters of credit or for revolving loans. The $500.7 million of letters of credit that were outstanding under the U.S. revolving credit facility as of June 30, 2004 were transferred to the deposit-funded credit facility. As of December 31, 2004, there were $509.9 million of letters of credit issued under the facility. The facility matures on September 30, 2007.

          Our obligations under the deposit-funded credit facility are guaranteed by most of our wholly-owned U.S. subsidiaries and by our wholly-owned Canadian subsidiary, Goodyear Canada Inc. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by collateral that includes:

•	subject to certain exceptions, perfected first-priority security interests in the equity interests in our U.S. subsidiaries and 65% of the equity interests in our non-European foreign subsidiaries,

•	a perfected second priority security interest in 65% of the capital stock of Goodyear Finance Holding S.A., a Luxembourg company,

•	perfected first-priority security interests in and mortgages on our U.S. corporate headquarters and certain of our U.S. manufacturing facilities,

•	perfected third-priority security interests in all accounts receivable, inventory, cash and cash accounts pledged as security under our asset-based facilities, and

•	perfected first-priority security interests in substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

     The bond agreement for our Swiss franc bonds due 2006 limits our ability to use our U.S. tire and automotive parts manufacturing facilities as collateral for secured debt without triggering a requirement that holders of the bonds be secured on an equal and ratable basis. The manufacturing facilities indicated above were pledged to ratably secure the bonds to the extent required by the bond agreement. However, the aggregate amount of our debt secured by these manufacturing facilities is limited to 15% of our positive consolidated shareholders’ equity. Consequently, the security interests granted to the lenders under the U.S. senior secured funded credit facility are not required to be shared with the holders of debt outstanding under our other existing unsecured bond indentures.

          The deposit-funded credit facility contains certain covenants that, among other things, limit our ability to incur additional unsecured and secured indebtedness (including a limit, subject to certain exceptions, of 275 million euros in accounts receivable transactions), make investments and sell assets beyond specified limits. The facility prohibits us from paying dividends on our common stock. We must also maintain a minimum consolidated net worth (as such term is defined in the deposit-funded credit facility) of at least $2.0 billion for quarters ending in 2005 and the first quarter of 2006, and $1.75 billion for each quarter thereafter through September 30, 2007. We are not permitted to allow the ratio of Consolidated EBITDA to consolidated interest expense to fall below a ratio of 2.00 to 1.00 for any period of four consecutive fiscal quarters. In addition, our ratio of consolidated senior secured indebtedness to Consolidated EBITDA is not permitted to be greater than 4.00 to 1.00 at any time.

          The deposit-funded credit facility also limits the amount of capital expenditures we may make to $500 million in 2004, 2005 and 2006, and $375 million in 2007 (through September 30, 2007). The amounts of permitted capital expenditures may be increased by the amount of net proceeds retained by us from permitted asset sales and equity and debt issuances. In addition, unused capital expenditures may be carried over into the next year. As a result of certain activities, the capital expenditure limit for 2004 was increased from $500 million to approximately $1.10 billion. Our capital expenditures for 2004 totaled $518.6 million. The capital expenditure carryover from 2004 was $603.0 million, and in the absence of any other transactions, the limit for 2005 will be $1.10 billion.

$1.95 Billion Senior Secured Asset-Based Credit Facilities

In April 2003, we entered into senior secured asset-based credit facilities in an aggregate principal amount of $1.30 billion, consisting of a $500 million revolving credit facility and an $800 million term loan facility. At December 31, 2004, we had no borrowings outstanding under the revolving credit facility and $800 million drawn against the term loan asset-based facility, compared to $389 million and $800 million, respectively, at December 31, 2003. On February 20, 2004, we added a $650 million term loan tranche to the existing $1.30 billion facility, which was fully drawn as of December 31, 2004. The $650 million tranche is not subject to the borrowing base and provides for junior liens on the collateral securing the facility. The $650 million tranche was used partially to prepay our U.S. term loan facility, to repay other indebtedness, and for general corporate purposes. The facilities mature on March 31, 2006.

          Availability under the facilities, other than the $650 million term loan tranche, is limited by a borrowing base equal to the sum of (a) 85% of adjusted eligible accounts receivable and (b) (i) if the effective advance rate for inventory is equal to or greater than 85% of the recovery rate (as determined by a third party appraisal) of such inventory, 85% of the recovery rate multiplied by the inventory value, or (ii) if the effective advance rate for inventory is less than 85% of the recovery rate, (A) 35% of eligible raw materials, 65% of adjusted eligible finished goods relating to the North American Tire segment, and 60% of adjusted eligible finished goods relating to the retail division, Engineered Products segment, Chemical Products segment and Wingfoot Commercial Tire Systems minus (B) a rent reserve equal to three months’ rent and warehouse charges at facilities where inventory is stored and a priority payables reserve based on liabilities for certain taxes or certain obligations related to employees that have a senior or pari passu lien on the collateral.

          The calculation of the borrowing base and reserves against accounts receivable and inventory included in the borrowing base are subject to adjustment from time to time by the administrative agent and the majority lenders in their discretion (not to be exercised unreasonably). Adjustments would be based on the results of ongoing collateral and borrowing base evaluations and appraisals. A $50 million availability block further limits availability under the facilities. If at any time the amount of outstanding borrowings under the facilities subject to the borrowing base exceeds the borrowing base, we will be required to prepay borrowings sufficient to eliminate the excess or maintain compensating deposits with the agent bank.

          The facilities are collateralized by first and second priority security interests in all accounts receivable and inventory of Goodyear and its domestic and Canadian subsidiaries (excluding accounts receivable and inventory related to our North American joint venture with SRI). In addition, effective as of February 20, 2004, collateral included second and third priority security interests on the other assets securing the U.S. facilities. The facilities contain certain representations, warranties and covenants which are materially the same as those in the U.S. facilities, with capital expenditures of $500 million and $150 million permitted in 2005 and 2006 (through March 31), respectively. In addition, we must maintain a minimum consolidated net worth of at least $2.00 billion for quarters ending in 2005 and 2006 (through March 31, 2006).

International Accounts Receivable Securitization Facilities — On-Balance-Sheet Financing

On December 10, 2004, GDTE and certain of its subsidiaries entered into a new five-year pan-European accounts receivable securitization facility. The facility initially provides €165 million of funding, but has the ability to be expanded to €275 million, and will be subject to customary annual renewal of back-up liquidity lines. The new facility replaces an €82.5 million facility in a subsidiary in France.

          The new facility involves the twice-monthly sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retained servicing responsibilities. It is an event of default under the facility if:

•	the ratio of our consolidated EBITDA to our consolidated interest expense falls below 2.00 to 1.00,

•	the ratio of our consolidated senior secured indebtedness to our consolidated EBITDA is greater than 4.00 to 1.00,

•	the ratio of GDTE’s third party indebtedness (net of cash held by GDTE and its consolidated subsidiaries in excess of $100 million) to its consolidated EBITDA is greater than 3.00 to 1.00, or

•	for so long as such a provision is in our European Credit Facilities, our consolidated net worth is less than $2 billion on or prior to March 31, 2006, or is less than $1.75 billion after March 31, 2006, in each case subject to a 60 day grace period.

     The financial covenants listed above will be automatically amended to conform to the European Credit Facilities upon the refinancing of the European Credit Facilities. The defined terms used in the events of default tests are similar to those in the European Credit Facilities. As of December 31, 2004, the amount outstanding and fully-utilized under this program totaled $224.7 million. The program did not qualify for sale accounting pursuant to the provisions of Statement of Financial Accounting Standards No.140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and accordingly, this amount is included in consolidated long term debt.

          In addition to the pan-European accounts receivable securitization facility discussed above, SPT and other subsidiaries in Australia had transferred accounts receivable under other programs totaling $63.2 million and $7.7 million at December 31, 2004 and 2003, respectively.

Debt Maturities

The annual aggregate maturities of long term debt and capital leases for the five years subsequent to December 31, 2004 are presented below. Maturities of debt credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

(In millions)	2005	2006	2007	2008	2009
Debt incurred under revolving credit agreements	$—	$—	$—	$—	$—
Other – domestic	569.7	111.0	2.9	6.4	229.8
Other – international	440.2	1,814.1	302.4	102.4	2.5

	$1,009.9	$1,925.1	$305.3	$108.8	$232.3

Derivative Financial Instruments

We utilize derivative financial instrument contracts and nonderivative instruments to manage interest rate, foreign exchange and commodity price risks. We have established a control environment that includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. Company policy prohibits holding or issuing derivative financial instruments for trading purposes.

Interest Rate Exchange Contracts

We manage our fixed and floating rate debt mix, within defined limitations, using refinancings and unleveraged interest rate swaps. We will enter into fixed and floating interest rate swaps to hedge against the effects of adverse changes in interest rates on consolidated results of operations and future cash outflows for interest. Fixed rate swaps are used to reduce our risk of increased interest costs during periods of rising interest rates, and are normally designated as cash flow hedges. Floating rate swaps are used to convert the fixed rates of long term borrowings into short term variable rates, and are normally designated as fair value hedges. We use interest rate swap contracts to separate interest rate risk management from the debt funding decision. At December 31, 2004, the interest rate on 50% of our debt was fixed by either the nature of the obligation or through the interest rate contracts, compared to 47% at December 31, 2003.

          The following tables present contract information and weighted average interest rates. Current market pricing models were used to estimate the fair values of interest rate exchange contracts.

(Dollars in millions)	December 31, 2003	Settled	December 31, 2004
Fixed rate contracts:
Notional principal amount	$325.0	$325.0	$—
Pay fixed rate	5.00%	5.00%	—
Receive variable LIBOR	1.17	1.18	—

Average years to maturity	0.25	—	—

Fair value: asset (liability)	$(3.1)	$—	$—
Carrying amount:
Current liability	(3.1)	—	—
Long term liability	—	—	—

Floating rate contracts:
Notional principal amount	$200.0	$—	$200.0
Pay variable LIBOR	2.96%	—	4.31%
Receive fixed rate	6.63	—	6.63

Average years to maturity	2.95	—	1.95

Fair value: asset (liability)	$13.0	$—	$6.0
Carrying amount:
Current asset	7.4	—	3.7
Long term asset	5.6	—	2.3

Weighted average interest rate swap contract information follows:

	Twelve Months Ended December 31,
(Dollars in millions)	2004	2003	2002
Fixed rate contracts:
Notional principal amount	$81.0	$325.0	$325.0
Pay fixed rate	5.00%	5.00%	5.00%
Receive variable LIBOR	1.18	1.24	1.91

Floating rate contracts:
Notional principal amount	$200.0	$207.0	$210.0
Pay variable LIBOR	3.27%	3.03%	3.68%
Receive fixed rate	6.63	6.63	6.63

Interest Rate Lock Contracts

We will use, when appropriate, interest rate lock contracts to hedge the risk-free rate component of anticipated long term debt issuances. These contracts are designated as cash flow hedges of forecasted transactions. Gains and losses on these contracts are amortized to income over the life of the debt. No contracts were outstanding at December 31, 2004 or 2003.

Foreign Currency Contracts

We will enter into foreign currency contracts in order to reduce the impact of changes in foreign exchange rates on consolidated results of operations and future foreign currency-denominated cash flows. These contracts reduce exposure to currency movements affecting existing foreign currency-denominated assets, liabilities, firm commitments and forecasted transactions resulting primarily from trade receivables and payables, equipment acquisitions, intercompany loans, royalty agreements and forecasted purchases and sales. In addition, the principal and interest on our Swiss franc bonds due 2006 and €100 million of Euro Notes due 2005 are hedged by currency swap agreements.

          Contracts hedging the Swiss franc bonds and the Euro Notes are designated as cash flow hedges. Contracts hedging short term trade receivables and payables normally have no hedging designation.

          Amounts are reclassified from OCI into earnings each period to offset the effects of exchange rate movements on the hedged amounts of principal and interest of the Swiss franc bonds and the Euro Notes. Amounts are also reclassified concurrently with the recognition of intercompany royalty expense and sales of intercompany purchases to third parties.

          The following table presents foreign currency contract information at December 31:

	2004		2003
	Fair	Contract	Fair	Contract
(In millions)	Value	Amount	Value	Amount
Buy currency:
Euro	$159.2	$115.9	$145.7	$111.3
Swiss franc	139.7	80.6	125.8	80.6
Japanese yen	22.6	22.7	13.0	16.7
U.S. dollar	144.4	144.9	137.3	136.3
All other	13.0	12.6	—	—

	$478.9	$376.7	$421.8	$344.9

Contract maturity:
Swiss franc swap	3/06		3/06
Euro swap	6/05		6/05
All other	1/05 – 10/19		1/04 – 10/19

	2004		2003
	Fair	Contract	Fair	Contract
(In millions)	Value	Amount	Value	Amount
Sell currency:
British pound	$217.4	$218.8	$157.9	$155.2
Swedish krona	34.1	34.2	44.2	44.3
Canadian dollar	62.4	63.4	93.0	91.7
Euro	77.0	74.3	71.3	70.0
All other	23.0	23.1	19.8	19.8

	$413.9	$413.8	$386.2	$381.0

Contract maturity	1/05 – 12/05		1/04

The following table presents foreign currency contract carrying amounts at December 31:

	2004	2003
Carrying amount – asset (liability):
Swiss franc swap – current	$(0.3)	$(1.6)
Swiss franc swap – long term	59.5	46.8
Euro swaps – current	46.4	20.5
Euro swaps - long term	—	13.2
Other – current asset	5.2	7.2
Other – current (liability)	(8.8)	(14.4)

We were not a party to any foreign currency option contracts at December 31, 2004 or 2003.

          The counterparties to our interest rate and foreign exchange contracts were substantial and creditworthy multinational commercial banks or other financial institutions that are recognized market makers. Due to the creditworthiness of the counterparties, we consider the risk of counterparty nonperformance associated with these contracts to be remote. However, the inability of a counterparty to fulfill its obligations when due could have a material effect on our consolidated financial position, results of operations or liquidity in the period in which it occurs.

Hedges of Net Investment in Foreign Operations

In order to reduce the impact of changes in foreign exchange rates on consolidated shareholders’ equity, we will from time to time designate certain foreign currency-denominated non-derivative instruments as hedges of our net investment in various foreign operations. There were no such designations at December 31, 2004 or 2003.

Results of Hedging Activities

Charges for ineffectiveness and premium amortization totaled $0.2 million and $1.0 million during the twelve months ended December 31, 2004 and 2003, respectively. At December 31, 2004, there were no deferred net pretax gains or losses on hedges of forecasted transactions expected to be recognized in income during the twelve months ending December 31, 2005. It is not practicable to estimate the amount of deferred gains and losses that will be recognized in income resulting from the remeasurement of certain long term currency exchange agreements.

          Deferred losses totaling $4.2 million were recorded as Foreign Currency Translation Adjustment during the twelve months ended December 31, 2003 as a result of the designation of nonderivative instruments as net investment hedges. These gains and losses are only recognized in earnings upon the complete or partial sale of the related investment or the complete liquidation of the investment.

Note 12. Stock Compensation Plans and Dilutive Securities

Our 1989 Goodyear Performance and Equity Incentive Plan, the 1997 Performance Incentive Plan of The Goodyear Tire & Rubber Company and the 2002 Performance Plan of The Goodyear Tire & Rubber Company provide for the granting of stock options and stock appreciation rights (SARs), restricted stock, performance grants and other stock-based awards. For options granted in tandem with SARs, the exercise of a SAR cancels the stock option; conversely, the exercise of the stock option cancels the SAR. The 1989 Plan expired on April 14, 1997, and the 1997 Plan expired on December 31, 2001, except, in each case, with respect to grants and awards outstanding. The 2002 Plan will expire by its terms on April 15, 2005, except with respect to grants and awards then outstanding. A maximum of 12,000,000 shares of our Common Stock are available for issuance pursuant to grants and awards made under the 2002 Plan through April 15, 2005. Stock options and related SARs granted under the above plans generally have a maximum term of ten years and vest pro rata over four years.

          Performance units granted during 2002 and 2001 are earned based on Return on Invested Capital and Total Shareholder Return relative to the S&P Auto Parts & Equipment Companies (each weighted at 50%) over a three year performance period beginning January 1 of the year subsequent to the year of grant. To the extent earned, a portion of the performance units will generally be paid 50% in cash and 50% in stock (subject to deferral under certain circumstances). A portion may be automatically deferred in the form of units until the participant is no longer an employee of the Company. Each unit is equivalent to a share of our Common Stock and payable in cash, shares of our Common Stock or a combination thereof at the election of the participant.

          On December 4, 2000, we adopted The Goodyear Tire & Rubber Company Stock Option Plan for Hourly Bargaining Unit Employees, under which options in respect of up to 3,500,000 shares of our Common Stock may be granted. We also adopted on that date the Hourly and Salaried Employee Stock Option Plan, under which options in respect of up to 600,000 shares of our Common Stock may be granted. Stock options granted under these plans generally have a maximum term of ten years and vest over one to three years. The Hourly Bargaining Unit Plan expired on September 30, 2001, and the Hourly and Salaried Plan expired on December 31, 2002, except, in each case, with respect to options then outstanding.

          Stock-based compensation activity for the years 2004, 2003 and 2002 follows:

	2004		2003		2002
	Shares	SARs	Shares	SARs	Shares	SARs
Outstanding at January 1	26,999,985	4,965,789	24,476,229	4,110,830	21,841,798	3,398,781
Options granted	4,149,660	1,103,052	3,907,552	1,009,588	3,454,724	863,372
Options without SARs exercised	(293,795)	—	—	—	(110,642)	—
Options with SARs exercised	(16,300)	(16,300)	—	—	(6,439)	(6,439)
SARs exercised	(360)	(360)	—	—	(400)	(400)
Options without SARs expired	(1,105,084)	—	(1,011,943)	—	(509,313)	—
Options with SARs expired	(188,931)	(188,931)	(154,629)	(154,629)	(144,484)	(144,484)
Performance units granted	—	—	8,500	—	227,100	—
Performance unit shares issued	—	—	—	—	(28,196)	—
Performance units cancelled	(222,143)	—	(225,724)	—	(247,919)	—

Outstanding at December 31	29,323,032	5,863,250	26,999,985	4,965,789	24,476,229	4,110,830

Exercisable at December 31	20,362,573	3,517,595	18,697,146	2,899,381	15,205,724	2,314,354

Available for grant at December 31	965,138		4,846,238		8,497,830

Significant option groups outstanding at December 31, 2004 and related weighted average price and remaining life information follows:

	Options	Options	Exercisable	Remaining
Grant Date	Outstanding	Exercisable	Price	Life (Years)
12/09/04	4,031,135	—	$12.54	10
12/03/03	3,597,453	890,136	6.81	9
12/03/02	2,554,120	1,376,049	7.94	8
12/03/01	2,795,299	2,303,256	22.05	7
12/04/00	5,290,258	5,290,258	17.68	6
12/06/99	2,956,808	2,956,808	32.00	5
11/30/98	1,946,282	1,946,282	57.25	4
12/02/97	1,708,037	1,708,037	63.50	3
12/03/96	1,452,268	1,452,268	50.00	2
01/09/96	1,077,217	1,077,217	44.00	1
All other	1,562,163	1,362,262	26.23	4.7

The 1,562,163 options in the “All other” category were outstanding at exercise prices ranging from $5.52 to $74.25, with a weighted average exercise price of $24.44. All options, SARs and performance units were granted at an exercise price equal to the fair market value of our Common Stock at the date of grant.

          Weighted average option exercise price information follows:

	2004	2003	2002
Outstanding at January 1	$26.90	$30.28	$33.87
Granted during the year	12.54	6.81	7.94
Exercised during the year	7.61	—	17.78
Outstanding at December 31	24.96	26.90	30.28
Exercisable at December 31	31.02	33.80	38.13

Forfeitures and cancellations were insignificant.

          Weighted average fair values at date of grant for grants in 2004, 2003 and 2002 follow:

	2004	2003	2002
Options	$6.36	$3.41	$3.59
Performance units	12.54	6.81	7.94

The above fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

	2004	2003	2002
Expected life (years)	5	5	5
Interest rate	3.55%	3.41%	3.18%
Volatility	54.7	54.0	47.5
Dividend yield	—	—	—

Earnings Per Share Information

Basic earnings per share have been computed based on the average number of common shares outstanding.

     We have adopted the provisions of Emerging Issues Task Force Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”. Refer to Note 1.

          There are contingent conversion features included in our $350 million 4% Convertible Senior Notes due 2034, issued on July 2, 2004. Accordingly, average shares outstanding — diluted in 2004 included approximately 29.1 million contingently issuable shares in each of the third and fourth quarters and 14.5 million shares in the full year. Net income per share — diluted in 2004 included an earnings adjustment representing avoided after-tax interest expense of $3.5 million in each of the third and fourth quarters resulting from the assumed conversion of the Notes. Diluted earnings per share in 2004 was reduced by approximately $0.02 in the third quarter, $0.08 in the fourth quarter and $0.01 in the full year as a result of the adoption of this standard.

          The following table presents the number of incremental weighted-average shares used in computing diluted per share amounts:

	2004	2003	2002
Average shares outstanding — basic	175,377,316	175,314,449	167,020,375
4% Convertible Senior Notes due 2034	14,534,884	—	—
Stock options	2,346,070	—	—

Average shares outstanding — diluted	192,258,270	175,314,449	167,020,375

In 2004, 2003 and 2002, approximately 23.1 million, 21.4 million and 21.1 million, respectively, equivalent shares related to stock options, restricted stock and performance grants with exercise prices that were greater than the average market price of our common shares were excluded from average shares outstanding-diluted, as inclusion would have been anti-dilutive. In addition, in 2003 and 2002, approximately 1.0 million and 2.6 million, respectively, equivalent shares of stock options, restricted stock and performance grants with exercise prices that were less than the average market price of our common shares were excluded from average shares outstanding — diluted as we were in a net loss position and inclusion would also have been anti-dilutive.

          The following table presents the computation of adjusted net income used in computing net income (loss) per share — diluted. The computation assumes that after-tax interest costs incurred on the 4% Convertible Senior Notes due 2034 would have been avoided had the Notes been converted when issued on July 2, 2004:

(In millions)	2004	2003	2002
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)
After-tax impact of 4% Convertible Senior Notes due 2034 Stock options	7.0	—	—

Adjusted Net Income (Loss)	$121.8	$(807.4)	$(1,246.9)

Note 13. Pension, Other Postretirement Benefit and Savings Plans

We provide substantially all employees with pension benefits. The principal domestic hourly plan provides benefits based on length of service. The principal domestic plans covering salaried employees provide benefits based on final five-year average earnings formulas. Salaried employees making voluntary contributions to these plans receive higher benefits. Effective January 1, 2005, the U.S. salaried pension plan was frozen to new participants. Other pension plans provide benefits similar to the principal domestic plans as well as termination indemnity plans at certain international subsidiaries. At the end of 2004 and 2003, assets exceeded accumulated benefits in certain plans and accumulated benefits exceeded assets in others.

          We also provide substantially all domestic employees and employees at certain international subsidiaries with health care and life insurance benefits upon retirement. Insurance companies provide life insurance and certain health care benefits through premiums based on expected benefits to be paid during the year. Substantial portions of the health care benefits for domestic retirees are not insured and are paid by us. Benefit payments are funded from operations. At December 31, 2004, our benefit obligation for other postretirement benefits includes $15.2 million for the increase in our contribution requirements based upon the anticipated attainment of certain profit levels by certain businesses in 2004, 2005 and 2006.

          On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) was signed into law. The Act will provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor’s postretirement health care plans. FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the FSP), was issued on May 19, 2004. The FSP provides guidance on accounting for the effects of the new Medicare prescription drug legislation by employers whose prescription drug benefits are actuarially equivalent to the drug benefit under Medicare Part D. It also contains basic guidance on related income tax accounting, and complex rules for transition that permit various alternative prospective and retroactive transition approaches. Based on the proposed regulations, during 2004 we determined that the overall impact of the adoption of FSP 106-2 was a reduction of expense in 2004 of approximately $2 million on an annual basis. The adoption of FSP 106-2 also reduced our accumulated postretirement benefit obligation by approximately $19.7 million during 2004. On January 21, 2005 final regulations were issued. Based on the clarifications provided in the final regulations, our net periodic postretirement cost is expected to be lower by approximately $50 million in 2005, and the accumulated postretirement benefit obligation is expected to be reduced by approximately $475 million to $525 million during 2005.

          We use a December 31 measurement date for the majority of our plans.

          Pension cost follows:

(In millions)	2004	2003	2002
Service cost – benefits earned during the period	$85.8	$122.6	$116.7
Interest cost on projected benefit obligation	421.0	399.8	385.0
Expected return on plan assets	(350.3)	(310.6)	(391.1)
Amortization of unrecognized: - prior service cost	75.2	74.2	81.6
- net (gains) losses	118.0	125.9	36.7
- transition amount	1.3	1.1	0.6

Net periodic pension cost	351.0	413.0	229.5
Curtailments/settlements	6.8	45.2	0.3
Special termination benefits	4.2	43.0	0.8

Total pension cost	$362.0	$501.2	$230.6

          Postretirement benefit cost follows:

(In millions)	2004	2003	2002
Service cost – benefits earned during the period	$24.7	$24.1	$19.5
Interest cost on accumulated benefit obligation	188.1	174.0	186.9
Amortization of unrecognized: - net losses	35.2	32.0	26.2
- prior service cost	44.5	17.0	19.4

Net periodic postretirement cost	292.5	247.1	252.0
Curtailments/settlements	12.5	23.6	—
Special termination benefits	0.3	20.0	—

Total postretirement cost	$305.3	$290.7	$252.0

The change in benefit obligation and plan assets for 2004 and 2003 and the amounts recognized in our Consolidated Balance Sheet at December 31, 2004 and 2003 are as follows:

	Pension Plans		Other Benefits
(In millions)	2004	2003	2004	2003
Change in benefit obligation:
Beginning balance	$(6,883.5)	$(6,070.2)	$(3,078.6)	$(2,723.1)
Newly adopted plans	(87.0)	—	(0.5)	—
Service cost – benefits earned	(85.8)	(122.6)	(24.7)	(24.1)
Interest cost	(421.0)	(399.8)	(188.1)	(174.0)
Plan amendments	1.1	(112.4)	4.0	(275.8)
Actuarial loss	(532.2)	(348.9)	(165.4)	(88.9)
Employee contributions	(19.2)	(18.8)	(8.8)	(6.6)
Curtailments/settlements	(1.6)	16.3	0.5	(15.0)
Special termination benefits	(4.3)	(42.9)	(0.3)	(21.3)
Foreign currency translation	(171.7)	(257.6)	(14.0)	(22.9)
Benefit payments	484.9	473.4	257.6	273.1

Ending balance	(7,720.3)	(6,883.5)	(3,218.3)	(3,078.6)

Change in plan assets:
Beginning balance	$4,129.1	$3,602.4	$—	$—
Newly adopted plans	84.4	—
Actual return on plan assets	478.7	707.4	—	—
Company contributions	264.6	115.7	—	—
Employee contributions	19.2	18.8	—	—
Foreign currency translation	107.2	158.2	—	—
Benefit payments	(484.9)	(473.4)	—	—

Ending balance	$4,598.3	$4,129.1	$—	$—

Funded status	(3,122.0)	(2,754.4)	(3,218.3)	(3,078.6)

Unrecognized prior service cost	418.1	503.4	420.1	480.9
Unrecognized net loss	2,548.5	2,194.1	895.4	763.1
Unrecognized net obligation at transition	2.8	3.9	—	—

Net amount recognized	$(152.6)	$(53.0)	$(1,902.8)	$(1,834.6)

Amounts recognized in the Consolidated Balance Sheet consist of:

	Pension Plans		Other Benefits
(In millions)	2004	2003	2004	2003
Prepaid benefit cost – current	$41.0	$86.4	$—	$—
– long term	374.2	345.1	—	—
Accrued benefit cost – current	(85.2)	(110.8)	(303.1)	(287.4)
– long term	(3,219.6)	(2,830.8)	(1,599.7)	(1,547.2)
Intangible asset	429.7	512.4	—	—
Deferred income taxes	305.0	273.0	—	—
Minority shareholders’ equity	173.3	126.5	—	—
Accumulated other comprehensive income (OCI)	1,829.0	1,545.2	—	—

Net amount recognized	$(152.6)	$(53.0)	$(1,902.8)	$(1,834.6)

The increase (decrease) in minimum pension liability adjustment (net of tax) included in OCI follows:

	Pension Plans			Other Benefits
		Restated
(In millions)	2004	2003	2002	2004	2003	2002
Increase (decrease) in minimum pension liability adjustment included in OCI	$283.8	$(128.3)	$1,283.6	N/A	N/A	N/A

The following table presents significant weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Plans		Other Benefits
	2004	2003	2004	2003
Discount rate: – U.S.	5.75%	6.25%	5.75%	6.25%
– International	5.41	5.93	6.91	7.22

Rate of compensation increase: – U.S.	4.04	4.00	4.00	4.00
– International	3.48	3.43	4.67	4.47

The following table presents significant weighted-average assumptions used to determine net periodic pension/benefit cost for the years ended December 31:

	Pension Plans			Other Benefits
	2004	2003	2002	2004	2003	2002
Discount rate: – U.S.	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
– International	5.93	6.20	6.50	7.22	7.48	7.50

Expected long term return on plan assets: – U.S.	8.50	8.50	9.50	—	—	—
– International	8.03	8.03	8.50	—	—	—

Rate of compensation increase: – U.S.	4.00	4.00	4.00	4.00	4.00	4.00
– International	3.43	3.50	3.50	4.47	4.80	4.50

For 2004, an assumed long-term rate of return of 8.5% was used for the U.S. pension plans. In developing this rate, we evaluated the compound annualized returns of our U.S. pension fund over periods of 15 years or more (through December 31, 2003). In addition, we evaluated input from our pension fund consultant on asset class return expectations and long-term inflation. For our international locations, a weighted-average assumed long-term rate of return of 7.95% was used. Input from local pension fund consultants concerning asset class return expectations and long-term inflation form the basis of this assumption.

          The following table presents estimated future benefit payments from the plans as of December 31, 2004:

(In millions)	Pension Plans	Other Benefits
2005	$419.3	$303.9
2006	437.5	320.7
2007	455.0	273.7
2008	469.9	266.5
2009	496.3	260.3
2010-2014	2,789.2	1,199.4

The payments shown above for other benefits are gross of expected subsidy reimbursements under the Medicare Act. The subsidy is expected to be approximately $14 million in 2006 and approximately $1 million annually thereafter.

          The accumulated benefit obligation for all defined benefit pension plans was $7,448 million and $6,606 million at December 31, 2004 and 2003, respectively.

          For pension plans that are not fully-funded:

(In millions)	2004	2003
Projected benefit obligation	$7,559.2	$6,768.7
Accumulated benefit obligation	7,303.2	6,507.6
Fair value of plan assets	4,431.6	4,020.5

Certain international subsidiaries maintain unfunded pension plans consistent with local practices and requirements. At December 31, 2004, these plans accounted for $232.7 million of our accumulated pension benefit obligation, $247.4 million of our projected pension benefit obligation and $42.5 million of our minimum pension liability adjustment ($208.3 million, $215.9 million and $22.0 million, respectively, at December 31, 2003).

          Our pension plan weighted-average asset allocation at December 31, by asset category, follows:

	2004	2003
Equity securities	64%	69%
Debt securities	34	30
Cash and short term securities	2	1

Total	100%	100%

At December 31, 2004, we did not directly hold any of our Common Stock. At December 31, 2003, equity securities included $35.6 million (0.9% of total plan assets) of our Common Stock.

          Our pension investment policy recognizes the long-term nature of pension liabilities, the benefits of diversification across asset classes and the effects of inflation. The diversified portfolio is designed to maximize returns consistent with levels of liquidity and investment risk that are prudent and reasonable. All assets are managed externally according to guidelines we have established individually with investment managers. The manager guidelines prohibit the use of any type of investment derivative without our prior approval. Portfolio risk is controlled by having managers comply with guidelines, establishing the maximum size of any single holding in their portfolios and by using managers with different investment styles. We periodically undertake asset and liability modeling studies to determine the appropriateness of the investments. The portfolio includes holdings of domestic, international, and private equities, global high quality and high yield fixed income securities, and short-term interest bearing deposits. The target asset allocation of the U.S. pension fund is 70% equities and 30% fixed income.

          We expect to contribute approximately $470 million to $505 million to our funded major U.S. and international pension plans in 2005.

          Assumed health care cost trend rates at December 31 follow:

	2004	2003
Health care cost trend rate assumed for the next year	12.0%	12.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0	5.0
Year that the rate reaches the ultimate trend rate	2013	2013

A 1% change in the assumed health care cost trend would have increased (decreased) the accumulated postretirement benefit obligation at December 31, 2004 and the aggregate service and interest cost for the year then ended as follows:

(In millions)	1% Increase	1% Decrease
Accumulated postretirement benefit obligation	$35.9	$(31.0)
Aggregate service and interest cost	2.8	(2.4)

Savings Plans

Substantially all domestic employees are eligible to participate in a savings plan. The main Hourly Bargaining Plans provided for matching contributions, through April 20, 2003, (up to a maximum of 6% of the employee’s annual pay or, if less, $12,000) at the rate of 50%. We suspended the matching contributions for all participants in the main Salaried Plan effective January 1, 2003. Effective January 1, 2005, all salaried new hires in the U.S. will be eligible for a company-funded contribution into the Salaried Plan. This contribution will be 5% of their compensation up to an IRS determined compensation limit. Expenses recognized for Goodyear domestic contributions were $4.1 million, $9.8 million and $41.9 million for 2004, 2003 and 2002, respectively.

          In addition, defined contribution pension plans are available for certain foreign employees. Expenses recognized for our contributions to these plans were $13.7 million, $5.2 million and $3.8 million in 2004, 2003 and 2002, respectively. Expenses in 2004 increased from 2003 due primarily to the consolidation of SPT. Refer to Note 8.

Note 14. Income Taxes

The components of Income (Loss) before Income Taxes, adjusted for Minority Interest in Net Income (Loss) of Subsidiaries, follow:

(In millions)	2004	2003	2002
U.S.	$(328.8)	$(1,047.8)	$(426.0)
Foreign	651.5	357.5	407.0

	322.7	(690.3)	(19.0)
Minority Interest in Net Income (Loss) of Subsidiaries	57.8	32.8	55.6

	$380.5	$(657.5)	$36.6

A reconciliation of income taxes at the U.S. statutory rate to income taxes provided follows:

(In millions)	2004	2003	2002
U.S. Federal income tax at the statutory rate of 35%	$133.2	$(230.1)	$12.8
Adjustment for foreign income taxed at different rates	(12.1)	(0.3)	(18.7)
Valuation allowance for U.S. tax assets	—	—	1,217.7
U.S. loss with no tax benefit	97.6	358.9	—
State income taxes, net of Federal benefit	(1.2)	(4.2)	(4.4)
Foreign operating loss with no tax benefit provided	45.3	35.9	5.5
Settlement of prior years’ liabilities	(46.3)	(44.2)	(36.4)
Provision for repatriation of foreign earnings	(4.9)	7.7	50.2
Other	(3.7)	(6.6)	1.2

United States and Foreign Taxes on Income (Loss)	$207.9	$117.1	$1,227.9

The components of the provision (benefit) for income taxes by taxing jurisdiction follow:

(In millions)	2004	2003	2002
Current:
Federal	$(59.7)	$(49.2)	$(46.6)
Foreign income and withholding taxes	273.3	180.4	150.9
State	(1.2)	(4.2)	(7.6)

	212.4	127.0	96.7

Deferred:
Federal	(1.0)	(7.5)	1,027.2
Foreign	(3.5)	(2.4)	(14.4)
State	—	—	118.4

	(4.5)	(9.9)	1,131.2

United States and Foreign Taxes on Income (Loss)	$207.9	$117.1	$1,227.9

Temporary differences and carryforwards giving rise to deferred tax assets and liabilities at December 31 follow:

(In millions)	2004	2003
Postretirement benefits and pensions	$1,234.8	$1,163.9
Tax credit and operating loss carryforwards	457.3	448.9
Capitalized expenditures for tax reporting	258.5	324.7
Accrued expenses deductible as paid	276.7	250.7
Alternative minimum tax credit carryforwards	62.0	68.2
Vacation and sick pay	52.1	39.0
Rationalizations and other provisions	16.8	25.9
Other	105.0	51.1

	2,463.2	2,372.4
Valuation allowance	(2,072.0)	(2,041.9)

Total deferred tax assets	391.2	330.5

Tax on undistributed subsidiary earnings	(18.4)	(22.9)

Total deferred tax liabilities:
— property basis differences	(481.8)	(446.4)

Total deferred tax assets (liabilities)	$(109.0)	$(138.8)

In the fourth quarter of 2002, we recorded a non-cash charge of $1.22 billion (as restated), ($6.95 per share (as restated) in the fourth quarter or $7.29 per share (as restated) on a year-to-date basis), to establish a valuation allowance against net Federal and state deferred tax assets. In addition, a valuation allowance of $352.9 million was established against tax benefits related to our minimum pension liability adjustment that were recorded in OCI in 2002. We intend to maintain a valuation allowance until sufficient positive evidence exists to support realization of the Federal and state deferred tax assets.

          At December 31, 2004, we had $325.6 million of tax assets for net operating loss and tax credit carryforwards related to certain international subsidiaries, some of which are subject to expiration beginning in 2005. A valuation allowance totaling $287.6 million has been recorded against these and other deferred tax assets where recovery of the asset or carryforward is uncertain. In addition, we had $131.7 million of Federal and state tax assets for net operating loss and tax credit carryforwards, some of which are subject to expiration beginning in 2005. A full valuation allowance has also been recorded against these deferred tax assets as recovery is uncertain.

          We determined in 2002 that earnings of certain international subsidiaries would no longer be permanently reinvested in working capital. Accordingly, we recorded a provision of $50.2 million in 2002 for the incremental taxes incurred or to be incurred upon inclusion of such earnings in Federal taxable income. No provision for Federal income tax or foreign withholding tax on undistributed earnings of international subsidiaries of $1.70 billion is required because the amount has been or will be reinvested in properties and plants and working capital. It is not practicable to calculate the deferred taxes associated with the remittance of these investments.

          The American Job Creation Act of 2004 was signed into law in October 2004 and replaces an export incentive with a deduction from domestic manufacturing income. As we are both an exporter and a domestic manufacturer and in a U.S. tax loss position, this change should not have a material impact on our income tax provision. It also provides for a special one-time tax deduction of 85% of certain foreign earnings that are repatriated no later than 2005. We have started an evaluation of the effects of the repatriation provision. We do not anticipate that the repatriation of foreign earnings under the Act would provide an overall tax benefit to us. However, we do not expect to be able to complete this evaluation until our 2005 tax position has been more precisely determined and the U.S. Congress or the U.S. Treasury Department provide additional guidance on certain of the Act’s provisions. Any repatriation of earnings under the Act is not expected to have a material impact on our results of operations, financial position or liquidity.

          Net cash payments for income taxes were $201.3 million, $73.0 million and $125.9 million in 2004, 2003 and 2002, respectively.

Note 15. Interest Expense

Interest expense includes interest and amortization of debt discounts, less amounts capitalized as follows:

	2004	2003	2002
(In millions)			Restated
Interest expense before capitalization	$375.5	$304.3	$249.9
Capitalized interest	(6.7)	(8.0)	(7.2)

	$368.8	$296.3	$242.7

Cash payments for interest were $356.5 million, $282.5 million (as restated) and $259.7 million (as restated) in 2004, 2003 and 2002, respectively.

Note 16. Research and Development

Research and development expenditures were $378.2 million, $351.0 million (as restated) and $386.5 million (as restated) in 2004, 2003 and 2002, respectively, and were expensed as incurred.

Note 17. Advertising Costs

Advertising costs, including costs for our cooperative advertising programs with dealers and franchisees, were $383.5 million, $331.3 million and $281.4 million in 2004, 2003 and 2002, respectively.

Note 18. Business Segments

Segment information reflects our strategic business units (SBUs), which are organized to meet customer requirements and global competition.

          The Tire business is comprised of five regional SBUs. Engineered Products is managed on a global basis. Segment information is reported on the basis used for reporting to our Chairman of the Board, Chief Executive Officer and President.

          Each of the five regional tire business segments is involved in the development, manufacture, distribution and sale of tires. Certain of the tire business segments also provide related products and services, which include retreads, automotive repair services and merchandise purchased for resale.

          North American Tire provides original equipment and replacement tires for autos, motorcycles, trucks, farm, aircraft and construction applications in the United States, Canada and export markets. North American Tire also provides related products and services including tread rubber, tubes, retreaded tires, automotive repair services and merchandise purchased for resale. North American Tire information in 2004 includes T&WA, which was consolidated effective January 1, 2004 pursuant to FIN 46. Refer to Note 8. Effective January 1, 2005, we integrated our Chemical Products business segment into our North American Tire business segment. Segment information for all periods presented has been restated to reflect the integration. Chemical Products develops, manufactures and sells synthetic rubber and rubber latices, synthetic resins, and other organic chemical products for internal and external customers worldwide. Chemical Products also engages in natural rubber purchasing operations and, through 2004, plantation operations.

          The integration did not affect net income. During 2004, $818.6 million, or 53.4%, of Chemical Products’ sales and 75.2% of its segment operating income resulted from intercompany transactions. Our total segment sales no longer reflect these intercompany sales. In addition, the segment operating income previously attributable to Chemical Products’ intercompany transactions is no longer included in the total segment operating income that we report.

          European Union Tire provides original equipment and replacement tires for autos, motorcycles, trucks, farm and construction applications in Western Europe and export markets. European Union Tire also retreads truck and aircraft tires.

          Eastern Europe, Middle East and Africa Tire provides original equipment and replacement tires for autos, trucks, farm, bicycle, construction and mining applications in Eastern Europe, the Middle East, Africa and export markets.

          Latin American Tire provides original equipment and replacement tires for autos, trucks, tractors, aircraft and construction applications in Central and South America, Mexico and export markets. Latin American Tire also manufactures materials for tire retreading.

          Asia/Pacific Tire provides original equipment and replacement tires for autos, trucks, farm, aircraft and construction applications in Asia, the Pacific and export markets. Asia/Pacific Tire also retreads aircraft tires. Asia/Pacific Tire information in 2004 includes SPT, which was consolidated effective January 1, 2004 pursuant to FIN 46. Refer to Note 8.

          Engineered Products develops, manufactures and sells belts, hoses, molded products, airsprings, tank tracks and other products for original equipment and replacement transportation applications and industrial markets worldwide.

          As part of our continuing effort to divest non-core businesses, in November 2004 we entered into an agreement to sell our natural rubber plantations in Indonesia for approximately $65 million, pending government approvals. Other (Income) and Expense in 2004 included a loss of $14.5 million ($15.6 million after tax) on the write-down of these assets, due primarily to the devaluation of the Indonesian rupiah versus the U.S. dollar over the years we held the investment. At December 31, 2004, the plantations were classified as held for sale and accordingly, the assets and liabilities were reclassified on the Consolidated Balance Sheet. Assets held for sale were included in Prepaid expenses and other current assets and totaled $33.6 million. Liabilities held for sale were included in Other current liabilities and totaled $16.3 million.

The following table presents segment sales and operating income, and the reconciliation of segment operating income to Income (Loss) before Income Taxes:

	2004	2003	2002
(In millions)		Restated
Net Sales
North American Tire	$8,568.6	$7,279.2	$7,097.7
European Union Tire	4,476.2	3,921.5	3,319.4
Eastern Europe, Middle East and Africa Tire	1,279.0	1,073.4	807.1
Latin American Tire	1,245.4	1,041.0	947.7
Asia/Pacific Tire	1,312.0	581.8	531.3

Total Tires	16,881.2	13,896.9	12,703.2
Engineered Products	1,470.3	1,203.7	1,126.3

Total Segment Sales	18,351.5	15,100.6	13,829.5
Other	18.9	21.5	26.5

	$18,370.4	$15,122.1	$13,856.0

Segment Operating Income
North American Tire	$73.5	$(102.5)	$(21.5)
European Union Tire	252.7	129.8	101.1
Eastern Europe, Middle East and Africa Tire	193.8	146.6	93.2
Latin American Tire	251.2	148.6	107.6
Asia/Pacific Tire	61.1	49.9	43.7

Total Tires	832.3	372.4	324.1
Engineered Products	113.2	46.8	39.0

Total Segment Operating Income	945.5	419.2	363.1
Rationalizations and asset sales	(59.8)	(316.6)	22.5
Accelerated depreciation, asset impairment and asset write-offs	(10.4)	(132.8)	—
Interest expense	(368.8)	(296.3)	(242.7)
Foreign currency exchange	(23.4)	(40.7)	8.7
Minority interest in net (income) loss of subsidiaries	(57.8)	(32.8)	(55.6)
Financing fees and financial instruments	(116.5)	(99.4)	(48.4)
Equity in earnings (losses) of corporate affiliates	1.0	(18.3)	(15.7)
General and product liability – discontinued products	(52.7)	(138.1)	(33.8)
Expenses for fire loss deductibles	(11.7)	—	—
Professional fees associated with the restatement	(30.2)	(6.3)	—
Professional fees associated with Sarbanes-Oxley	(18.2)	(0.1)	—
Expenses for environmental remediation at non-operating sites	(11.7)	—	(8.3)
Environmental insurance settlement	156.6	—	—
Other	(19.2)	(28.1)	(8.8)

Income (Loss) before Income Taxes	$322.7	$(690.3)	$(19.0)

The following table presents segment assets at December 31:

	2004	2003
(In millions)		Restated
Assets
North American Tire	$5,692.5	$5,687.3
European Union Tire	4,264.0	4,001.9
Eastern Europe, Middle East and Africa Tire	1,315.1	1,102.7
Latin American Tire	845.6	710.0
Asia/Pacific Tire	1,153.8	669.5

Total Tires	13,271.0	12,171.4
Engineered Products	764.7	680.5

Total Segment Assets	14,035.7	12,851.9
Corporate	2,497.6	1,849.2

	$16,533.3	$14,701.1

Results of operations in the Tire and Engineered Products segments were measured based on net sales to unaffiliated customers and segment operating income. Segment operating income included transfers to other SBUs. Segment operating income was computed as follows: Net Sales less CGS (excluding accelerated depreciation charges, asset impairment charges and asset writeoffs) and SAG (including certain allocated corporate administrative expenses). Segment operating income also included equity in (earnings) losses of most unconsolidated affiliates. Equity in (earnings) loss of certain unconsolidated affiliates, including SPT (in 2003 and 2002) and Rubbernetwork.com, was not included in segment operating income. Segment operating income did not include rationalization charges (credits) and certain other items. Segment assets included those assets under the management of the SBU.

          Effective January 1, 2004, we consolidated our investment in South Pacific Tyres into Asia/Pacific Tire and our investment in Tire & Wheels Assemblies into North American Tire pursuant to the provisions of FIN 46. For 2003, results of operations of SPT and T&WA were not reported in segment results, but were reflected in our Consolidated Statement of Income using the equity method.

          The following table presents segment investments in and advances to affiliates at December 31:

	2004	2003
(In millions)		Restated
Investments in and Advances to Affiliates
North American Tire	$13.8	$57.8
European Union Tire	2.3	13.2
Eastern Europe, Middle East and Africa	3.1	2.3
Asia/Pacific Tire	15.3	11.2

Total Segment Investments in and Advances to Affiliates	34.5	84.5
Corporate	0.4	99.7

	$34.9	$184.2

          The following table presents 100% of the sales and operating income (loss) of SPT for 2003 and 2002:

(In millions)	2003	2002
Net Sales	$640.3	$523.4
Operating Income (Loss)	8.4	(0.5)

SPT operating income (loss) did not include net rationalization charges (credits) of approximately $8.7 million in 2003 and $3.2 million in 2002. SPT debt totaled $255.2 million at December 31, 2003, of which $72.0 million was payable to Goodyear. Refer to Note 23.

          The following table presents geographic information. Net sales by country were determined based on the location of the selling subsidiary. Long-lived assets consisted primarily of properties and plants, deferred charges and other miscellaneous assets. Management did not consider the net sales or long-lived assets of individual countries outside the United States to be significant to the consolidated financial statements.

	2004	2003	2002
(In millions)		Restated
Net Sales
United States	$8,477.0	$7,212.3	$7,144.3
International	9,893.4	7,909.8	6,711.7

	$18,370.4	$15,122.1	$13,856.0

Long-Lived Assets
United States	$3,046.5	$3,148.2
International	3,524.5	3,225.7

	$6,571.0	$6,373.9

     Portions of the items described in Note 3, Rationalizations, and Note 4, Other (Income) and Expense, were not charged (credited) to the SBUs for performance evaluation purposes but were attributable to the SBUs as follows:

(In millions)	2004	2003	2002
Rationalizations		Restated
North American Tire	$8.4	$191.9	$(1.9)
European Union Tire	23.1	54.3	(0.4)
Eastern Europe, Middle East and Africa Tire	3.6	(0.1)	(0.4)
Latin American Tire	(1.7)	10.0	—
Asia/Pacific Tire	—	—	(1.7)

Total Tires	33.4	256.1	(4.4)
Engineered Products	22.8	29.4	4.6

Total Segment Rationalizations	56.2	285.5	0.2
Corporate	(0.6)	6.0	5.3

	$55.6	$291.5	$5.5

Other (Income) and Expense		Restated
North American Tire	$13.2	$3.8	$4.1
European Union Tire	(6.2)	1.5	(13.7)
Eastern Europe, Middle East and Africa Tire	0.1	—	—
Latin American Tire	—	(2.0)	(13.7)
Asia/Pacific Tire	—	(2.1)	—

Total Tires	7.1	1.2	(23.3)
Engineered Products	(2.5)	6.3	(0.6)

Total Segment Other (Income) and Expense	4.6	7.5	(23.9)
Corporate	3.6	255.9	80.7

	$8.2	$263.4	$56.8

The following table presents segment capital expenditures, depreciation and amortization:

(In millions)	2004	2003	2002
Capital Expenditures
North American Tire	$171.2	$144.0	$250.5
European Union Tire	111.6	84.5	84.8
Eastern Europe, Middle East and Africa Tire	56.4	31.7	20.2
Latin American Tire	64.6	35.3	19.3
Asia/Pacific Tire	66.6	48.7	30.2

Total Tires	470.4	344.2	405.0
Engineered Products	28.1	16.8	21.3

Total Segment Capital Expenditures	498.5	361.0	426.3
Corporate	20.1	14.4	31.8

	$518.6	$375.4	$458.1

Depreciation and Amortization		Restated
North American Tire	$303.3	$313.7	$310.0
European Union Tire	129.7	120.4	119.6
Eastern Europe, Middle East and Africa Tire	45.8	44.1	44.2
Latin American Tire	24.3	19.6	23.4
Asia/Pacific Tire	51.6	30.9	29.5

Total Tires	554.7	528.7	526.7
Engineered Products	32.9	39.1	33.1

Total Segment Depreciation and Amortization	587.6	567.8	559.8
Corporate	41.1	123.8	45.5

	$628.7	$691.6	$605.3

Note 19. Accumulated Other Comprehensive Income (Loss)

The components of Accumulated Other Comprehensive Income (Loss) follow:

	2004	2003
(In millions)		Restated
Foreign currency translation adjustment	$(758.3)	$(1,011.5)
Minimum pension liability adjustment	(1,829.0)	(1,545.2)
Unrealized investment gain (loss)	17.0	3.6
Deferred derivative gain (loss)	5.8	0.3

	$(2,564.5)	$(2,552.8)

Note 20. Commitments and Contingent Liabilities

At December 31, 2004, we had binding commitments for raw materials and investments in land, buildings and equipment of $755.9 million and off-balance-sheet financial guarantees written and other commitments totaling $18.2 million.

Warranty

At December 31, 2004 and 2003, we had recorded, in Other current liabilities, $15.6 million and $12.4 million, respectively, for potential claims under warranties offered by us. Tire replacement under most of the warranties we offer is on a prorated basis. Warranty reserves are based on past claims experience, sales history and other considerations. The amount of our ultimate liability in respect of these matters may differ from these estimates.

     The following table presents changes in the warranty reserve during 2004 and 2003:

(In millions)	2004	2003
Balance at January 1	$12.4	$11.0
Payments made during the period	(20.6)	(17.0)
Expense recorded during the period	23.8	18.4

Balance at December 31	$15.6	$12.4

Environmental Matters

We had recorded liabilities totaling $39.5 million at December 31, 2004 and $32.6 million (as restated) at December 31, 2003 for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us. Of these amounts, $8.5 million and $7.5 million (as restated) were included in Other current liabilities at December 31, 2004 and December 31, 2003, respectively. The costs include:

•	legal and consulting fees,

•	site studies,

•	the design and implementation of remediation plans, and

•	post-remediation monitoring and related activities.

     These costs will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute. During 2004, we reached a settlement with certain insurance companies under which we will receive approximately $159 million in installments during 2005 and 2006 in exchange for our releasing the insurers from certain past, present and future environmental claims. A significant portion of the costs incurred by us related to these claims had been recorded in prior years.

Workers’ Compensation

We had recorded liabilities, on a discounted basis, totaling $230.7 million and $195.7 million (as restated) for anticipated costs related to workers’ compensation at December 31, 2004 and December 31, 2003, respectively. Of these amounts, $99.3 million and $112.6 million (as restated) were included in Current Liabilities as part of Compensation and benefits at December 31, 2004 and December 31, 2003, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update our loss development factors based on actuarial analyses. The increase in the liability from 2003 to 2004 was due primarily to an increase in reserves for existing claims, reflecting revised estimates of our ultimate liability in these cases, and updated actuarial assumptions related to unasserted claims. At December 31, 2004, the liability was discounted using the risk-free rate of return.

General and Product Liability and Other Litigation

We had recorded liabilities totaling $549.4 million at December 31, 2004 and $495.3 million (as restated) at December 31, 2003 for potential product liability and other tort claims, including related legal fees expected to be incurred. Of these amounts, $114.5 million and $147.4 million (as restated) were included in Other current liabilities at December 31, 2004 and 2003, respectively. The amounts recorded were estimated based on an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, recent and current trends. We had recorded insurance receivables for potential product liability and other tort claims of $116.9 million at December 31, 2004 and $210.2 million (as restated) at December 31, 2003. Of these amounts, $14.2 million and $91.5 million (as restated) were included in Current Assets as part of Accounts and notes receivable at December 31, 2004 and December 31, 2003, respectively.

Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or to asbestos in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of approximately 26,600 cases by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled $226.3 million through December 31, 2004, compared to $211.7 million (as restated) at December 31, 2003.

     A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly from period to period.

(Dollars in millions)	2004	2003	2002
Pending claims, beginning of year	118,000	99,700	64,200
New claims filed during the year	12,700	26,700	38,900
Claims settled/dismissed during the year	(3,400)	(8,400)	(3,400)

Pending claims, end of year	127,300	118,000	99,700

Payments (1)	$29.9	$29.6	$18.8

(1)	Represents amount spent by Goodyear and its insurers on asbestos litigation defense and claim resolution.

          Beginning with the preparation of our 2003 financial statements, we engaged an independent asbestos valuation firm to

•	review our existing reserves for pending claims,

•	determine whether or not we could make a reasonable estimate of the liability associated with unasserted asbestos claims, and

•	review our method of determining our receivables from probable insurance recoveries.

     Prior to the fourth quarter of 2003, our estimate for asbestos liability was based upon a review of the various characteristics of the pending claims by an experienced asbestos counsel. In addition, at that time we did not have an accrual for unasserted claims, as sufficient information was deemed to be not available to reliably estimate such an obligation prior to the fourth quarter of 2003. The valuation firm further confirmed this conclusion. The available information was deemed to be sufficient to begin reliably estimating an accrual for unasserted claims as of December 31, 2003.

     After reviewing our recent settlement history by jurisdiction, law firm, disease type and alleged date of first exposure, the valuation firm cited two primary reasons for us to refine our valuation assumptions. First, in calculating our estimated liability, the valuation firm determined that we had previously assumed that we would resolve more claims in the foreseeable future than is likely based on our historical record and nationwide trends. As a result, we now assume that a smaller percentage of pending claims will be resolved within the predictable future. Second, the valuation firm determined that it was not possible to estimate a liability for as many non-malignancy claims as we had done in the past. As a result, our current estimated liability includes fewer liabilities associated with non-malignancy claims than were included prior to December 2003.

     We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $119.3 million at December 31, 2004 and $134.7 million (as restated) at December 31, 2003. The recorded liability represents our estimated liability through 2008, which represents the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or changed circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. The portion of the liability associated with unasserted asbestos claims was $37.9 million at December 31, 2004 and $54.4 million (as restated) at December 31, 2003. At December 31, 2004, our liability with respect to asserted claims and related defense costs was $81.4 million, compared to $80.3 million (as restated) at December 31, 2003.

     We maintain primary insurance coverage under coverage-in-place agreements as well as excess liability insurance with respect to asbestos liabilities. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery.

     Prior to 2003, we did not record a receivable for expected recoveries from excess carriers in respect of asbestos related matters. We have instituted coverage actions against certain of these excess carriers. After consultation with our outside legal counsel and giving consideration to relevant factors including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts, we determined an amount we expect is probable of recovery from such carriers. Accordingly, we recorded a receivable during 2003, which represents an estimate of recovery from our excess coverage insurance carriers relating to potential asbestos related liabilities.

     The valuation firm also reviewed our method of valuing receivables recorded for probable insurance recoveries. Based upon the model employed by the valuation firm, as of December 31, 2004, (i) we had recorded a receivable related to asbestos claims of $107.8 million, compared to $121.3 million (as restated) at December 31, 2003, and (ii) we expect that approximately 90% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $9.4 million and $11.8 million (as restated) was included in Current Assets as part of Accounts and notes receivable at December 31, 2004 and 2003, respectively.

     We believe that at December 31, 2004, we had at least $260 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $107.8 million insurance receivable recorded at December 31, 2004. We also had approximately $23 million in aggregate limits for products claims as well as coverage for premise claims on a per occurrence basis and defense costs available with our primary insurance carriers through coverage-in-place agreements at December 31, 2004.

     We believe that our reserve for asbestos claims, and the insurance asset recorded in respect of these claims, reflects reasonable and probable estimates of these amounts, subject to the exclusion of claims for which it is not feasible to make reasonable estimates. The estimate of the assets and liabilities related to pending and expected future asbestos claims and insurance recoveries is subject to numerous uncertainties, including, but not limited to, changes in:

•	the litigation environment,

•	federal and state law governing the compensation of asbestos claimants,

•	our approach to defending and resolving claims, and

•	the level of payments made to claimants from other sources, including other defendants.

     As a result, with respect to both asserted and unasserted claims, it is reasonably possible that we may incur a material amount of cost in excess of the current reserve, however such amount cannot be reasonably estimated. Coverage under insurance policies is subject to varying characteristics of asbestos claims including, but not limited to, the type of claim (premise vs. product exposure), alleged date of first exposure to our products or premises and disease alleged. Depending upon the nature of these characteristics, as well as the resolution of certain legal issues, some portion of the insurance may not be accessible by us.

Heatway (Entran II). On June 4, 2004, we entered into an amended settlement agreement that was intended to address the claims arising out of a number of Federal, state and Canadian actions filed against us involving a rubber hose product, Entran II. We supplied Entran II from 1989 to 1993 to Chiles Power Supply, Inc. (d/b/a Heatway Systems), a designer and seller of hydronic radiant heating systems in the United States. Heating systems using Entran II are typically attached or embedded in either indoor flooring or outdoor pavement, and use Entran II hose as a conduit to circulate warm fluid as a source of heat. We had recorded liabilities related to Entran II claims totaling $307.2 million at December 31, 2004 and $246.1 million at December 31, 2003.

     On October 19, 2004, the amended settlement received court approval. As a result, we will make annual cash contributions to a settlement fund of $60 million, $40 million, $15 million, $15 million and $20 million in 2004, 2005, 2006, 2007 and 2008, respectively. In addition to these annual payments, we contributed approximately $170 million we had received from insurance contributions to a settlement fund pursuant to the terms of the settlement agreement. We do not expect to receive any additional insurance reimbursements for Entran II related matters. In November 2004, we made our first annual cash contribution, approximately $60 million, to the settlement fund.

     Approximately 57 sites have been opted out of the amended settlement. There are three state court actions filed against us involving approximately 17 of these sites and additional actions may be filed against us in the future. Although any liability resulting from the opt outs will not be covered by the amended settlement, we will be entitled to assert a proxy claim against the settlement fund for the payment such claimant would have been entitled to under the amended settlement.

     In addition to the sites that have been opted out of the amended settlement, any liability related to five actions in which we have received adverse judgments also will not be covered by the amended settlement. With respect to two of these matters, however, we will be entitled to assert a proxy claim against the settlement fund for amounts (if any) paid to plaintiffs in these actions. Our recorded liabilities related to these five claims totaled $48.5 million at December 31, 2004.

     The ultimate cost of disposing of Entran II claims is dependent upon a number of factors, including our ability to resolve claims not subject to the amended settlement (including the cases in which we have received adverse judgments) and whether or not claimants opting out of the amendment settlement pursue claims against us in the future.

Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and when no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.

Tax Matters

     The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. As of December 31, 2004 we had not recognized tax benefits of approximately $180 million relating to the reorganization of legal entities in 2001. Pursuant to the reorganization, our tax payments have been reduced by approximately $67 million through December 31, 2004. Should the ultimate outcome be unfavorable, we would be required to make a cash payment for all tax reductions claimed as of that date.

Guarantees

We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of our affiliates or our customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant.

Customer Financing. In the normal course of business, we will from time to time issue guarantees to financial institutions on behalf of our customers. We normally issue these guarantees in connection with the arrangement of financing by the customer. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by a customer, we would be obligated to make payment to the financial institution, and would typically have recourse to the assets of that customer. At December 31, 2004, we had guarantees outstanding under which the maximum potential amount of payments totaled $7.5 million, and which expire at various times through 2012. We cannot estimate the extent to which the customers’ assets, in the aggregate, would be adequate to recover the maximum amount of potential payments. There were no recorded liabilities associated with these guarantees on the Consolidated Balance Sheet at December 31, 2004 or 2003.

Affiliate Financing. We will from time to time issue guarantees to financial institutions on behalf of certain of our affiliates, which are accounted for using the equity method. The financing arrangements of the affiliates may be for either working capital or capital expenditures. We generally do not require collateral in connection with the issuance of these guarantees. In the event of non-payment by an affiliate, we are obligated to make payment to the financial institution, and will typically have recourse to the assets of that affiliate. At December 31, 2004, we had guarantees outstanding under which the maximum potential amount of payments totaled $9.8 million, and which expire at various times through 2007. We are unable to estimate the extent to which the affiliates’ assets would be adequate to recover the maximum amount of potential payments with that affiliate.

Employee Guarantees. We will from time to time issue guarantees to financial institutions or other companies on behalf of certain employees or associates that are relocated to international operations. At December 31, 2004, we had guarantees outstanding under which the maximum potential amount of payments totaled $0.9 million.

Indemnifications. At December 31, 2004, we were a party to various agreements under which we had assumed obligations to indemnify the counterparties from certain potential claims and losses. These agreements typically involve standard commercial activities undertaken by us in the normal course of business; the sale of our assets; the formation of joint venture businesses to which we have contributed assets in exchange for ownership interests; and other financial transactions. Indemnifications provided by us pursuant to these agreements relate to various matters including, among other things, environmental, tax and shareholder matters; intellectual property rights; government regulations and employment-related matters; and dealer, supplier and other commercial matters.

     Certain indemnifications expire from time to time, and certain other indemnifications are not subject to an expiration date. In addition, our potential liability under certain indemnifications is subject to maximum caps, while other indemnifications are not subject to caps. Although we have been subject to indemnification claims in the past, we cannot reasonably estimate the number, type and size of indemnification claims that may arise in the future. Due to these and other uncertainties associated with the indemnifications, our maximum exposure to loss under these agreements cannot be estimated.

     We have determined that there are no guarantees other than liabilities for which amounts are already recorded or reserved in our financial statements under which it is probable that we have incurred a liability.

Note 21. Preferred Stock Purchase Rights Plan

     On February 3, 2004, the Company’s Board of Directors approved an amendment to the Rights Agreement to change the final expiration date of the Rights Agreement from July 26, 2006 to June 1, 2004. As a result, the preferred stock purchase rights granted under the Rights Agreement expired at the close of business on June 1, 2004.

Note 22. Future Liquidity Requirements

At December 31, 2004, we had $1.97 billion in cash and cash equivalents, of which $1.02 billion was held in the United States and $415.6 million was in accounts of GDTE. The remaining amounts were held in our other non-U.S. operations. Our ability to move cash and cash equivalents among our various operating locations is subject to the operating needs of the operating locations as well as restrictions imposed by local laws and applicable credit facility agreements. At December 31, 2004, approximately $219.9 million of cash was held in locations where significant tax or legal impediments would make it difficult or costly to execute monetary transfers. Unused availability under our various credit agreements totaled approximately $1.12 billion at December 31, 2004. Based upon our projected operating results, we expect that cash flow from operations, together with amounts available under our primary credit facilities and other sources of liquidity, will be adequate to meet our anticipated liquidity requirements through December 31, 2005 (including working capital, debt service, pension funding and capital expenditures).

     The aggregate amount of long-term debt maturing in calendar years 2005 and 2006 is approximately $1.01 billion and $1.92 billion, respectively. Included in the amount for 2005 is $400.0 million related to our primary European credit facilities maturing on April 30, 2005 and our €400 million 6.375% Euro Notes due June 2005 (equivalent to approximately $542 million at December 31, 2004). In March 2006, $1.45 billion related to our asset-based facilities matures, and the $250 million 6 5/8% Senior Notes are due in December 2006. On February 23, 2005 we announced that we intend to refinance approximately $3.3 billion of our credit facilities. These include:

•	a $1.3 billion asset-based credit facility, due March 31, 2006,

•	a $650 million asset-based term loan, due March 31, 2006,

•	a $680 million deposit funded credit facility, due September 30, 2007, and

•	$650 million in credit facilities for our Goodyear Dunlop Tires Europe B.V. affiliate, due April 30, 2005.

We expect to replace these facilities with $3.35 billion in new five-year facilities that will be due in 2010 and include:

•	a $1.5 billion asset-based credit facility,

•	a $1.2 billion second lien term loan, and

•	the Euro equivalent of $650 million in credit facilities for Goodyear Dunlop Tires Europe B.V.

     These transactions are subject to market conditions and the execution of definitive documentation and are expected to close in April 2005. We expect to record pretax charges of approximately $40 million for the write-off of unamortized costs related to the replaced facilities, and the costs of refinancing could be significant. Failure to refinance the European credit facilities or asset-based facilities before they mature could have a material adverse affect on our liquidity. In order to ensure that our future liquidity requirements are addressed, we plan to seek additional financing in the capital markets. Because of our debt ratings, operating performance over the past few years and other factors, access to the capital markets cannot be assured.

     Our ongoing ability to access the capital markets is also dependent on the degree of success we have implementing our North American Tire turnaround strategy. Successful implementation of the turnaround strategy is also crucial to ensuring that we have sufficient cash flow from operations to meet our obligations. While we made progress in implementing the turnaround strategy in 2004, there is no assurance that our progress will continue, or that we will be able to sustain any future progress to a degree sufficient to maintain access to capital markets and meet liquidity requirements. As a result, failure to complete the turnaround strategy successfully could have a material adverse effect on our financial position, results of operations and liquidity.

     Future liquidity requirements also may make it necessary for us to incur additional debt. However, a substantial portion of our assets is already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. In addition, unless we sustain or improve our financial performance, our ability to raise unsecured debt may be limited.

     In addition to maturing debt, we are required to make contributions to our domestic defined benefit pension plans. These contributions are required under the minimum funding requirements of the Employee Retirement Income Security Act (“ERISA”). Although subject to change, we expect to be required by ERISA to make contributions to our domestic pension plans of approximately $400 million to $425 million in 2005. At the end of 2005, the current interest rate relief measures used for pension funding calculations expire. If current measures are extended, we estimate that required contributions in 2006 will be in the range of $600 million to $650 million. If new legislation is not enacted, the interest rate used for 2006 and beyond will be based upon a 30-year U.S. Treasury bond rate, as calculated and published by the U.S. government as a proxy for the rate that could be attained if 30-year Treasury bonds were currently being issued. Using an estimate of these rates would result in estimated required contributions during 2006 in the range of $725 million to $775 million. The assumptions used to develop these estimates are described in the Commitments and Contingencies in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our Form 10-K for the year ended December 31, 2004. We are not able to reasonably estimate our future required contributions beyond 2006. Nevertheless, we expect that the amount of contributions required in years beyond 2006 will be substantial. In 2005, in addition to required domestic plan contributions, we expect to contribute approximately $70 million to our funded international pension plans.

     Our postretirement benefit plans will require amounts to cover benefit payments in the future. Benefit payments are expected to be approximately $304 million in 2005, $321 million in 2006 and $274 million in 2007. These estimates are based upon the plan provisions currently in effect. Ultimate payments are expected to be $2.6 billion as calculated on December 31, 2004. The majority of these payments would be made more than five years hence. The estimated payments do not include an estimated reduction in our obligations totaling approximately $475 million to $525 million resulting from the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

     Pursuant to an agreement entered into in 2001, Ansell Ltd. (Ansell), our joint venture partner in South Pacific Tyres (SPT), has the right, during the period beginning August 2005 and ending one year later, to require Goodyear to purchase Ansell’s 50% interest in SPT. The purchase price is a formula price based on the earnings of SPT, subject to various adjustments. If Ansell does not exercise its right, we may require Ansell to sell its interest to us during the 180 days following the expiration of Ansell’s right at a price established using the same formula.

     We are subject to various legal proceedings, including those described in Note 20. In the event we wish to appeal any future adverse judgment in any proceeding, we would be required to post an appeal bond with the relevant court. If we do not have sufficient availability under our U.S. deposit-funded credit facility to issue a letter of credit to support an appeal bond, we may be required to (i) pay down borrowings under the facility in order to increase the amount available for issuing letters of credit, or (ii) deposit cash collateral in order to stay the enforcement of the judgment pending an appeal. A significant deposit of cash collateral may have a material adverse effect on our liquidity.

     A substantial portion of our borrowings is at variable rates of interest and exposes us to interest rate risk. If interest rates rise, our debt service obligations would increase. An unanticipated significant rise in interest rates could have a material adverse effect on our liquidity in future periods.

Note 23. Investments in Unconsolidated Affiliates

At December 31, 2004, we had a number of investments in entities that engaged in the manufacture, distribution and sale of tires and tire related products and services. In addition, we had an investment in a rubber purchasing consortium, Rubbernetwork.com (RNC). Effective January 1, 2004, South Pacific Tyres (SPT) and Tire & Wheels Assemblies, Inc. (T&WA) were consolidated pursuant to FIN 46. Refer to Note 8. The other investments continued to be accounted for under the equity method.

     Investments in and Advances to Affiliates at December 31, 2004 and 2003 included balances related to the affiliates in the following table, among others. Balances related to SPT and T&WA were included only at December 31, 2003.

     Our percentage ownership of the investees indicated below follows:

Investment	Ownership
Dunlop Goodyear Kabushiki Kaisha	25.0%
Nippon Goodyear Kabushiki Kaisha	25.0
RNC	27.8
AOT, Inc.	50.0
Coast Tire & Auto Service (2002) Ltd	49.0%
Fountain Tire Limited	49.0
SPT	50.0
T&WA	40.0

Investments in and advances to the unconsolidated affiliates presented above totaled $28.9 million and $167.9 million (as restated) at December 31, 2004 and 2003, respectively. Our aggregate investments in and advances to unconsolidated affiliates were $34.9 million and $184.2 million (as restated) at December 31, 2004 and 2003, respectively. The balances at December 31, 2003 included SPT and T&WA.

     Summarized financial information related to the unconsolidated affiliates in the table above is presented below.

		All
(In millions)	RNC	Other	Total
2004
Statement of Income Information:
Net sales	$13.7	$981.6	$995.3
Gross profit	0.7	235.6	236.3
Net income (loss)	(1.0)	27.8	26.8

Financial Position Information:
Current assets	7.1	357.4	364.5
Noncurrent assets	0.5	37.6	38.1
Current liabilities	3.2	283.3	286.5
Noncurrent liabilities	12.1	25.3	37.4

			All
	SPT	RNC	Other	Total
2003
Statement of Income Information:
Net sales	$640.3	$9.0	$1,302.4	$1,951.7
Gross profit (loss)	183.6	(6.5)	267.4	444.5
Net income (loss)	(19.5)	(29.7)	12.9	(36.3)

Financial Position Information:
Current assets	287.8	10.1	354.3	652.2
Noncurrent assets	194.9	0.8	111.7	307.4
Current liabilities	321.5	12.8	314.7	649.0
Noncurrent liabilities	97.6	10.5	88.9	197.0

2002
Statement of Income Information:
Net sales	$523.4	$9.0	$1,056.1	$1,588.5
Gross profit (loss)	137.2	(6.9)	208.0	338.3
Net income (loss)	(14.5)	(15.3)	6.8	(23.0)

Note 24. Consolidating Financial Information

Certain of our subsidiaries have guaranteed Goodyear’s obligations under $650 million of senior secured notes issued in March 2004. The following presents the condensed consolidating financial information separately for:

(i)	The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations,

(ii)	Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to Goodyear’s obligations under $650 million of Senior Secured Notes issued on March 12, 2004 ($450 million of 11% Senior Secured Notes due 2011 and $200 million of Senior Secured Floating Rate Notes due 2011 (the “Notes”)),

(iii)	Non-guarantor subsidiaries, on a combined basis,

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions and (b) eliminate the investments in our subsidiaries and (c) record consolidating entries, and

(v)	The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.

      Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for using the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.

      Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans, primarily due to restrictions in credit facility agreements entered into by those subsidiaries. At December 31, 2004 and 2003, approximately $221 million and $259 million, respectively, of non-guarantor net assets were restricted. There were no restrictions on the ability of the guarantor subsidiaries to remit net assets to the Parent Company at December 31, 2004 or 2003.

Consolidating Balance Sheet

	December 31, 2004
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$1,004.2	$50.2	$913.5	$—	$1,967.9
Restricted cash	137.0	—	15.4	—	152.4
Accounts and notes receivable	1,209.1	202.5	2,015.8	—	3,427.4
Accounts and notes receivable from affiliates	—	611.6	—	(611.6)	—
Inventories	1,162.4	249.6	1,434.1	(61.3)	2,784.8
Prepaid expenses and other current assets	89.6	13.9	185.7	10.0	299.2

Total Current Assets	3,602.3	1,127.8	4,564.5	(662.9)	8,631.7

Long Term Accounts and Notes Receivable	240.7	7.3	40.9	—	288.9
Investments in and Advances to Affiliates	4.2	10.0	20.7	—	34.9
Other Assets	61.9	—	16.4	—	78.3
Goodwill	—	35.2	470.4	214.7	720.3
Other Intangible Assets	100.7	41.2	61.3	(40.6)	162.6
Deferred Income Tax	—	13.9	69.5	—	83.4
Prepaid and Deferred Pension Costs	432.1	178.8	219.0	—	829.9
Deferred Charges	159.9	3.9	84.3	—	248.1
Investments in Subsidiaries	3,944.3	431.9	3,075.4	(7,451.6)	—
Properties and Plants	2,088.8	332.2	3,010.7	23.5	5,455.2

TOTAL ASSETS	$10,634.9	$2,182.2	$11,633.1	$(7,916.9)	$16,533.3

LIABILITIES
Current Liabilities:
Accounts payable — trade	$529.1	$61.5	$1,388.4	$—	$1,979.0
Accounts payable to affiliates	501.9	—	91.5	(593.4)	—
Compensation and benefits	647.8	45.8	348.4	—	1,042.0
Other current liabilities	276.6	18.0	295.7	—	590.3
United States and foreign taxes	62.7	31.6	177.0	—	271.3
Notes payable	—	—	220.6	—	220.6
Long term debt and capital leases due within one year	562.5	0.2	447.2	—	1,009.9

Total Current Liabilities	2,580.6	157.1	2,968.8	(593.4)	5,113.1

Long Term Debt and Capital Leases	4,009.8	1.5	437.8	—	4,449.1
Compensation and Benefits	3,336.3	312.4	1,415.1	—	5,063.8
Deferred Income Tax	65.8	6.7	326.8	6.5	405.8
Other Long Term Liabilities	569.6	9.2	31.7	(27.9)	582.6
Minority Equity in Subsidiaries	—	—	632.0	214.1	846.1

TOTAL LIABILITIES	10,562.1	486.9	5,812.2	(400.7)	16,460.5

Commitments and Contingent Liabilities

SHAREHOLDERS’ EQUITY (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	175.6	668.8	4,190.5	(4,859.3)	175.6
Capital Surplus	1,391.8	12.2	865.6	(877.8)	1,391.8
Retained Earnings	1,069.9	1,291.0	2,081.7	(3,372.7)	1,069.9
Accumulated Other Comprehensive Income (Loss)	(2,564.5)	(276.7)	(1,316.9)	1,593.6	(2,564.5)

TOTAL SHAREHOLDERS’ EQUITY (Deficit)	72.8	1,695.3	5,820.9	(7,516.2)	72.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (Deficit)	$10,634.9	$2,182.2	$11,633.1	$(7,916.9)	$16,533.3

Consolidating Balance Sheet

	December 31, 2003
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$584.7	$24.8	$936.8	$—	$1,546.3
Restricted cash	17.7	—	6.2	—	23.9
Accounts and notes receivable	941.3	180.7	1,494.3	—	2,616.3
Accounts and notes receivable from affiliates	—	587.6	115.3	(702.9)	—
Inventories	1,176.8	243.7	1,098.1	(50.9)	2,467.7
Prepaid expenses and other current assets	134.7	8.4	145.9	16.4	305.4

Total Current Assets	2,855.2	1,045.2	3,796.6	(737.4)	6,959.6

Long Term Accounts and Notes Receivable	271.3	7.5	39.8	(42.9)	275.7
Investments in and Advances to Affiliates	57.9	9.7	116.5	0.1	184.2
Other Assets	49.6	—	21.9	—	71.5
Goodwill	—	35.3	405.3	217.6	658.2
Other Intangible Assets	102.3	45.0	47.5	(44.4)	150.4
Deferred Income Tax	—	4.3	66.0	0.2	70.5
Prepaid and Deferred Pension Costs	506.1	153.2	210.6	—	869.9
Deferred Charges	160.4	3.7	91.2	0.6	255.9
Investments in Subsidiaries	3,644.0	428.7	3,039.7	(7,112.4)	—
Properties and Plants	2,201.7	352.1	2,622.1	29.3	5,205.2

TOTAL ASSETS	$9,848.5	$2,084.7	$10,457.2	$(7,689.3)	$14,701.1

LIABILITIES
Current Liabilities:
Accounts payable — trade	$426.4	$54.7	$1,081.9	$(0.2)	$1,562.8
Accounts payable to affiliates	679.5	—	—	(679.5)	—
Compensation and benefits	641.6	46.1	299.9	—	987.6
Other current liabilities	340.0	22.0	223.2	—	585.2
United States and foreign taxes	96.5	14.5	157.7	2.0	270.7
Notes payable	—	—	146.7	—	146.7
Long term debt and capital leases due within one year	70.2	0.1	43.2	—	113.5

Total Current Liabilities	2,254.2	137.4	1,952.6	(677.7)	3,666.5

Long Term Debt and Capital Leases	4,060.3	1.8	763.7	—	4,825.8
Compensation and Benefits	3,116.7	252.5	1,172.5	—	4,541.7
Deferred Income Tax	42.8	7.0	321.4	9.4	380.6
Other Long Term Liabilities	406.7	9.4	82.3	(33.7)	464.7
Minority Equity in Subsidiaries	—	—	686.5	167.5	854.0

TOTAL LIABILITIES	9,880.7	408.1	4,979.0	(534.5)	14,733.3

Commitments and Contingent Liabilities

SHAREHOLDERS’ EQUITY (Deficit)
Preferred Stock	—	—	—	—	—
Common Stock	175.3	668.8	3,992.7	(4,661.5)	175.3
Capital Surplus	1,390.2	12.1	904.5	(916.6)	1,390.2
Retained Earnings	955.1	1,240.5	1,964.6	(3,205.1)	955.1
Accumulated Other Comprehensive Income (Loss)	(2,552.8)	(244.8)	(1,383.6)	1,628.4	(2,552.8)

TOTAL SHAREHOLDERS’ EQUITY (Deficit)	(32.2)	1,676.6	5,478.2	(7,154.8)	(32.2)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (Deficit)	$9,848.5	$2,084.7	$10,457.2	$(7,689.3)	$14,701.1

Consolidating Statement of Income

	Year Ended December 31, 2004
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$8,746.1	$2,119.6	$14,902.3	$(7,397.6)	$18,370.4

Cost of Goods Sold	7,758.3	1,839.1	12,563.8	(7,452.0)	14,709.2
Selling, Administrative and General Expense	1,165.4	183.4	1,506.8	(22.5)	2,833.1
Rationalizations	40.6	(5.9)	20.9	—	55.6
Interest Expense	326.4	37.1	242.0	(236.7)	368.8
Other (Income) Expense	(200.9)	4.7	(93.9)	298.3	8.2
Foreign Currency Exchange	2.3	(3.3)	24.4	—	23.4
Equity in (Earnings) Loss of Affiliates	(2.0)	(0.5)	(5.9)	—	(8.4)
Minority Interest in Net Income of Subsidiaries	—	—	55.9	1.9	57.8

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(344.0)	65.0	588.3	13.4	322.7
United States and Foreign Taxes on Income	(53.3)	26.0	236.3	(1.1)	207.9
Equity in (Earnings) Loss of Subsidiaries	(405.5)	(30.3)	—	435.8	—

NET INCOME (LOSS)	$114.8	$69.3	$352.0	$(421.3)	$114.8

	Year Ended December 31, 2003
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$7,816.2	$1,950.1	$11,600.9	$(6,245.1)	$15,122.1

Cost of Goods Sold	7,225.4	1,698.0	9,879.0	(6,303.4)	12,499.0
Selling, Administrative and General Expense	1,071.4	176.2	1,140.3	(13.7)	2,374.2
Rationalizations	74.7	14.9	201.9	—	291.5
Interest Expense	252.3	35.8	181.9	(173.7)	296.3
Other (Income) Expense	(17.4)	4.6	(115.9)	392.1	263.4
Foreign Currency Exchange	14.7	4.5	21.5	—	40.7
Equity in (Earnings) Loss of Affiliates	8.2	0.9	5.4	—	14.5
Minority Interest in Net Income of Subsidiaries	—	—	32.8	—	32.8

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(813.1)	15.2	254.0	(146.4)	(690.3)
United States and Foreign Taxes on Income	(38.2)	2.1	150.9	2.3	117.1
Equity in (Earnings) Loss of Subsidiaries	32.5	(16.7)	—	(15.8)	—

NET INCOME (LOSS)	$(807.4)	$29.8	$103.1	$(132.9)	$(807.4)

	Year Ended December 31, 2002
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$7,613.1	$1,890.0	$9,382.9	$(5,030.0)	$13,856.0

Cost of Goods Sold	6,726.4	1,662.3	7,965.4	(5,047.2)	11,306.9
Selling, Administrative and General Expense	1,077.8	178.1	957.3	(10.8)	2,202.4
Rationalizations	10.4	(1.7)	(3.2)	—	5.5
Interest Expense	210.3	32.8	122.5	(122.9)	242.7
Other (Income) Expense	71.4	(0.2)	(132.2)	117.8	56.8
Foreign Currency Exchange	(1.2)	0.5	(8.0)	—	(8.7)
Equity in (Earnings) Loss of Affiliates	10.1	(0.7)	4.4	—	13.8
Minority Interest in Net Income of Subsidiaries	—	—	55.6	—	55.6

Income (Loss) before Income Taxes and Equity in (Earnings) Loss of Subsidiaries	(492.1)	18.9	421.1	33.1	(19.0)
United States and Foreign Taxes on Income	1,108.6	5.4	110.3	3.6	1,227.9
Equity in (Earnings) Loss of Subsidiaries	(353.8)	(2.6)	—	356.4	—

NET INCOME (LOSS)	$(1,246.9)	$16.1	$310.8	$(326.9)	$(1,246.9)

Condensed Consolidating Statement of Cash Flows

	Twelve Months Ended
	December 31, 2004
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:

TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	$182.8	$42.2	$811.9	$(317.1)	$719.8

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(153.2)	(11.5)	(353.3)	(0.6)	(518.6)
Asset sales	105.9	1.1	13.8	(101.5)	19.3
Asset acquisitions	(51.4)	—	(112.5)	102.1	(61.8)
Capital contributions	(9.4)	(3.2)	(31.3)	43.9	—
Capital redemptions	5.8	—	115.8	(121.6)	—
Other transactions	35.9	—	—	—	35.9

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	(66.4)	(13.6)	(367.5)	(77.7)	(525.2)

CASH FLOWS FROM FINANCING ACTIVITIES:

Short term debt incurred	43.7	—	118.8	—	162.5
Short term debt paid	—	(2.7)	(136.5)	—	(139.2)
Long term debt incurred	1,675.3	—	391.4	—	2,066.7
Long term debt paid	(1,247.0)	(0.2)	(446.7)	—	(1,693.9)
Common stock issued	1.8	—	—	—	1.8
Capital contributions	—	—	35.3	(35.3)	—
Capital redemptions	—	—	(117.1)	117.1	—
Dividends to minority interests in subsidiaries	—	—	(341.9)	313.0	(28.9)
Debt issuance costs	(51.4)	—	—	—	(51.4)
Increase in restricted cash	(119.3)	—	(9.2)	—	(128.5)

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	303.1	(2.9)	(505.9)	394.8	189.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(0.3)	38.2	—	37.9

Net Change in Cash and Cash Equivalents	419.5	25.4	(23.3)	—	421.6

Cash and Cash Equivalents at Beginning of the Period	584.7	24.8	936.8	—	1,546.3

Cash and Cash Equivalents at End of the Period	$1,004.2	$50.2	$913.5	$—	$1,967.9

Condensed Consolidating Statement of Cash Flows

	Twelve Months Ended
	December 31, 2003
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:

TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	$(721.4)	$(66.9)	$750.4	$(250.9)	$(288.8)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(158.9)	(5.3)	(204.7)	(6.5)	(375.4)
Short term securities redeemed	—	—	26.6	—	26.6
Asset sales	367.8	—	18.6	(282.0)	104.4
Asset acquisitions	(71.2)	—	(282.3)	282.3	(71.2)
Capital contributions	(30.7)	—	—	30.7	—
Capital redemptions	43.6	16.3	162.0	(221.9)	—
Other transactions	2.7	4.4	142.4	(69.9)	79.6

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	153.3	15.4	(137.4)	(267.3)	(236.0)

CASH FLOWS FROM FINANCING ACTIVITIES:

Short term debt incurred	8.3	—	314.8	—	323.1
Short term debt paid	—	(0.3)	(469.0)	0.1	(469.2)
Long term debt incurred	2,379.7	—	604.0	0.1	2,983.8
Long term debt paid	(1,510.2)	(0.1)	(101.8)	—	(1,612.1)
Common stock issued	0.2	—	—	—	0.2
Capital contributions	—	48.7	30.7	(79.4)	—
Capital redemptions	—	—	(205.4)	205.4	—
Dividends paid to minority interests in subsidiaries	—	—	(432.6)	394.0	(38.6)
Dividends paid to Goodyear shareholders	—	2.0	—	(2.0)	—
Debt issuance costs	(104.1)	—	—	—	(104.1)
Increase in restricted cash	(17.7)	—	(6.2)	—	(23.9)
Other transactions	27.9	—	—	—	27.9

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	784.1	50.3	(265.5)	518.2	1,087.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	2.4	61.8	—	64.2

Net Change in Cash and Cash Equivalents	216.0	1.2	409.3	—	626.5

Cash and Cash Equivalents at Beginning of the Period	368.7	23.6	527.5	—	919.8

Cash and Cash Equivalents at End of the Period	$584.7	$24.8	$936.8	$—	$1,546.3

Condensed Consolidating Statement of Cash Flows

	Twelve Months Ended
	December 31, 2002
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:

TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	$(172.7)	$56.4	$868.4	$(66.1)	$686.0

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(247.1)	(19.2)	(171.8)	(20.0)	(458.1)
Short term securities acquired	—	—	(64.7)	—	(64.7)
Short term securities redeemed	—	—	38.5	—	38.5
Asset sales	104.4	—	57.9	(106.7)	55.6
Asset acquisitions	(15.9)	—	(142.7)	103.8	(54.8)
Capital contributions	(43.1)	(27.3)	(38.4)	108.8	—
Capital redemptions	280.4	—	36.0	(316.4)	—
Other transactions	(30.4)	(0.3)	(45.0)	18.9	(56.8)

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	48.3	(46.8)	(330.2)	(211.6)	(540.3)

CASH FLOWS FROM FINANCING ACTIVITIES:

Short term debt incurred	—	—	84.1	—	84.1
Short term debt paid	(3.6)	—	(83.9)	—	(87.5)
Long term debt incurred	0.5	—	37.9	—	38.4
Long term debt paid	(45.8)	(0.1)	(79.3)	—	(125.2)
Common stock issued	18.7	—	—	—	18.7
Capital contributions	—	3.0	113.9	(116.9)	—
Capital redemptions	—	—	(272.8)	272.8	—
Dividends paid to minority interest in subsidiaries	—	—	(138.0)	121.8	(16.2)
Dividends paid to Goodyear shareholders	(79.8)	—	—	—	(79.8)

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	(110.0)	2.9	(338.1)	277.7	(167.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	(0.2)	(13.5)	—	(13.7)

Net Change in Cash and Cash Equivalents	(234.4)	12.3	186.6	—	(35.5)

Cash and Cash Equivalents at Beginning of the Period	603.1	11.3	340.9	—	955.3

Cash and Cash Equivalents at End of the Period	$368.7	$23.6	$527.5	$—	$919.8

Note 25. Subsequent Events

On February 28, 2005, we announced that we had entered into an agreement to sell the assets of our North American farm tire business to Titan International, Inc., for approximately $100 million, pending government, regulatory and union approvals. In connection with the transaction, we expect to record approximately $35 to 65 million of non-cash pension and retiree medical costs in the quarter in which the transaction closes. Additional charges also may be incurred in connection with the closing of the transaction. The assets to be sold include inventories and our manufacturing plant, property and equipment in Freeport, Illinois.

     Effective January 1, 2005, we integrated our Chemical Products business segment into our North American Tire business segment. The integration did not affect net income. Segment information for all periods presented has been restated. During 2004, $818.6 million, or 53.4%, of Chemical Products’ sales and 75.2% of its segment operating income resulted from intercompany transactions. Our total segment sales no longer reflect these intercompany sales. In addition, the segment operating income previously attributable to Chemical Products’ intercompany transactions is no longer included in the total segment operating income that we report.

     On January 21, 2005, final regulations were issued under the Medicare Prescription Drug, Improvement and Modernization Act. Based on the clarifications provided in the final regulations, our net periodic postretirement cost is expected to be lower by approximately $50 million in 2005, and the accumulated postretirement benefit obligation is expected to be reduced by approximately $475 million to $525 million during 2005. Refer to Note 13.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
Supplementary Data
(Unaudited)
Quarterly Data and Market Price Information

	Quarter

	Restated

(In millions, except per share amounts)	First	Second	Third	Fourth	Year

2004
Net Sales	$4,301.9	$4,519.4	$4,714.2	$4,834.9	$18,370.4
Gross Profit	825.1	927.6	946.9	961.6	3,661.2
Net Income (Loss)	$(78.1)	$29.8	$38.5	$124.6	$114.8

Net Income (Loss) Per Share — Basic	$(0.45)	$0.17	$0.22	$0.71	$0.65

— Diluted	$(0.45)	$0.17	$0.20	$0.62	$0.63

Average Shares Outstanding — Basic	175.3	175.3	175.4	175.5	175.4
— Diluted	175.3	176.8	206.9	207.8	192.3
Price Range of Common Stock:* High	$11.97	$10.45	$12.00	$15.01	$15.01
Low	7.06	7.66	8.70	9.15	7.06
Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,164.4	$15,000.4	$15,777.5	$16,533.3
Total Debt	5,401.4	5,316.8	5,660.5	5,679.6
Shareholders’ Equity (Deficit)	(144.2)	(167.3)	(47.8)	72.8

	Quarter As Originally Reported

	First	Second	Third
(In millions, except per share amounts)	(A)	(B)	(C)

2004
Net Sales	$4,290.9	$4,508.9	$4,713.7
Gross Profit	825.2	926.1	947.1
Net Income (Loss)	$(76.9)	$25.1	$36.5

Net Income (Loss) Per Share — Basic	$(0.44)	$0.14	$0.21

— Diluted	$(0.44)	$0.14	$0.21

Average Shares Outstanding — Basic	175.3	175.3	175.4
— Diluted	175.3	176.8	177.9
Price Range of Common Stock:* High	$11.97	$10.45	$12.00
Low	7.06	7.66	9.09
Selected Balance Sheet Items at Quarter-End:
Total Assets	$15,421.3	$15,261.8	$15,675.0
Total Debt	5,341.4	5,257.1	5,603.8
Shareholders’ Equity (Deficit)	(121.5)	(147.5)	(38.4)

(A)	As reported in 2004 Form 10-Q filed on June 18, 2004.

(B)	As reported in 2004 Form 10-Q filed on August 5, 2004.

(C)	As reported in 2004 Form 10-Q filed on November 9, 2004.

*	New York Stock Exchange — Composite Transactions

Effect of restatement adjustments on Goodyear’s previously issued financial statements

	(Unaudited)

Increase (decrease) in Income (loss)	2004 Quarter Ended

(In millions, except per share amounts)	March 31	June 30	September 30	Total

Net income (loss) as originally reported(A)	$(76.9)	$25.1	$36.5	$(15.3)
Adjustments (pretax):
SPT	1.2	(1.2)	0.6	0.6
General and Product Liability	(1.5)	4.1	(0.4)	2.2
Account Reconciliations	0.2	1.1	1.2	2.5

Total adjustments (pretax)	(0.1)	4.0	1.4	5.3
Tax effect of restatement adjustments	(0.5)	1.4	(0.4)	0.5
Tax adjustments	(0.6)	(0.7)	1.0	(0.3)

Total taxes	(1.1)	0.7	0.6	0.2

Total net adjustments	(1.2)	4.7	2.0	5.5

Net income (loss) as restated	$(78.1)	$29.8	$38.5	$(9.8)

Per Share of Common Stock:
Net income (loss) — Basic as originally reported	$(0.44)	$0.14	$0.21

Effect of net adjustments	(0.01)	0.03	0.01

Net income (loss) — Basic as restated	$(0.45)	$0.17	$0.22

Net income (loss) — Diluted as originally reported	$(0.44)	$0.14	$0.21
Effect of net adjustments	(0.01)	0.03	0.01
Effect of Convertible Senior Notes	—	—	(0.02)

Net income (loss) — Diluted as restated	$(0.45)	$0.17	$0.20

(A)	As reported in 2004 Forms 10-Q filed on June 18, August 5 and November 9, 2004, respectively.
Net income per share — diluted as restated in the third and fourth quarters of 2004 reflected the dilutive impact of the assumed conversion of our $350 million Convertible Senior Notes into shares of our Common Stock. The Notes were issued on July 2, 2004. Net income per share — diluted in 2004 included a pro forma earnings adjustment representing avoided after-tax interest expense of $3.5 million in each of the third and fourth quarters. Average shares outstanding — diluted included 29.1 million shares in each of the third and fourth quarters, and 14.5 million shares in the full year, resulting from the assumed conversion. Refer to Note 12.
      The first quarter of 2004 included net after-tax gains of $2.1 million from asset sales and net favorable tax adjustments of $1.9 million. The first quarter also included net after-tax charges of $20.5 million for rationalizations, $11.6 million for insurance fire loss deductibles, $9.2 million for general and product liability-discontinued products and $4.1 million for accelerated depreciation.
      The second quarter of 2004 included net favorable tax adjustments of $4.9 million and net after-tax gains $1.1 million from asset sales. The second quarter also included net after-tax charges of $8.5 million for rationalizations, $8.1 million for general and product liability-discontinued products and $0.5 million for accelerated depreciation.
      The third quarter of 2004 included net favorable tax adjustments of $43.6 million and net after-tax gains of $1.1 million from asset sales. The third quarter also included net after-tax charges of $30.3 million for rationalizations, $8.1 million for general and product liability-discontinued products and $1.9 million for accelerated depreciation.

      The fourth quarter of 2004 included net favorable tax adjustments of $9.7 million and net after-tax gains of $156.6 million from an environmental insurance settlement, $19.3 million from a favorable lawsuit settlement with certain suppliers and $7.3 million from net reversals of rationalization charges. The fourth quarter also included net after-tax charges of $27.4 million for general and product liability-discontinued products, $11.8 million from asset sales (including a loss on the write-down of the assets of our natural rubber plantations in Indonesia) and $2.9 million for accelerated depreciation.
Quarterly Data and Market Price Information

	Quarter

	Restated

(In millions, except per share amounts)	First	Second	Third	Fourth	Year

2003
Net Sales	$3,546.5	$3,754.1	$3,906.7	$3,914.8	$15,122.1
Gross Profit	583.4	712.5	711.1	616.1	2,623.1
Net Loss	$(200.5)	$(59.6)	$(120.3)	$(427.0)	$(807.4)

Net Loss Per Share — Basic	$(1.14)	$(0.34)	$(0.69)	$(2.44)	$(4.61)

— Diluted	$(1.14)	$(0.34)	$(0.69)	$(2.44)	$(4.61)

Average Shares Outstanding — Basic	175.3	175.3	175.3	175.3	175.3
— Diluted	175.3	175.3	175.3	175.3	175.3
Price Range of Common Stock:* High	$7.33	$7.35	$8.19	$7.94	$8.19
Low	3.35	4.55	4.49	5.55	3.35
Selected Balance Sheet Items at Quarter-End:
Total Assets	$13,227.8	$14,639.0	$14,586.0	$14,701.1
Total Debt	3,830.1	5,026.1	4,944.8	5,086.0
Shareholders’ Equity (Deficit)	90.1	171.8	63.5	(32.2)

	Quarter

	As Previously Reported (A)

(In millions, except per share amounts)	First	Second	Third	Fourth	Year

2003
Net Sales	$3,545.8	$3,753.3	$3,906.1	$3,913.8	$15,119.0
Gross Profit	583.0	714.5	711.7	614.5	2,623.7
Net Income (Loss)	$(196.5)	$(53.0)	$(118.2)	$(434.4)	$(802.1)

Net Income (Loss) Per Share — Basic	$(1.12)	$(0.30)	$(0.67)	$(2.49)	$(4.58)

— Diluted	$(1.12)	$(0.30)	$(0.67)	$(2.49)	$(4.58)

Average Shares Outstanding — Basic	175.3	175.3	175.3	175.3	175.3
— Diluted	175.3	175.3	175.3	175.3	175.3
Price Range of Common Stock:* High	$7.33	$7.35	$8.19	$7.94	$8.19
Low	3.35	4.55	4.49	5.55	3.35
Selected Balance Sheet Items at Quarter-End:
Total Assets	$13,246.5	$14,636.0	$14,575.9	$15,005.5
Total Debt	3,829.1	5,025.1	4,943.8	5,077.4
Shareholders’ Equity (Deficit)	126.1	207.9	96.0	(13.1)

(A)	As reported in 2004 Form 10-K filed on May 19, 2004.

*	New York Stock Exchange — Composite Transactions

Quarterly Data and Market Price Information

	Quarter As Originally Reported

(In millions, except per share amounts)	First (A)	Second (B)	Third (C)

2003
Net Sales	$3,545.5	$3,758.2	$3,906.0
Gross Profit	621.1	707.2	719.4
Net Loss	$(163.3)	$(73.6)	$(105.9)

Net Loss Per Share — Basic	$(0.93)	$(0.42)	$(0.60)

— Diluted	$(0.93)	$(0.42)	$(0.60)

Average Shares Outstanding — Basic	175.3	175.3	175.3
— Diluted	175.3	175.3	175.3
Price Range of Common Stock:* High	$7.33	$7.35	$8.19
Low	3.35	4.55	4.49
Selected Balance Sheet Items at Quarter-End:
Total Assets	$13,367.9	$14,740.7	$14,597.6
Total Debt	3,826.7	5,022.7	4,941.5
Shareholders’ Equity	562.0	611.2	429.3

(A)	As reported in 2003 Form 10-Q filed on April 30, 2003.

(B)	As reported in 2003 Form 10-Q filed on July 30, 2003.

(C)	As reported in 2003 Form 10-Q filed on November 19, 2003.

*	New York Stock Exchange — Composite Transactions

Effect of restatement adjustments on Goodyear’s previously issued 2003 quarterly financial statements
Increase (decrease) in Income (loss)

	Quarter Ended

(In millions, except per share amounts)	March 31	June 30	September 30	December 31		Total

Net loss as originally reported(A)	$(163.3)	$(73.6)	$(105.9)	$(434.4	)(B)	$(777.2)
Adjustments (pretax):
Accounting Irregularities	(1.6)	(2.9)	4.9	—		0.4
Account Reconciliations	(27.7)	20.9	(10.5)	—		(17.3)
Out-of-Period	0.7	(0.2)	0.4	—		0.9
Discount Rate Adjustments	(4.3)	(4.4)	(4.3)	—		(13.0)
Chemical Products	2.4	(0.7)	(1.1)	—		0.6

Total adjustments (pretax)	(30.5)	12.7	(10.6)	—		(28.4)
Tax effect of restatement adjustments	(2.7)	3.7	(1.7)	—		(0.7)
Tax adjustments	—	4.2	—	—		4.2

Total taxes	(2.7)	7.9	(1.7)	—		3.5

Total net adjustments	(33.2)	20.6	(12.3)	—		(24.9)

Net loss as previously reported(B)	$(196.5)	$(53.0)	$(118.2)	$(434.4)		$(802.1)

SPT	(0.4)	(2.0)	(0.4)	0.5		(2.3)
General and Product Liability	—	—	—	7.3		7.3
Account Reconciliations	(2.9)	(2.0)	(1.0)	0.5		(5.4)

Total adjustments (pretax)	(3.3)	(4.0)	(1.4)	8.3		(0.4)
Tax effect of restatement adjustments	(0.1)	0.4	(0.1)	(0.3)		(0.1)
Tax adjustments	(0.6)	(3.0)	(0.6)	(0.6)		(4.8)

Total taxes	(0.7)	(2.6)	(0.7)	(0.9)		(4.9)

Total net adjustments	(4.0)	(6.6)	(2.1)	7.4		(5.3)

Net loss as restated	$(200.5)	$(59.6)	$(120.3)	$(427.0)		$(807.4)

Per Share of Common Stock:
Net loss — Basic as originally reported(A)	$(0.93)	$(0.42)	$(0.60)	$(2.49	)(B)	$(4.44)
Effect of net adjustments	(0.19)	0.12	(0.07)	—		(0.14)

Net loss — Basic as previously reported(B)	$(1.12)	$(0.30)	$(0.67)	$(2.49)		$(4.58)
Effect of net adjustments	(0.02)	(0.04)	(0.02)	0.05		(0.03)

Net loss — Basic as restated	$(1.14)	$(0.34)	$(0.69)	$(2.44)		$(4.61)

Net loss — Diluted as originally reported(A)	$(0.93)	$(0.42)	$(0.60)	$(2.49	)(B)	$(4.44)
Effect of net adjustments	(0.19)	0.12	(0.07)	—		(0.14)

Net loss — Diluted as previously reported(B)	$(1.12)	$(0.30)	$(0.67)	$(2.49)		$(4.58)
Effect of net adjustments	(0.02)	(0.04)	(0.02)	0.05		(0.03)

Net loss — Diluted as restated	$(1.14)	$(0.34)	$(0.69)	$(2.44)		$(4.61)

(A)	As reported in 2003 Forms 10-Q filed on April 30, July 30 and November 19, 2003, respectively.

(B)	As reported in 2003 Form 10-K filed on May 19, 2004.
The first quarter of 2003 included net after-tax charges of $57.9 million for rationalizations, $19.1 million for general and product liability-discontinued products and $7.5 million for accelerated depreciation. The first quarter also included net favorable tax adjustments of $1.2 million and a net after-tax gain of $0.2 million from asset sales.

      The second quarter of 2003 (as previously reported) included net charges for restatement adjustments totaling $25.6 million before tax ($31.3 million after tax). These adjustments related primarily to Interplant, Engineered Products and Tax adjustments, and have been restated to prior periods. Several factors relating to Goodyear’s enterprise resource planning systems implementation resulted in Engineered Products’ inability to locate or recreate account reconciliations for prior periods in the amount of $19.0 million before tax ($18.6 million after tax). As a result, Engineered Products was unable to allocate the amount to applicable periods and accordingly, recorded this adjustment in the first quarter of 2003.
      The second quarter of 2003 included net favorable tax adjustments of $12.8 million and a net after-tax gain of $9.1 million resulting from general and product liability-discontinued products. The second quarter also included net after-tax charges of $13.0 million for rationalizations, $6.4 million from asset sales and $0.5 million for accelerated depreciation.
      The third quarter of 2003 included net after-tax charges of $62.5 million for general and product liability-discontinued products, $46.3 million for rationalizations (including $1.5 million at SPT), $5.9 million from asset sales and $0.5 million for accelerated depreciation. The third quarter also included net favorable tax adjustments of $35.8 million.
      The fourth quarter of 2003 included net after-tax charges of $154.2 million for rationalizations (including $1.1 million at SPT), $122.9 million for accelerated depreciation, asset write-offs and impairments, $63.6 million (as restated) for general and product liability-discontinued products, $9.5 million related to a labor litigation judgment against Goodyear in Europe and $4.2 million (as restated) from asset sales. The fourth quarter also included net unfavorable tax adjustments of $0.2 million.

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENT OF INCOME

	Year Ended December 31,

		Restated

(In millions, except per share amounts)	2004	2003	2002

Net Sales	$8,746.1	$7,816.2	$7,613.1
Cost of Goods Sold	7,758.3	7,225.4	6,726.4
Selling, Administrative and General Expense	1,165.4	1,071.4	1,077.8
Rationalizations	40.6	74.7	10.4
Interest Expense	326.4	252.3	210.3
Other (Income) and Expense	(200.9)	(17.4)	71.4
Foreign Currency Exchange	2.3	14.7	(1.2)
Equity in (Earnings) Losses of Affiliates	(2.0)	8.2	10.1

Loss before Income Taxes and Equity in (Earnings) Losses of Subsidiaries	(344.0)	(813.1)	(492.1)
United States and Foreign Taxes on Income (Loss)	(53.3)	(38.2)	1,108.6
Equity in (Earnings) Losses of Subsidiaries	(405.5)	32.5	(353.8)

Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)

Net Income (Loss) Per Share — Basic	$0.65	$(4.61)	$(7.47)

Average Shares Outstanding	175.4	175.3	167.0
Net Income (Loss) Per Share — Diluted	$0.63	$(4.61)	$(7.47)

Average Shares Outstanding	192.3	175.3	167.0
The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY BALANCE SHEET

	December 31,

		Restated
	2004	2003
(In millions)
Assets
Current Assets:
Cash and cash equivalents	$1,004.2	$584.7
Restricted cash	137.0	17.7
Accounts and notes receivable, less allowance — $32.0 ($36.8 in 2003)	1,209.1	941.3
Inventories:
Raw materials	220.8	187.5
Work in process	64.2	47.8
Finished products	877.4	941.5

	1,162.4	1,176.8
Prepaid expenses and other current assets	89.6	134.7

Total Current Assets	3,602.3	2,855.2
Long Term Accounts and Notes Receivable	240.7	271.3
Investments in and Advances to Affiliates	4.2	57.9
Other Assets	61.9	49.6
Intangible Assets	100.7	102.3
Prepaid and Deferred Pension Costs	432.1	506.1
Deferred Charges	159.9	160.4
Investments in Subsidiaries	3,944.3	3,644.0
Properties and Plants, less accumulated depreciation — $4,445.6 ($4,311.0 in 2003)	2,088.8	2,201.7

Total Assets	$10,634.9	$9,848.5

Liabilities
Current Liabilities:
Accounts payable-trade	$529.1	$426.4
Intercompany current accounts	501.9	679.5
Compensation and benefits	647.8	641.6
Other current liabilities	276.6	340.0
United States and foreign taxes	62.7	96.5
Long term debt and capital leases due within one year	562.5	70.2

Total Current Liabilities	2,580.6	2,254.2
Long Term Debt and Capital Leases	4,009.8	4,060.3
Compensation and Benefits	3,336.3	3,116.7
Deferred and Other Noncurrent Income Taxes	65.8	42.8
Other Long Term Liabilities	569.6	406.7

Total Liabilities	10,562.1	9,880.7
Commitments and Contingent Liabilities
Shareholders’ Equity (Deficit)
Preferred Stock, no par value: Authorized, 50.0 shares, unissued	—	—
Common Stock, no par value:
Authorized, 300.0 shares; Outstanding shares, 175.6 (175.3 in 2003)	175.6	175.3
Capital Surplus	1,391.8	1,390.2
Retained Earnings	1,069.9	955.1
Accumulated Other Comprehensive Income (Loss)	(2,564.5)	(2,552.8)

Total Shareholders’ Equity (Deficit)	72.8	(32.2)

Total Liabilities and Shareholders’ Equity	$10,634.9	$9,848.5

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

					Accumulated
					Other
	Common Stock				Comprehensive	Total
			Capital	Retained	Income	Shareholders’
	Shares	Amount	Surplus	Earnings	(Loss)	Equity
(Dollars in millions, except per share)
Balance at December 31, 2001 as originally restated(A)	163,165,698	$163.2	$1,245.4	$3,089.3	$(1,870.1)	$2,627.8
(after deducting 32,512,970 treasury shares)
Effect of restatement on periods ending on or before December 31, 2001				(0.1)	(30.9)	(31.0)

Balance at December 31, 2001 (as restated)	163,165,698	163.2	1,245.4	3,089.2	(1,901.0)	2,596.8
Comprehensive income (loss):
Net loss				(1,246.9)
Foreign currency translation (net of tax benefit of $0)					74.4
Minimum pension liability (net of tax of $42.4)					(1,283.6)
Unrealized investment gain (net of tax of $0)					7.3
Deferred derivative gain (net of tax of $0)					60.6
Reclassification adjustment for amounts recognized in income (net of tax of $0)					(64.5)
Total comprehensive loss						(2,452.7)
Cash dividends — $0.48 per share				(79.8)		(79.8)
Common stock issued from treasury:
Domestic pension funding	11,300,000	11.3	126.6			137.9
Common stock issued for acquisitions	693,740	0.7	15.2			15.9
Stock compensation plans	147,995	0.1	2.9			3.0

Balance at December 31, 2002 (as restated)	175,307,433	175.3	1,390.1	1,762.5	(3,106.8)	221.1
(after deducting 20,371,235 treasury shares)
Comprehensive income (loss):
Net loss				(807.4)
Foreign currency translation (net of tax benefit of $0)					393.7
Minimum pension liability (net of tax of $2.2)					128.3
Unrealized investment gain (net of tax of $0)					4.1
Reclassification adjustment for amounts recognized in income (net of tax of $8.7)					8.8
Deferred derivative gain (net of tax of $0)					46.3
Reclassification adjustment for amounts recognized in income (net of tax of $1.9)					(27.2)
Total comprehensive loss						(253.4)
Common stock issued from treasury:
Stock compensation plans	18,996		0.1			0.1

Balance at December 31, 2003 (as restated)	175,326,429	175.3	1,390.2	955.1	(2,552.8)	(32.2)
(after deducting 20,352,239 treasury shares)
Comprehensive income (loss):
Net income				114.8
Foreign currency translation (net of tax benefit of $0)					253.2
Minimum pension liability (net of tax of $34.2)					(283.8)
Unrealized investment gain (net of tax of $0)					13.4
Deferred derivative gain (net of tax of $0)					29.6
Reclassification adjustment for amounts recognized in income (net of tax of $(3.5))					(24.1)
Total comprehensive income						103.1
Common stock issued from treasury:
Stock compensation plans	293,210	0.3	1.6			1.9

Balance at December 31, 2004	175,619,639	$175.6	$1,391.8	$1,069.9	$(2,564.5)	$72.8

(after deducting 20,059,029 treasury shares)
(A) As reported in Form 10-K filed on May 19, 2004.
The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
PARENT COMPANY STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002
(Dollars in millions)
Cash Flows from Operating Activities:
Net Income (Loss)	$114.8	$(807.4)	$(1,246.9)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	291.1	372.2	289.0
Amortization of debt issue costs	86.1	44.3	17.9
Deferred tax provision	(7.6)	(1.7)	1,160.7
Rationalizations	31.4	29.2	2.4
Asset sales	(30.4)	(104.5)	68.5
Insurance settlement gain	(156.6)	—	—
Minority interest and equity earnings	(6.1)	(3.2)	9.5
Net cash flows from sale of accounts receivable	—	(826.2)	55.9
Pension contributions	(124.9)	(26.8)	(150.6)
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(171.7)	10.0	(73.6)
Inventories	14.4	27.6	13.8
Accounts payable-trade	59.0	(12.0)	24.1
Prepaid expenses and other current assets	73.5	208.8	(129.9)
Deferred charges	(34.2)	2.1	(23.1)
Long term compensation and benefits	344.5	(106.3)	903.2
Accumulated other comprehensive income — deferred pension gain (loss)	(283.9)	191.0	(1,265.9)
Other long term liabilities	151.5	216.6	(82.9)
Other assets and liabilities	(168.1)	64.9	255.2

Total adjustments	68.0	86.0	1,074.2

Total cash flows from operating activities	182.8	(721.4)	(172.7)
Cash Flows from Investing Activities:
Capital expenditures	(153.2)	(158.9)	(247.1)
Asset dispositions	105.9	367.8	104.4
Asset acquisitions	(51.4)	(71.2)	(15.9)
Capital contributions to subsidiaries	(9.4)	(30.7)	(43.1)
Capital redemptions from subsidiaries	5.8	43.6	280.4
Other transactions	35.9	2.7	(30.4)

Total cash flows from investing activities	(66.4)	153.3	48.3
Cash Flows from Financing Activities:
Short term debt incurred	43.7	8.3	—
Short term debt paid	—	—	(3.6)
Long term debt incurred	1,675.3	2,379.7	0.5
Long term debt paid	(1,247.0)	(1,510.2)	(45.8)
Common stock issued	1.8	0.2	18.7
Debt issuance costs	(51.4)	(104.1)	—
Increase in restricted cash	(119.3)	(17.7)	—
Dividends paid to Goodyear shareholders	—	—	(79.8)
Other transactions	—	27.9	—

Total cash flows from financing activities	303.1	784.1	(110.0)

Net Change in Cash and Cash Equivalents	419.5	216.0	(234.4)
Cash and Cash Equivalents at Beginning of the Period	584.7	368.7	603.1

Cash and Cash Equivalents at End of the Period	$1,004.2	$584.7	$368.7

The accompanying notes are an integral part of these financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS
ACCOUNTING POLICIES
The Parent Company follows the same accounting policies as described in the consolidated financial statements, except that it uses the equity method of accounting for its ownership interests in other subsidiaries.
LONG TERM DEBT AND FINANCING ARRANGEMENTS
At December 31, 2004, the Parent Company was a party to various long-term financing facilities. Under the terms of these facilities, the Parent Company pledged a significant portion of its assets as collateral. The collateral included the capital stock of certain subsidiaries, first-priority security interests in certain property, plant and equipment and other tangible and intangible assets, and second-priority security interests in accounts receivable, inventory and cash. In addition, the facilities contain certain covenants that, among other things, limit the Parent Company’s ability to secure additional indebtedness, make investments, and sell assets beyond specified limits. The facilities prohibit the Parent Company from paying dividends on its common stock and limit the amount of capital expenditures the Parent Company, together with its consolidated subsidiaries, may make. The facilities also contain certain financial covenants including the maintenance of a minimum consolidated net worth, a ratio of consolidated EBITDA to consolidated interest expense, and a ratio of consolidated senior secured indebtedness to consolidated EBITDA (as such terms are defined in the respective facility agreements). Repayment of the facilities is required with a defined percentage of the proceeds from certain asset sales and debt or equity issuances. For further information, refer to the Note to the Consolidated Financial Statements No. 11, Financing Arrangements and Derivative Financial Instruments.
      The annual aggregate maturities of long-term debt and capital leases for the five years subsequent to 2004 are presented below. Maturities of debt supported by the availability of revolving credit agreements have been reported on the basis that the commitments to lend under these agreements will be terminated effective at the end of their current terms.

	2005	2006	2007	2008	2009
(In millions)
Debt incurred under or supported by revolving credit agreements	$—	$—	$—	$—	$—
Other	0.6	1,812.0	0.3	0.1	—

	$0.6	$1,812.0	$0.3	$0.1	$—

COMMITMENTS AND CONTINGENT LIABILITIES
At December 31, 2004, the Parent Company had off-balance-sheet financial guarantees written and other commitments totaling $9.8 million.
      At December 31, 2004, the Parent Company had recorded costs related to a wide variety of contingencies. These contingencies included, among other things, environmental matters, workers’ compensation, general and product liability and other matters. For further information, refer to the Note to the Consolidated Financial Statements No. 20, Commitments and Contingent Liabilities.
DIVIDENDS
The Parent Company used the equity method of accounting for investments in consolidated subsidiaries during 2004, 2003 and 2002.
      The following table presents dividends received during 2004, 2003 and 2002:

	2004	2003	2002
(In millions)
Consolidated subsidiaries	$155.1	$219.0	$113.1
50% or less-owned persons	0.5	2.5	1.8

	$155.6	$221.5	$114.9

THE GOODYEAR TIRE & RUBBER COMPANY
NOTES TO PARENT COMPANY FINANCIAL STATEMENTS — Continued
Dividends received from consolidated subsidiaries included stock dividends of $14.7 million, $152.1 million and $31.9 million in 2004, 2003 and 2002, respectively.
SUPPLEMENTAL CASH FLOW INFORMATION
The Parent Company made cash payments for interest in 2004, 2003 and 2002 of $308.1 million, $234.8 million and $221.2 million, respectively. The Parent Company made net cash payments (receipts) for income taxes in 2004, 2003 and 2002 of $(10.0) million, $(43.9) million and $16.7 million, respectively.
INTERCOMPANY TRANSACTIONS
The following amounts included in the Parent Company Statement of Income have been eliminated in the preparation of the consolidated financial statements:

	2004	2003	2002
(In millions)
Sales	$1,506.2	$1,307.3	$1,255.1
Cost of goods sold	1,501.4	1,304.1	1,251.8
Interest expense	15.2	10.6	5.2
Other (income) and expense	(386.3)	(440.8)	(190.0)

Loss before income taxes	$375.9	$433.4	$188.1

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Year Ended December 31,

		Additions
(In millions)	Balance						Translation
	at	Charged	Charged	Acquired	Deductions		adjustment	Balance
	beginning	(credited)	(credited)	by	from		during	at end of
Description	of period	to income	to OCI	purchase	reserves		period	period

2004

Allowance for doubtful accounts	$128.9	$50.1	$—	$—	$(42.0	)(a)	$7.4	$144.4
Valuation allowance – deferred tax assets	2,041.9	(41.1)	57.3	—	—		13.9	2,072.0

2003

Allowance for doubtful accounts	$102.1	$55.1	$—	$—	$(39.9	)(a)	$11.6	$128.9
Valuation allowance – deferred tax assets	1,811.7	307.9	(66.6)	—	(11.1)		—	2,041.9

2002

Allowance for doubtful accounts	$88.1	$39.1	$—	$—	$(29.1	)(a)	$4.0	$102.1
Valuation allowance – deferred tax assets	258.4	1,245.1	352.9	—	(44.7)		—	1,811.7

Note:(a) Accounts and notes receivable charged off.